                                                                    EXHIBIT 10.3

                                                                  CONFORMED COPY



                           SENIOR FACILITY AGREEMENT

                                    between

              IFCO INTERNATIONAL FOOD CONTAINER ORGANISATION GmbH
                                  as Borrower

                                      and

                         IFCO EUROPE BETEILIGUNGS-GmbH
                                as IFCO Europe

                               BARCLAYS CAPITAL
                     DG BANK DEUTSCHE GENOSSENSCHAFTSBANK
                                      and
                          BHF BANK AKTIENGESELLSCHAFT
                              as Joint Arrangers

                               BARCLAYS BANK PLC
                          BHF BANK AKTIENGESELLSCHAFT
                     DG BANK DEUTSCHE GENOSSENSCHAFTSBANK
                               CREDITANSTALT AG
                DEUTSCHE BANK AKTIENGESELLSCHAFT, Munich Branch
                  NORDDEUTSCHE HYPOTHEKEN-UND WECHSELBANK AG
                                      and
                         OLDENBURGISCHE LANDESBANK AG
                                as Co-Arrangers

                          BHF BANK AKTIENGESELLSCHAFT
                         as Agent and Security Trustee


                                Clifford Chance

                                   CONTENTS


Clause                                                                  Page No.

                                    Part 1

                                INTERPRETATION
1.   Interpretation.....................................................    1

                                    Part 2

                                THE FACILITIES

2.   The Facilities.....................................................   26
3.   Purpose............................................................   26
4.   Conditions Precedent...............................................   26
5.   Nature of Banks' Rights and Obligations............................   26

                                    Part 3

                         UTILISATION OF THE FACILITIES

6.   Utilisation of the Term Facility...................................   28
7.   Utilisation of the Revolving Facility..............................   29
8.   Bank Guarantees....................................................   30
9.   Indemnity Relating to Bank Guarantees Issued by the Fronting Bank..   32
10.  Indemnity Relating to Bank Guarantees issued by the Agent on behalf
     of the Revolving Banks.............................................   36
11.  Guarantee Commission and Fees......................................   36

                                    Part 4

                                   INTEREST

12.  Interest Periods (Term Advances)...................................   38
13.  Interest Rate and Payment..........................................   39
14.  Market Disruption (Term Advances)..................................   40
15.  Market Disruption (Cash Advances)..................................   41

                                    Part 5

                    REPAYMENT, PREPAYMENT AND CANCELLATION

16.  Repayment of Term Loan and Cash Advances...........................   43
17.  Prepayment.........................................................   43
18.  Reductions in Revolving Commitments................................   45
19.  Cancellation.......................................................   46

                                    Part 6

                           CHANGES IN CIRCUMSTANCES

20.  Taxes..............................................................   47
21.  Tax Credits........................................................   48
22.  Tax Receipts.......................................................   48
23.  Increased Costs....................................................   48
24.  Illegality.........................................................   50
25.  Mitigation.........................................................   51

                                    Part 7

               REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

26.  Representations....................................................   52
27.  Financial Information..............................................   56
28.  Financial Condition................................................   60
29.  Covenants..........................................................   70
30.  Events of Default..................................................   78

                                    Part 8

                        DEFAULT INTEREST AND INDEMNITY

31.   Default Interest and Indemnity....................................   83

                                    Part 9

                                   PAYMENTS

32.  Currency of Account and Payment....................................   85
33.  Payments...........................................................   85
34.  Set-Off............................................................   86
35.  Redistribution of Payments.........................................   86

                                    Part 10

                            FEES, COSTS AND EXPENSES

36.  Fees......................................................  88
37.  Costs and Expenses........................................  88

                                    Part 11

                               AGENCY PROVISIONS

38.  The Agent, the Arrangers and the Banks....................  90

                                    Part 12

                           ASSIGNMENTS AND TRANSFERS

39.  Benefit of Agreement......................................  95
40.  Assignments and Transfers by the Borrower.................  95
41.  Assignments and Transfers by Banks........................  95
42.  Disclosure and Syndication................................  96

                                    Part 13

                                 MISCELLANEOUS

43.  Calculations and Evidence of Debt.........................  98
44.  Remedies, Waivers, Amendments and Consents................  98
45.  Partial Invalidity........................................  99
46.  Notices................................................... 100
47.  European Monetary Union................................... 100
48.  Intercreditor and Security Trust Agreement
     Acknowledgements and Undertakings......................... 101

                                    Part 14

                             LAW AND JURISDICTION

49.  Law....................................................... 103
50.  Jurisdiction.............................................. 103

THE FIRST SCHEDULE
      The Banks and their Commitments................................................  104

THE SECOND SCHEDULE
      Form of Transfer Certificate...................................................  105

THE THIRD SCHEDULE
      Conditions Precedent...........................................................  108

THE FOURTH SCHEDULE
      Notice of Drawdown of Term Advances/Revolving Advances/Bank
           Guarantees................................................................  113

THE FIFTH SCHEDULE
      Terms of Indemnity in relation to Bank Guarantees..............................  114

THE SIXTH SCHEDULE
      PART I
      Form of Bank Guarantee to be issued by the Fronting Bank.......................  117
      PART II
      Bank Guarantee to be issued by the Agent on behalf of the Banks................  118

THE SEVENTH SCHEDULE
      Group Structure Chart..........................................................  121

THE EIGHTH SCHEDULE
      Existing Indebtedness..........................................................  122

THE NINTH SCHEDULE
      Material Intellectual Property.................................................  123

THIS AGREEMENT is made the 20 day of February 1998

BETWEEN

(1) IFCO INTERNATIONAL FOOD CONTAINER ORGANISATION GmbH as borrower (the "Borrower");

(2)  IFCO EUROPE BETEILIGUNGS-GmbH ("IFCO Europe");

(3) BARCLAYS CAPITAL, DG BANK DEUTSCHE GENOSSENSCHAFTSBANK and BHF BANK AKTIENGESELLSCHAFT as joint arrangers of the Facilities (the "Joint Arrangers");

(4) BARCLAYS BANK PLC, BHF BANK AKTIENGESELLSCHAFT, DG BANK DEUTSCHE GENOSSENSCHAFTSBANK, CREDITANSTALT AG, DEUTSCHE BANK AKTIENGESELLSCHAFT, Munich Branch, NORDDEUTSCHE HYPOTHEKEN-UND WECHSELBANK AG and OLDENBURGISCHE LANDESBANK AG as co-arrangers (together with the Joint Arrangers, the "Arrangers");

(5) BHF BANK AKTIENGESELLSCHAFT as security trustee for the Beneficiaries (the "Security Trustee");

(5)  BHF BANK AKTIENGESELLSCHAFT as agent for the Banks (the "Agent");

(6) THE FINANCIAL INSTITUTIONS named in Part I of the First Schedule (the "Term Banks"); and

(7) THE FINANCIAL INSTITUTIONS named in Part II of the First Schedule (the "Revolving Banks").

NOW IT IS HEREBY AGREED as follows:

                                    Part 1

                                INTERPRETATION

1.   Interpretation

1.1  In this Agreement:

"Accountant's Report" means the report of C&L Deutsche Revision dated 10 October 1997 with a reliance letter in favour of the Security Trustee as security trustee for the Beneficiaries from time to time;

"Accounting Principles" means accounting principles generally accepted in the Relevant Jurisdiction in effect from time to time and consistently applied Provided that, in respect of any consolidated financial statements of the Group, "Accounting Principles" means accounting principles generally accepted in Germany from time to time and consistently applied;

"Accounting Reference Period" means, in respect of any Group Entity, the financial year or other period in respect of which the audited accounts of such Group Entity are drawn up;

"Adjusted EBITDA" shall have the meaning ascribed to it in Clause 28.5;

"Advance" means, save as otherwise provided herein, an advance made or to be made by the Banks hereunder;

"Apollo" means Apollo Verwaltungsgesellschaft mbH & Co.;

"Applicable Fronting Bank Rate" means in relation to a Bank Guarantee:

(i) where the original duration of such Bank Guarantee is equal to or less than one year, nought point two per cent. (0.2%) per annum;

(ii) where the original duration of such Bank Guarantee is greater than one year but less than four years, nought point two five per cent. (0.25%) per annum; and

(iii) where the original duration of such Bank Guarantee is equal to or greater than four years, nought point three per cent. (0.3%) per annum.

"Auditors" means any of Coopers & Lybrand, Price Waterhouse, Arthur Andersen, KPMG, Ernst & Young or such other firm of auditors of international repute approved in writing by the Agent (such approval not to be unreasonably withheld or delayed) and being the auditors for the time being of all Group Entities;

"Authorised Signatory" in relation to either the Borrower or IFCO Europe and any communication to be made, or any document to be executed or certified, by it, means, at any time, any person:

      (i) who is duly authorised at such time, in such manner as may be reasonably acceptable to the Agent, to make such communication, or to execute or certify such document on its behalf; and

      (ii) in respect of whom the Agent has received a certificate signed by a director or other authorised officer of it, or by another of its Authorised Signatories, setting out the name and, where such person is authorised to execute or certify documents, signature of such person and confirming such person's authority to act as aforesaid;

"Available Revolving Facility" means, at any time, the aggregate from time to time of the Revolving Available Commitments of the Revolving Banks at such time, adjusted for the purposes of Clauses 7.1(iv), 7.1(v) and 7.1(vi) and a proposed Revolving Advance only, so as to take into account any reduction in the Revolving Commitment of a Revolving Bank which will occur prior to the commencement of or during the Term relating to such proposed Revolving

Advance consequent upon a cancellation of the whole or any part of the relevant Revolving Commitment of such Revolving Bank pursuant to the terms hereof;

"Available Term Facility" means, at any time, the aggregate amount of the Term Available Commitments of the Term Banks at such time;

"Banks" means the Term Banks, the Fronting Bank, the Revolving Banks and the Hedging Counterparty and "Bank" means any of them (and, for the avoidance of doubt, defining any person as a "Bank" does not imply that such person is a bank for regulatory purposes);

"Bank Guarantee" means a bank guarantee (Garantie or Burgschaft) issued or to be issued by the Agent on behalf of the Revolving Banks or by the Fronting Bank pursuant to the terms and subject to the conditions hereof substantially in the relevant form set out in the Sixth Schedule or in such other form as may be requested by the Borrower and which is acceptable to the Fronting Bank (where applicable), the Revolving Banks and the Agent;

"Bardusch" means Helmut Bardusch GmbH & Co.;

"Bardusch Loan" means a loan from Bardusch to the Borrower dated 30 September 1997 in an amount of DM3,438,028.60;

"Beneficiaries" means the Agent, the Arrangers, the Banks, each Hedge Counterparty and the Security Trustee, and "Beneficiary" means any of them;

"Budget" means the consolidated budget of the Group for a financial year delivered by the Borrower to the Agent pursuant to Clause 27.2;

"Business" means the business carried on by the Group at the date hereof;

"Business Plan" means the medium term profit and loss forecast for the Group provided to the Banks in relation to the proposed Facilities and the financial model initialled by the Agent and the Borrower and designated by the Agent and the Borrower as "the Business Plan";

"Capital Expenditure" shall have the meaning ascribed thereto in Clause 28.5;

"Cash Advance" means a Revolving Advance made by way of cash advance (as from time to time reduced by payment or prepayment);

"Cash Flow" shall have the meaning ascribed thereto in Clause 28.5;

"Commission Payment Date" means each date upon which guarantee commission is payable pursuant to the terms of Clause 11.3;

"Commitment" means, in relation to any Bank, the aggregate amount of such Bank's Term Commitment and such Bank's Revolving Commitment;

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the standard form from time to time of the LMA or in such other form as may be agreed between the Borrower and the Agent;

"Contribution Contract" means the contribution contract dated 4 November/5 November 1997 between Schoeller Packaging Systems GmbH and IFCO Europe as set out in the Seventh Schedule to the Investment Agreement;

"Current Assets" shall have the meaning ascribed thereto in Clause 28.5;

"Dangerous Substance" means any radioactive emissions and any solid, liquid or gaseous matter which is dangerous or toxic to living things or which damages the environment;

"Disclosure Letter" means the letter from the Borrower to the Agent dated the date hereof in the agreed form;

"Drawdown Date" means, in relation to any Advance, the proposed date for the making of such Advance or, in relation to any Bank Guarantee, the proposed date for the issue of such Bank Guarantee;

"Duly Authorised Officer" means, in relation to any certification to be given by or on behalf of either the Borrower or IFCO Europe, its Authorised Signatory whose office and identity has been notified to the Agent where the Agent is reasonably satisfied that such person is the appropriate person to give such certification;

"EBITA" shall have the meaning ascribed thereto in Clause 28.5;

"EBITDA" shall have the meaning ascribed thereto in Clause 28.5;

"Encumbrance" includes any mortgage, charge, pledge, lien, hypothecation or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements (other than those entered into in the ordinary course of trading and liens and retention of title rights created by operation of law or standard business terms), sale and leaseback, sale and purchase or deferred purchase arrangements and the discounting or factoring of receivables on recourse terms) having a similar effect or any other arrangement having substantially the same economic effect as any of the foregoing;

"Environmental Approvals" means any permit, approval, identification number, consent, licence or other authorisation required under any applicable Environmental Laws;

"Environmental Claims" means any and all actions, suits, demands, demand letters, claims, notices, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Approval (hereafter "Claims"), including without limitation (a) any and all Claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising from alleged injury or threat to health, safety or the environment;

"Environmental Laws" means all laws and regulations compliance with which is mandatory for any Group Entity in any jurisdiction, relating to waste or contamination or pollution of air, water (including ground water and underground water) or soil;

"Environmental Report" means the report of Environmental Resources Management dated September 1997 with a reliance letter in favour of the Agent as agent for the Beneficiaries from time to time;

"Event of Default" means any of those events specified in Clause 30.1;

"Excess Cash Flow" means, in respect of any Accounting Reference Period of the Group ending on and after 31 December 1998, EBITDA for such Accounting Reference Period adjusted as follows:

     (i)     deducting taxes paid during the relevant Accounting Reference
             Period;

     (ii) deducting increases (or adding decreases) in Working Capital over the relevant Accounting Reference Period;

     (iii)   deducting Capital Expenditure;

     (iv)    deducting Total Debt Service;

     (v) deducting the actual cash effect of extraordinary charges and adding the actual cash effect of extraordinary income under the Accounting Principles during the relevant Account Reference Period;

     (vi) deducting the actual cash effect of currency losses and adding the actual cash effect of currency gains during the relevant Accounting Reference Period;

     (vii) adding the actual cash effect of disposals (deducting any profit element and/or adding any loss made on) of any asset made during the relevant Accounting Reference Period permitted hereunder;

     (viii) plus any net increase or minus any net decrease in the capital element of any Permitted External Leasing entered into during such Accounting Reference Period;

     (ix) less the sum of (a) DM5,000,000 after deducting (b) the amount of any taxes which are payable by any member of the Group in respect of the Investment and in respect of any potential tax liabilities identified in the Tax Report and which are not indemnified by SPS pursuant to the Investment Agreement,

     (without any double counting) each as determined by reference to the relevant audited consolidated financial statements of the Group delivered pursuant to the provisions of Clause 27.1;

"Existing Crates" means crates which are in existence at the date hereof and which are the subject of the Leasing Facilities or which are manufactured after the date hereof but for the sole purpose of replacing broken crates which are in existence at the date hereof and which are the subject of Leasing Facilities and which are otherwise dealt with in accordance with the terms of the Facility Documents;

"Existing Indebtedness" means the Pool Indebtedness, the SPS Shareholder Loan, the Bardusch Loan, the Hannover Finanz Loan, the Schroder Loan and the indebtedness under the Leasing Facilities;

"External Finance Lease" means any Finance Lease where the lessor is not a member of the Group;

"Facilities" means the Term Facility, the Tranche A Revolving Facility and the Tranche B Revolving Facility and "Facility" shall mean any one of them;

"Facility Documents" means this Agreement, the Intercreditor Agreement, each Bank Guarantee the Senior Security Documents, the Security Trust Agreement, the Hedging Agreements, the fee letters referred to in Clauses 36.2 and 36.3, any documents evidencing the terms of any other agreement or document that may be entered into or executed pursuant to or in connection with any of the foregoing by the Borrower or IFCO Europe or any of them or entered into by any person creating or evidencing security for the obligations of the Borrower hereunder whether by way of personal covenant, charge, security interest, mortgage, pledge, or otherwise or regulating the priorities of such security, and any other agreement or document designated in writing as a "Facility Document" by the Borrower and the Agent;

"Facility Office" means, in relation to the Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select;

"FIBOR" means, in relation to any Advance or unpaid sum and any specified period, the rate per annum determined by the Agent to be equal to either:

(i) the offered rate appearing on the relevant page (being currently page "22000") of the Telerate screen which displays interest rates for the currency in which such Advance or unpaid sum is denominated (or, if such page or such service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying interest rates for such currency as the Agent, after consultation with the Banks and the Borrower, shall select) and for such specified period at or about 11.00 a.m. on the Quotation Date for such specified period; or

(ii) if the Agent is unable to access the Telerate Screen or if no such display rate is then available for such currency or such specified period and, at such time, the Agent has not selected any alternative service as contemplated in (i) above, the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the Frankfurt Interbank Market deposits in the currency in which such Advance or unpaid sum is denominated and for such specified period at or about
     11.00 a.m. on the Quotation Date for such specified period, and, for the purposes of this definition, "specified period" means the Interest Period or Term for such Advance or, as the case may be, the relevant period in respect of which FIBOR falls to be determined in relation to such unpaid sum;

"Final Maturity Date" means 30 September 2004 provided that if such day is not a business day the Final Maturity Date shall be the immediately preceding business day;

"Finance Lease" means a contract between a lessor and a lessee for lease or hire of a specific asset in respect of the financing of crates and/or plant and equipment;

"Financial Indebtedness" means in relation to any Group Entity at any time any indebtedness incurred in respect of:

     (i) the principal amount, and the capitalised element (if any), of money borrowed or raised and debit balances at banks and premiums if any and capitalised interest in respect thereof;

     (ii) the principal and premiums (if any) and capitalised interest in respect of any debenture, bond, note, loan stock or similar instrument;

     (iii) liabilities (including pursuant to counter-indemnities and reimbursement obligations) in respect of any letter of credit, standby letter of credit securing Financial Indebtedness arising under this definition, acceptance credit, bill discounting or note purchase facility and any receivables purchase, factoring or discounting arrangements (to the extent that such arrangement is with recourse to any Group Entity);

     (iv)   the capital value of any Finance Lease;

     (v) the deferred purchase price of assets or services (except any such arrangement entered into in the ordinary course of trading and having a term not exceeding 180 days from the date on which the liability was originally incurred);

     (vi) liabilities in respect of any foreign exchange agreement (other than foreign exchange agreements for spot delivery), currency or interest purchase or swap or other derivative transactions or similar arrangements (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time);

     (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital in respect of transactions which have the commercial effect of borrowing or which otherwise finance its or the Group's operations or capital requirements;

     (viii) any other transactions having the commercial effect of borrowing entered into by such Group Entity; and

     (ix) all Financial Indebtedness of other persons of the kinds referred to in paragraphs (i) to (viii) above guaranteed or indemnified directly or indirectly in any manner by such Group Entity, or having the commercial effect of being guaranteed or indemnified directly or indirectly by such Group Entity;

"Financial Quarter" shall have the meaning ascribed thereto in Clause 28.5;

"Financial Statements" shall be deemed to be a reference to the most recent audited consolidated financial statements of the Group delivered pursuant to paragraph (i) of Clause 27.1;

"Flotation" means the listing of any shares on any stock exchange or the grant of permission to deal in any such shares on any recognised exchange;

"Fronting Bank" means BHF Bank Aktiengesellschaft or such alternative Bank as may have agreed in writing with the Borrower and the Agent to issue any Bank Guarantee in accordance with the provisions of this Agreement;

"GBL" means GISO Verwaltungsgesellschaft mbH & Co. Behalterleasing KG;

"GE" means General Electric Erste Beteiligungs GmbH, a wholly owned subsidiary of General Electric Capital Corporation;

"Group" means the Borrower and its subsidiaries from time to time;

"Group Entity" means any member of the Group;

"Growth Capital Expenditure" shall have the meaning ascribed thereto in Clause 28.5;

"Hannover Finanz Loan" means a loan from Hannover Finanz to the Borrower dated 7 November 1995 in an amount of DM5,000,000;

"Hedge Counterparty" means any Bank which is a party to an outstanding Hedging Agreement with the Borrower from time to time;

"Hedging Agreements" means any agreements entered into from time to time by the Borrower with a Bank in relation to Permitted Treasury Transactions entered into as described in the Hedging Strategy Letter;

"Hedging Strategy Letter" means the letter addressed to the Agent from the Borrower setting out the approved and agreed hedging strategy in agreed terms (to include interest rate hedging as well as foreign exchange rate hedging);

"Information Memorandum" means the document concerning the Group and the Investment dated October 1997 prepared by the Borrower in relation to this transaction and distributed by the Arrangers to certain banks or financial institutions during October and November 1997 as the same may be updated from time to time with the agreement of the Borrower and further circulated to certain banks or financial institutions after the date hereof;

"Insurance Report" means the report regarding the insurances of each Group Entity prepared by Burmester, Duncker & Joly insurance brokers to the Borrower and addressed to the Agent on behalf of the Beneficiaries dated 14 January 1998 (as the same may be updated on or about the date hereof);

"Instructing Group" means:

     (a) whilst no Advances or Bank Guarantees are outstanding hereunder, a Bank or group of Banks whose aggregate Commitments, calculated on the date on which the Agent seeks instructions from the Banks, amount (or, if each Bank's Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than sixty six and two thirds per cent. (66%) of the aggregate of the Total Commitments;

     (b) whilst at least one Advance or Bank Guarantee is outstanding hereunder, a Bank or group of Banks to whom in aggregate more than sixty six and two thirds per cent. (66%) of the Outstandings is owed;

"Intellectual Property" means the Material Intellectual Property interests together with any renewals or redesignations thereof and all other material intellectual property now or in the future owned by any member of the Group;

"Intercreditor Agreement" means the intercreditor agreement entered into on or before the date on which the first Advance is made hereunder between, inter alia the Agent, the Security Trustee, the Hedge Counterparties, the Banks, the Senior Subordinated Agent and the Senior Subordinated Lenders;

"Interest Period" means, in relation to the Term Advances, any of the periods determined pursuant to Clauses 12.1 to 12.4 (inclusive);

"Investa" means Investa Projektentwicklungs-und Verwaltungs GmbH;

"Investment" means the investment of DM45,000,000 by way of equity in IFCO Europe by GE in accordance with the Investment Agreement and the Contribution Contract;

"Investment Agreement" means the investment agreement (including all schedules thereto) dated 21/22 August 1997 and amended by amendment agreements dated 15 October 1997 and 4/5 November 1997 between Christoph Schoeller, Schoeller Packaging Systems GmbH, Andrea Schoeller, Martin Alexander Schoeller, Schoeller KG, Schoeller Plast Industries GmbH, General Electric Erste Beteiligungs GmbH and GE Capital Corporation;

"IT Schedule" means a schedule setting out the planned timetable for the installation of an information technology system within the Group;

"Leasing Facilities" means the leasing facilities provided pursuant to agreements dated 1 October 1995, 5 November 1996, 17 December 1996, 8 August 1997 and 30 September 1997 relating to a maximum aggregate amount of 4,980,770 crates between the Borrower and Bardusch and the leasing facility provided pursuant to an agreement dated 1 October 1994 between Investa and the Borrower relating to a maximum amount of 1,005,369 crates;

"Legal Due Diligence Report" means the legal due diligence report in relation to the Investment prepared by Feddersen Laule Scherzberg & Ohle Hansen Ewerwahn dated 17 October 1997 addressed to or with a reliance letter in favour of the Agent for and on behalf of the Beneficiaries from time to time;

"Legal Opinions" means the opinions in the agreed form referred to in part F of the Third Schedule and delivered on or before the date on which the first Advance is made hereunder;

"Liabilities" shall have the meaning ascribed thereto in Clause 28.5;

"LMA" means the Loan Market Association;

"Margin" means one point seven five per cent. (1.75%) per annum or such lesser rate per annum as may be in effect from time to time in accordance with Clause 13.5;

"Market Report" means the report of LEK dated 5 September 1997 with a reliance letter in favour of the Agent as agent for the Beneficiaries from time to time;

"Material Adverse Effect" shall mean a material adverse effect on the business, operations, liabilities, assets or condition (financial or otherwise) of any Material Group Entity or on the ability of either of the Borrower or IFCO Europe to perform its obligations under any of the Facility Documents;

"Material Group Entity" means the Borrower, IFCO Europe, GBL or any Group
Entity:

     (a) having (when consolidated with the earnings before interest and tax or turnover or gross assets of its subsidiaries) more than five per cent. (5%) of the earnings before interest and tax or turnover or gross assets of the Group all as determined by reference to the most latest audited consolidated accounts of such Group Entity and the Group Provided that:

          (1) in the case of a Group Entity acquired after the end of the financial period to which the latest relevant audited accounts relate, the reference to the latest audited accounts for the purposes of the calculation above shall, until audited accounts for the financial period in which the acquisition is made are published, be deemed to be a reference to such first-mentioned accounts as if such subsidiary had been shown in such accounts by reference to its own latest audited accounts, adjusted as deemed appropriate by the Auditors; and

          (2) if, in the case of any subsidiary which itself has subsidiaries, no consolidated accounts are prepared and audited, its earnings before interest and tax or, as the case may be, gross assets shall be determined on the basis of pro forma consolidated accounts of the relevant subsidiary and its subsidiaries prepared for this purpose by the Auditors or the auditors for the time being of the relevant subsidiary; or

     (b) not falling within paragraph (a) above but which, as a result of any intra-group transfer or re-organisation would, adopting either test referred to in paragraph (a) above and as if the accounts referred to in such paragraph had been drawn up immediately following such transfer or reorganisation, be a Material Group Entity Provided that such subsidiary shall only become a Material Group Entity upon the completion of such transfer or reorganisation, and a report by the Auditors that in their opinion a subsidiary is or is not, or was or was not, at any particular time or during any particular period a Material Group Entity shall, in the absence of manifest error, be conclusive and binding on all parties hereto;

"Material Intellectual Property" means the intellectual property specified in the Ninth Schedule and any other Intellectual Property which is material to the Group's business;

"Material Leasing Agreements" means each of the Leasing Facilities and the leasing agreements between the Borrower and GBL dated 1 January 1995, 31 December 1995, 31 October 1996, 1 January 1997, 1 July 1997 and 1 October 1997, for an aggregate amount of 41,166,662 crates and any other leasing agreement or contract entered into by the Borrower or any other Group Entity where the duration of such agreement or contract is in excess of twelve months and the capital amount of such leasing facility is in excess of DM1,000,000;

"MTS" means MTS Okologistik Verwaltungs GmbH;

"Net Disposal Proceeds" means the gross total proceeds of disposals, leases or transfers of the right to receive any revenues or of any assets (including marketable securities) of any Group Entity (other than disposals which constitute Permitted Leasing or Permitted Factoring) which (when aggregated with the proceeds of all other such disposals, leases or transfers by Group Entities) exceed DM1,500,000 (or its equivalent) in any financial year of the Group less:

     (i)    out of pocket expenses properly incurred;

     (ii) sales of stock and other disposals in the ordinary course of business;

     (iii) the unpaid principal balance on the date of such disposal, lease or transfer of any Permitted Indebtedness secured by a Permitted Encumbrance on the asset disposed of, leased or transferred which must be repaid by the seller on such disposal (together with any premiums, interests or fees required to be paid in connection therewith);

     (iv)   any sale taxes paid or payable by the seller due to such sale; and

     (v) any income, capital gains or other taxes incurred and required to be paid by the seller in connection with such disposal, lease or transfer as reasonably determined in good faith by the seller on the basis of the existing average tax rates applicable to the gain (if any) and after taking into account all available credits, deductions and allowances;

"Net Worth" shall have the meaning ascribed thereto in Clause 28.5;

"New Crates" means any crates not owned by any member of the Group at the date hereof and which have not been used by the Borrower or any other member of the Group for trading purposes;

"Non-Group Entity" means any person which is not a member of the Group;

"Notice of Drawdown" means a duly completed notice substantially in the form set out in Part I of the Fourth Schedule;

"Original Financial Statements" means the audited consolidated financial statements of the Group for its financial year ending 31 December 1996;

"Outstandings" means, at any time, the aggregate of:

     (i)   the amounts of each outstanding Revolving Advance; and

     (ii) the amounts of each outstanding Bank Guarantee (a Bank's share of the Outstandings in respect of a Bank Guarantee being the amount thereof allocated to such Bank pursuant to the provisions of Clause 8 as reduced pursuant to the terms hereof); and

     (iii) the amount of the Term Loans at such time;

"Patent" means the Patent relating to a plastic container, especially a vegetable container with hinged sides (registered at the European Patent Office under number EP93902215 and with the World Intellectual Property Organisation under number PCT/EP93/00091);

"Permitted Crate Disposals" means any disposal of New Crates made for the purposes of sale and leaseback arrangements forming part of any Permitted Leasing transaction;

"Permitted Disposals" means in any financial year disposals of assets not being Material Intellectual Property which are:

     (i)    disposals by a Group Entity in its ordinary course of trade;

     (ii) disposals of assets and/or revenues for cash by a Group Entity where the value of the aggregate net consideration received in respect of all such disposals by Group Entities does not exceed DM2,500,000 or its equivalent in any one financial year; or

     (iii) disposals which are Permitted Transactions, Permitted Crate Disposals or made pursuant to Permitted Factoring;

"Permitted Encumbrances" means:

     (i) Encumbrances arising hereunder or under any of the Senior Subordinated Security Documents or Senior Security Documents;

     (ii) any Encumbrance which the Agent, acting on the instructions of an Instructing Group, has at any time in writing agreed shall be a Permitted Encumbrance, provided that the amount secured thereby is not increased in amount or extended in terms of repayment date;

     (iii) up to the date falling six months after the date hereof only, any Encumbrance securing up to a maximum of 3,300,000 Existing Crates created pursuant to the agreement dated 4 July/12 July 1996 between the Borrower and Rewe-Zentral AG, Koln, Cologne;

     (iv) liens arising by operation of law in the ordinary course of business and not by reason of default and liens and retention rights created pursuant to standard business terms (and not by reason of default);

     (v) any Encumbrance created in relation to the netting of Group bank account balances;

     (vi) any retention of title to goods supplied to the relevant Group Entity where such retention is agreed in the ordinary course of its trading activities;

     (vii) any Encumbrance constituted by a Finance Lease, hire purchase or conditional sale agreement, where the Financial Indebtedness arising under such arrangement constitutes Permitted Indebtedness; or

     (viii) any Encumbrance arising under condition 14 of the general business conditions of German banks with whom any Group Entity maintains a banking relationship in the ordinary course of business;

"Permitted Expenditure" means, in respect of any financial year of the Group,
(i) capital expenditure made in accordance with the Business Plan; (ii) capital expenditure financed by way of lease financing falling within paragraph (vi) of the definition of Permitted Indebtedness (to the extent not already included in (i) above) and (iii) other capital expenditure in a maximum aggregate amount equal to 50% of the Excess Cash Flow for the previous financial year (or its equivalent) (or such greater figure as may be agreed to in writing by an Instructing Group);

"Permitted External Leasing" means any leasing of crates under External Finance Leases where the aggregate Financial Indebtedness created thereunder falls within the provisions of sub-paragraph (vi) of the definition of Permitted Indebtedness and where the number of Existing Crates leased thereunder does not exceed (when aggregated with the number of Existing Crates leased under all such other leasing transactions) 6,000,000;

"Permitted Factoring" means the non-recourse factoring arrangements between the Borrower and DG Diskontbank GmbH as the same are in existence at the date hereof or any other factoring arrangement made by the Borrower with any Bank provided that the aggregate amount permitted to be outstanding at any relevant time under all such factoring arrangements does not exceed DM80,000,000 or its equivalent and in respect of which the Borrower has granted an assignment (in form and substance satisfactory to the Agent) to the Security Trustee of all of the Borrower's rights under such factoring agreement;

"Permitted Indebtedness" means:

     (i)     any Financial Indebtedness arising under the Facility Documents;

     (ii) any Financial Indebtedness arising in respect of Senior Subordinated Debt;

     (iii) any Financial Indebtedness arising under Permitted Treasury Transactions;

     (iv)    any Financial Indebtedness arising in respect of Permitted
             Factoring;

     (v)     any Financial Indebtedness supported by a Bank Guarantee;

     (vi) any Financial Indebtedness arising under or in respect of any External Finance Lease where the amount of such Financial Indebtedness when aggregated with the Financial Indebtedness under or in respect of any other External Finance Lease does not exceed (subject to the provisions of Clause 18.2), (a) at any time on or before 1 January 1999, DM60,000,000 (or its equivalent) or (b) at any time after 1 January 1999, DM75,000,000 (or its equivalent);

     (vii) any Financial Indebtedness arising under or pursuant to Permitted Internal Leasing;

     (viii)  any Financial Indebtedness arising under any Permitted Loans; and

     (ix) any Financial Indebtedness secured by a Permitted Encumbrance referred to in paragraph (ii) of the definition thereof;

"Permitted Internal Leasing" means any leasing of crates under a Finance Lease where the Lessor is GBL and the Lessee thereunder is the Borrower and where the terms of such leasing are substantially the same as the terms of the existing leases between GBL and the Borrower referred to in the definition of Leasing Facilities;

"Permitted Leasing" means Permitted External Leasing and Permitted Internal Leasing;

"Permitted Loan" means:

     (i) any loan made by the Borrower to GBL where the purpose of such loan is to facilitate Permitted Internal Leasing; and

     (iv) any loan or other financial accommodation made by the Borrower to any of its employees provided that the amount of such loans to employees, when aggregated with the amount of loans made by other Group Entities to their employees, does not exceed DM500,000 (or its equivalent);

"Permitted Transactions" means the payment or declaration of any dividend, return on capital, repayment of capital contributions or other distributions by any Group Entity to the Borrower or to any other Group Entity for the purpose of immediate distribution through other relevant Group Entities to the Borrower;

"Permitted Treasury Transactions" means the following Treasury Transactions:

     (i) forward foreign exchange contracts for hedging currency exposures in the ordinary course of trade; and

     (ii) transactions entered into in accordance with the Hedging Strategy Letter;

"Pool Indebtedness" means the indebtedness created pursuant to (i) agreements dated 28 July 1995, 26 March/2 April 1997 and 24/30 June 1997 between the Borrower and DG Bank Deutsche Genossenschaftsbank in an amount of DM32,000,000,
(ii) agreements dated 14 December 1995 and 14 March 1997 between the Borrower and Deutsche Bank Aktiengesellschaft, Munich Branch in an amount of DM24,500,000, (iii) an agreement dated 9 August 1995 between the Borrower and Oldenburgische Landesbank in an amount of DM17,100,000 and (iv) an agreement dated 20 December 1994 between the Borrower and Norddeutsche Hypotheken-und Wechselbank AG in an amount of DM17,000,000;

"Portion" means the participation of a Bank under or in respect of a Bank Guarantee as determined under Clause 7.2;

"Potential Event of Default" means any event which would (but for the passage of any period of time provided for in Clause 30.1, the giving of notice, the making of any determination hereunder or any combination thereof) be an Event of Default;

"Proportion" means, in relation to a Bank at any time, the proportion borne, at such time, by its Commitment to the Total Commitments (or, if all the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero);

"Qualifying Bank" means any bank or other financial institution in respect of which the Borrower will not be obliged to make any withholding or deduction on account of tax from payments of interest made to such bank under German law at the date hereof (or, in the case of a Transferee, the date of the relevant Transfer Certificate);

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December;

"Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the Frankfurt Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period Provided that, if for any such period quotations would ordinarily be given by prime banks in the Frankfurt Interbank

Market for deposits in such currency on more than one date, the Quotation Date for that period shall be the last of those dates;

"Reference Banks" means the principal Frankfurt offices of BHF Bank Aktiengesellschaft, Barclays Bank PLC and DG Deutsche Genossenschaftsbank or such other bank or banks as may from time to time be agreed between the Borrower and the Agent (acting on the instructions of an Instructing Group);

"Relevant Jurisdictions" means, in respect of any person, the jurisdiction of the country in which such person is incorporated and, if different, where it is resident or has its principal place of business, and each jurisdiction or state in which it owns or leases property or otherwise conducts its business;

"Relevant Laws" means, in respect of any person, the laws of its Relevant Jurisdictions;

"Relevant Period" shall, save as otherwise provided herein, have the meaning ascribed thereto in Clause 28.5;

"Relevant Ratio" shall have the meaning ascribed thereto in Clause 13.4;

"Relevant Reduction" shall have the meaning ascribed thereto in Clause 13.4;

"Relevant Taxes" means, in relation to any payment which falls to be made by the Borrower any present or future Taxes of any nature (other than Taxes imposed on or measured by net income) now or hereafter imposed by the laws of (a) its Relevant Jurisdictions, (b) any other jurisdiction from which, or through which, such payment is made or any country to whose taxation laws the Borrower is at the time of such payment subject, (c) any political sub-division of one or more of its Relevant Jurisdictions or any other such jurisdictions or (d) any federation or association of which one or more of its Relevant Jurisdictions or any other such jurisdiction is or are, at the time of such payment, a member or members;

"Repayment Date" means, in relation to any Cash Advance, the last day of the Term thereof;

"Replacement Capital Expenditure" shall have the meaning ascribed thereto in Clause 28.5;

"Reports" means the Accountant's Report, the Legal Due Diligence Report, the Environmental Report, the Tax Report, the Insurance Report and the Market Report;

"Reservations" means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under any applicable limitation acts, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons and any other reservations or qualifications of law (but not of fact) expressed in any of the Legal Opinions;

"Revolving Advance" means, save as otherwise provided herein, a Tranche A Cash Advance or a Tranche B Cash Advance made or to be made and any Bank Guarantee issued or to be issued under the Revolving Facilities;

"Revolving Available Commitment" means, in relation to a Revolving Bank at any time and save as otherwise provided herein, such Bank's Tranche A Revolving Commitment and Tranche B Revolving Commitment at such time less the aggregate of its portions of the Tranche A Revolving Advances and Tranche B Revolving Advances which are then outstanding Provided that such amount shall not be less than zero;

"Revolving Commitment" means, in relation to a Revolving Bank at any time and save as otherwise provided herein, the aggregate of such Bank's Tranche A Revolving Commitment and Tranche B Revolving Commitment;

"Revolving Facility" means each of the Tranche A Revolving Facility and the Tranche B Revolving Facility and "Revolving Facilities" means both of them;

"Rolling Basis" shall have the meaning ascribed thereto in Clause 28.5;

"Schroder Loan" means the loan from Schroder, Munchmeyer, Hengst & Co made pursuant to an agreement dated 1/10 December 1993 to the Borrower in an amount of DM1,000,000;

"Secured Obligations" in relation to any Senior Security Document has the meaning ascribed thereto in that Senior Security Document;

"Security Trust Agreement" means the security trust agreement entered into on or about the date hereof between, amongst others, the Borrower, the Beneficiaries, the Security Trustee, the Agent, the Senior Subordinated Agent and the Senior Subordinated Lenders;

"Senior Interest Expense" shall have the meaning ascribed thereto in Clause
28.5;

"Senior Security Documents" means the documents, in the agreed form, listed in paragraphs E1 and E2 of the Third Schedule together with any other document entered into by any person creating or evidencing security for all or any part of the obligations of the Borrower under any of the Facility Documents whether by way of personal covenant, charge, security interest, mortgage, pledge or otherwise;

"Senior Subordinated Agent" means the agent under the Senior Subordinated Facility Agreement or any refinancing thereof;

"Senior Subordinated Debt" means at any time all amounts outstanding under the Senior Subordinated Facility Agreement at such time;

"Senior Subordinated Facility" means the term loan facility in an amount of DM35,000,000 or any refinancing thereof made available to the Borrower by the Senior Subordinated Lenders;

"Senior Subordinated Facility Agreement" means the agreement dated on or about the date hereof pursuant to which the Senior Subordinated Facility is made available to the Borrower or any refinancing thereof;

"Senior Subordinated Facility Documents" means the Senior Subordinated Facility Agreement and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith or any refinancing thereof;

"Senior Subordinated Lenders" means Barclays Bank PLC and any bank becoming a party to the Senior Subordinated Facility Agreement pursuant to the provisions thereof or any lenders providing the refinancing thereof;

"Senior Subordinated Loan" means at any time the amount outstanding in respect of principal under the Senior Subordinated Facility Agreement at such time;

"Senior Subordinated Security Documents" has the meaning ascribed to that term in the Senior Subordinated Facility Agreement;

"SPI" means Schoeller Plast Industries GmbH;

"SPS" means Schoeller Packaging Systems Europe GmbH;

"SPS Shareholder Loan" means a loan from SPS to the Borrower made pursuant to an agreement dated 21 November 1996 in an amount of DM37,500,000;

"Supply Agreement" means the supply agreement dated 4/5 November 1997 between the Borrower and Schoeller Plast Industries GmbH together with the supplemental agreements thereto dated 3 February 1998 and 11 February 1998 and any other agreement which may, from time to time and with the approval of the Agent (acting on the instructions of an Instructing Group) replace such agreement;

"Syndication" means the first transfer or assignment of rights, benefits and obligations pursuant to Clause 41.1 by the Banks set out in the First Schedule;

"Tax Report" means the report of Arthur Andersen dated 18 September 1997 addressed to General Electric Capital Corporation entitled "Project Pineapple Tax Due Diligence (Final Report)" together with confirmation that calculations in relation to the VAT tax treatment are correctly integrated in the Business Plan;

"Taxes" includes all present and future income and other taxes, levies, assessments, imposts, deductions, charges, compulsory loans and withholdings whatsoever together with interest thereon, additions to tax and penalties and surcharges and fines with respect thereto, if any, and any payments made on or in respect thereof and "Tax" and "Taxation" shall be construed accordingly;

"Term" means, save as otherwise provided herein, in relation to any Cash Advance, the period for which such Cash Advance is borrowed as specified by the Borrower in the Notice of Drawdown relating thereto and, in relation to any Bank Guarantee, the period from the date on which such Bank Guarantee is issued until its expiry date (as specified in the Notice of Drawdown relating thereto);

"Term Advance" means, save as otherwise provided herein, the advance made or to be made by the Term Banks under the Term Facility;

"Term Available Commitment" means, in relation to a Term Bank at any time and save as otherwise provided herein, such Bank's Term Commitment at such time less the aggregate of its portion of the Term Loan at such time;

"Term Commitment" means, in relation to any Term Bank at any time and save as otherwise provided herein, the amount set opposite its name under the heading "Term Commitment" in Part I of the First Schedule;

"Term Facility" means the term loan facility granted by the Term Banks to the Borrower pursuant to Clause 2.1;

"Term Loan" means the aggregate amount of the Term Advances for the time being outstanding under the Term Facility;

"Term Repayment Dates" means each 31 March and 30 September falling on or during the period between the date upon which the first Term Advance is made hereunder and the Final Maturity Date and "Term Repayment Date" means any of them provided that if any such day is not a business day, such Term Repayment Date shall be the immediately preceding business day;

"Termination Date" means 28 February 1998;

"Total Debt" shall have the meaning ascribed thereto in Clause 28.5;

"Total Commitments" means the aggregate for the time being of the Banks' Commitments;

"Total Fixed Charges" shall have the meaning ascribed thereto in Clause 28.5;

"Total Interest Expense" shall have the meaning ascribed thereto in Clause 28.5;

"Total Loan" means the aggregate of the Term Loan and the Revolving Facility Outstandings;

"Total Revolving Commitment" means the aggregate of each Bank's Revolving Commitment;

"Total Tranche A Revolving Commitment" means the aggregate for the time being of the Revolving Banks' Tranche A Commitments;

"Tranche A Available Revolving Facility" means, at any time, the aggregate at such time of the Tranche A Revolving Available Commitments of the Revolving Banks at such time adjusted, for the purposes of Clause 8.1(iv) and a proposed Tranche A Revolving Advance only, so as to take into account any reduction in the Tranche A Revolving Commitment of a Revolving Bank which will occur prior to the commencement of or during the Term relating to such proposed Tranche A Revolving Advance consequent upon a cancellation of the whole or any part of the Tranche A Revolving Commitment of such Revolving Bank pursuant to the terms hereof;

"Tranche A Cash Advance" means an advance made by way of cash advance under the Tranche A Revolving Facility;

"Tranche A Revolving Advance" means, save as otherwise provided herein, an advance made or to be made by the Revolving Banks under the Tranche A Revolving Facility;

"Tranche A Revolving Available Commitment" means the aggregate of, in relation to a Revolving Bank at any time and save as otherwise provided herein, such Bank's Tranche A Revolving Commitment at such time less the aggregate of its portion of the Tranche A Revolving Outstandings at such time;

"Tranche A Proportion" means, in relation to a Revolving Bank, at any time, the proportion borne at such time, by its Tranche A Revolving Commitment to the Total Tranche A Revolving Commitment (or, if the Total Tranche A Revolving Commitment is then zero, by its Tranche A Revolving Commitment to the Total Tranche A Revolving Commitment immediately prior to its reduction to zero);

"Tranche A Revolving Commitment" means, in relation to a Revolving Bank at any time and save as otherwise provided herein, the amount opposite its name under the heading "Tranche A Revolving Commitment" in Part II of the First Schedule;

"Tranche A Revolving Facility" means the revolving loan facility granted to the Borrower by the Revolving Banks pursuant to Clause 2.2;

"Tranche A Revolving Facility Outstandings" means the aggregate Outstandings for the time being under the Tranche A Revolving Facility;

"Tranche B Available Revolving Facility" means, at any time, the aggregate at such time of the Tranche B Revolving Available Commitments of the Revolving Banks adjusted, for the purposes of Clauses 7.1(v) and (vi) and a proposed Tranche B Revolving Advance only, so as to take into account any reduction in the Tranche B Revolving Commitment of a Revolving Bank which will occur prior to the commencement of or during the Term relating to such proposed Trance B Revolving Advance consequent upon a cancellation of the whole or any part of the Tranche B Revolving Commitment of such Revolving Bank pursuant to the terms hereof;

"Tranche B Cash Advance" means an advance made by way of cash advance under the Tranche B Revolving Facility;

"Tranche B Revolving Advance" means, save as otherwise provided herein, an advance made or to be made by the Revolving Banks under the Tranche B Revolving Facility;

"Tranche B Revolving Available Commitment" means the aggregate of, in relation to a Revolving Bank at any time and save as otherwise provided herein, such Bank's Tranche B Revolving Commitment at such time less the aggregate of its portion of the Tranche B Revolving Facility Outstandings at such time;

"Tranche B Revolving Commitment" means, in relation to a Revolving Bank at any time and save as otherwise provided herein, the amount opposite its name under the heading "Tranche B Revolving Commitment" in Part II of the First Schedule;

"Tranche B Revolving Facility" means the revolving loan and guarantee facility granted to the Borrower by the Revolving Banks pursuant to Clause 2.3;

"Tranche B Revolving Facility Outstandings" means the aggregate Outstandings for the time being under the Tranche B Revolving Facility;

"Transaction Costs" means all up-front fees, out-of-pocket costs and expenses, stamp and registration Taxes or the equivalent in any jurisdiction incurred by IFCO Europe or any Group Entity in connection with the Investment, the Facilities, the Senior Subordinated Facility or the transactions entered into in accordance with the Hedging Strategy Letter;

"Transfer Certificate" means a certificate substantially in the form set out in the Second Schedule (with such amendments as may be approved by the Agent) signed by a Bank and a Transferee whereby:

     (i) such Bank seeks to transfer to such Transferee all or a part of such Bank's rights and obligations under the Facility Documents upon and subject to the terms and conditions set out in Clause 41; and

     (ii) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 41.3;

"Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate;

"Transferee" means a person to which a Bank seeks to assign all or part of such Bank's rights and by which all or part of such Bank's obligations hereunder are assumed;

"Treasury Transaction" means any currency or interest purchase, cap or collar agreement, forward rate agreements, interest rate or currency future or option contract, foreign exchange or currency purchase or sale agreement and any similar agreement, interest rate swap, currency swap or combined interest rate and currency swap agreement and any other similar agreement entered into prior to, on or after the date hereof by any Group Entity; and

"Working Capital" shall have the meaning ascribed thereto in Clause 28.5.

1.2  Any reference in this Agreement to:

"acting together in concert" means persons who pursuant to an agreement or understanding (whether formal or informal) actively co-operate together with a view to achieving a common objective or to control another body corporate;

"affiliate" of any person shall be construed as a reference to the ultimate holding company of that person or an entity of which that person or its ultimate holding company
(a) has direct or indirect control or (b) owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar rights of ownership;

the "Agent", the "Arrangers", a "Beneficiary", the "Security Trustee", the "Borrower", "IFCO Europe" or any "Bank" shall be construed so as to include its and any subsequent successors, permitted Transferees and assigns in accordance with their respective interests;

a document in "agreed form" or on "agreed terms" is if it is initialled for the purposes of identification as such by or on behalf of the Borrower and the Agent;

on "arm's-length terms" means on terms that are fair and reasonable to the relevant Group Entity and no more or less favourable to the relevant person (being the other party to the relevant transaction) than could reasonably be expected to be obtained in a comparable arm's length transaction with a person which is not an affiliate of the relevant Group Entity;

the "assets" of any person shall be construed as a reference to the whole or any part of its business, undertakings, property, intellectual property, shares, securities, debts, accounts, revenues (including any right to receive revenues), goodwill, shareholdings and uncalled capital including premium whether now or hereafter acquired and any other assets whatsoever;

"Barclays Capital" shall be construed as a reference to Barclays Capital Group, the investment banking division of Barclays Bank PLC;

a "business day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in Frankfurt and Munich;

a "Clause" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

"control" of a body corporate means:

     (i)  the power to:

          (a) cast or control the casting of more than one-half of the maximum number of votes that might be cast at a general meeting of the body corporate; or

          (b) appoint or remove all, or the majority, of the directors of the body corporate (and the relevant person or persons shall be deemed to have power to make such an appointment if:

               (1) an individual cannot be appointed as a director of the body corporate without the exercise by the relevant person or persons of such power in the individual's favour; or

               (2) an individual's appointment as a director of the body corporate follows necessarily from the individual being a director or other officer of any of the relevant person or persons); or

          (c) to give directions with respect to the operating and financial policies of the body corporate which the directors of the body corporate are obliged to comply with; or

     (ii) the holding of more than one-half of the issued share capital of the body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

"disposal" shall be construed as any sale, lease, transfer, conveyance, assignment or other disposal (including, without limitation, any other transaction or arrangement pursuant to which the economic or other commercial benefit of the existing and/or remaining assets of the relevant person is lost or materially diluted) and "dispose" shall be construed accordingly;

the "equivalent" on any given date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the rate of exchange quoted by the Agent at or about 11.00 a.m. Frankfurt time on such date (or such other time as may be appropriate) for the purchase of the first currency with the second currency;

a "holding company" of a legal person shall be construed as a reference to any legal person of which the first-mentioned legal person is a subsidiary;

a "guarantee" means any guarantee, suretyship, bond, indemnity, letter of credit, third party security or other legally binding assurance against financial loss granted by one person in respect of any indebtedness of another person, or any agreement to assume any indebtedness of any other person or to supply funds or to invest in any manner whatsoever in such other person by reason of or otherwise in relation to indebtedness of such other person;

"indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"legal person" shall be construed as a reference to any person having separate legal personality under the jurisdiction of its incorporation or establishment;

"loans" shall be construed so as to include, without limitation, any transaction or arrangement pursuant to which any Financial Indebtedness is or may be owed by or to any Group Entity to or by any other person;

a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "months" shall be construed accordingly);

a "Part" shall, subject to any contrary indication, be construed as a reference to a part hereof;

a "person" shall be construed as a reference to any person, firm, company, body corporate, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a "Schedule" shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

a "subsidiary" of a legal person shall be construed as a reference to any legal person:

     (i) which is controlled, directly or indirectly, by the first-mentioned legal person;

     (ii) more than half the issued share capital (or equivalent right of ownership) of which is beneficially owned, directly or indirectly, by the first-mentioned legal person; or

     (iii) which is a subsidiary of another subsidiary of the first-mentioned legal person;

and, for these purposes, a legal person shall be treated as being controlled by another if that other legal person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a "wholly-owned subsidiary" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

the "winding-up", "dissolution" or "administration" of a partnership, company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation or partnership is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3 "DM" or "Deutsche Mark" denotes the lawful currency for the time being of the Federal Republic of Germany (and, for the avoidance of doubt, such term shall include, where appropriate and where such currency is the lawful currency of the Federal Republic of Germany, the European Single Currency Unit (Euro)).

1.4  Save where the contrary is indicated:

     (i) any reference in this Agreement to this Agreement, any other Facility Document or any other agreement or document shall be construed as a reference to this Agreement, such other Facility Document or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, supplemented or replaced;

     (ii) any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted to the extent such amendment or re-enactment is substantially to the same effect as such statute on the date hereof;

     (iii) any reference in this Agreement to a time of day shall be construed as a reference to Frankfurt time;

     (iv) a Bank Guarantee shall be "repaid" or "prepaid" by providing the Fronting Bank or the Agent on behalf of the Revolving Banks with cash cover in the currency in which that Bank Guarantee is denominated, by reducing, whether by partial cancellation or otherwise, (in accordance with the terms of this Agreement and the relevant Bank Guarantee) the amount that may be demanded under that Bank Guarantee (or by such amount automatically reducing in accordance with the terms of the relevant Bank Guarantee) or by cancelling that Bank Guarantee by returning the original to the Fronting Bank or the Agent on behalf of the Revolving Banks (as appropriate) together with written confirmation (in form and substance satisfactory to the Fronting Bank or the Agent on behalf of the Revolving Banks (as appropriate)) from the beneficiary that the Fronting Bank has (or, as the case may be, the Revolving Banks have) no further liability under that Bank Guarantee;

     (v) "cash cover" is provided, in whole or in part, in respect of a Bank Guarantee at any time by paying an amount, in the currency in which that Bank Guarantee is denominated, equal to the whole or a part of the outstanding amount of such Bank Guarantee at such time to the Fronting Bank (or, as the case may be, to the Agent on behalf of the Revolving Banks) and the Fronting Bank (or, as the case may be, the Agent) paying the amount so received by it into an account with it in the name of the Borrower from which the only withdrawals which may be made are withdrawals to pay the Fronting Bank (or, as the case may be, the Revolving Banks) amounts due and payable to it (or them) under this Agreement following any payment made by it (or, as the case may be, the Revolving Banks) under such Bank Guarantee and in respect of which account and all claims arising thereunder, the Borrower has granted to the Fronting Bank (or, as the case may be, to the Agent on behalf of the Revolving Banks) pursuant to agreed upon documentation, a first priority security interest in order to secure all amounts which may become payable by such Borrower in respect of such Bank Guarantee; and

     (vi) an amount "outstanding" at any time under or in respect of a Bank Guarantee is the maximum amount that may be demanded under that Bank Guarantee at that time in accordance with its express provisions less
          (i) the aggregate amount of cash cover held in relation to that Bank Guarantee at that time and (ii) (save to the extent that this is taken into account in the express provisions of that Bank Guarantee) the aggregate of all payments made by the Fronting Bank or the Revolving Banks pursuant to demands made under that Bank Guarantee on or prior to such time (save to the extent that the Fronting Bank or the Revolving Banks have not been reimbursed in respect of the same (unless the context otherwise requires)) and each provision of this Agreement which requires reference to the concept contained in this paragraph (vi) shall be construed accordingly.

1.5  Clause, Part and Schedule headings are for ease of reference only.

1.6 The general terms and conditions (Allgemeine Geschaftsbedingungen) of the Agent (as the same are in force from time to time) shall apply to this Agreement as if set out in full herein and as if any references to "customer" therein were a reference to the Borrower save that, where those terms and conditions conflict with the terms of this Agreement, the terms of this Agreement shall prevail Provided that it is understood that, without limitation, Clause 19 of the Allgemeine Geschaftsbedingungen does not conflict with the terms of this Agreement.

                                    Part 2

                                THE FACILITIES

2.   The Facilities

2.1 The Term Banks grant to the Borrower, upon the terms and subject to the conditions hereof, an amortising term loan facility in an amount of DM76,000,000 (the "Term Facility").

2.2 The Revolving Banks grant to the Borrower a revolving credit facility in an aggregate principal amount of DM45,000,000 (the "Tranche A Revolving Facility").

2.3 The Revolving Banks grant to the Borrower upon the terms and subject to the conditions hereof a revolving advance and bank guarantee facility in an aggregate principal amount of DM25,000,000 (the "Tranche B Revolving Facility").

3.   Purpose

3.1 The Term Facility is intended for the purpose of refinancing certain of the Existing Indebtedness (not including any Leasing Facilities) and funding certain of the costs of the Investment (the details and amounts of which have been agreed with the Agent prior to making payment) and the Borrower shall apply amounts drawn by it under the Term Facility accordingly.

3.2 The Tranche A Revolving Facility is intended for refinancing certain of the Existing Indebtedness (not including any Leasing Facilities) and financing the general corporate purposes of the Borrower and the Borrower shall apply amounts drawn under the Tranche A Revolving Facility accordingly.

3.3 The Tranche B Revolving Facility is intended for the purposes of providing guarantees to providers of finance under External Finance Leases with the Borrower and to fund Replacement Capital Expenditure and Growth Capital Expenditure of the Borrower and the Borrower shall apply amounts drawn under the Tranche B Revolving Facility accordingly.

3.4 Without prejudice to the obligations of the Borrower under this Clause 3, none of the Beneficiaries shall be obliged to concern themselves with the application of amounts raised by the Borrower hereunder.

4.   Conditions Precedent

Save as the Banks may otherwise agree, the Facilities will not be available for utilisation unless the Agent has received all of the documents and other evidence listed in the Third Schedule (or the Agent has confirmed to the Borrower in writing that it is satisfied that, subject only to the making of the requested Advances, it will receive the same) in form and substance satisfactory to the Agent and the Joint Arrangers.

5.   Nature of Banks' Rights and Obligations

5.1 The obligations of each Beneficiary under the Facility Documents are several.

5.2 The failure by any Beneficiary to perform its obligations under the Facility Documents shall not affect the obligations of the Borrower or IFCO Europe towards any other party hereto or to any other Facility Document nor shall any other party be liable for the failure by such Beneficiary to perform its obligations under the Facility Documents.

5.3 The amounts outstanding at any time hereunder from the Borrower to any of the other parties hereto shall be a separate and independent debt, and except as otherwise stated herein each such party shall be entitled to protect and enforce its individual rights arising out of the Facility Documents independently of any other party, and it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for such purposes Provided that if any Bank commences proceedings in respect of this Agreement it shall notify the Agent as soon as practicable thereafter and the Agent shall notify the other Banks accordingly.

5.4 No Bank shall be entitled to terminate its relationship with the Borrower hereunder unless such termination is expressly permitted hereunder.

5.5 Where any Bank fails to perform its obligations hereunder, then such Bank shall, at the request of the Borrower (and upon reasonable notice), transfer its participation hereunder (at par value) to another bank or financial institution nominated by the Borrower and acceptable to the Fronting Bank which is willing to participate in the Facilities Provided that such transfer is made in accordance with the terms hereof (and in particular but without limitation, in accordance with the provisions of Part 12 hereof).

                                    Part 3

                         UTILISATION OF THE FACILITIES

6.   Utilisation of the Term Facility

6.1 Save as otherwise provided herein, a Term Advance under the Term Facility will be made by the Term Banks to the Borrower, if:

     (i) not later than 10.00 a.m. on the third business day (or such lesser period as the Agent may agree) before the proposed date for the making of the Term Advance, the Agent has received from the Borrower an irrevocable Notice of Drawdown therefor, receipt of which shall oblige the Borrower to borrow the amount therein requested in the currency (being Deutsche Mark) and on the date therein stated upon the terms and subject to the conditions contained herein;

     (ii) the proposed date for the making of the Term Advance is a business day which is or precedes the Termination Date;

     (iii) none of the events described in Clause 14 have occurred in such a way that, in accordance with the provisions of that clause, would operate to prevent the Advance from being made;

     (iv) the proposed amount of the Term Advance is equal to the amount of the Available Term Facility; and

     (v)   either:

           (a) no Event of Default or Potential Event of Default has occurred and is continuing and has not been waived or would result from the making of the Term Advances; and

           (b) the representations set out in Clause 26.1 are true on and as of the proposed date for the making of such Term Advance in all material respects,

          or each of the Term Banks agrees (notwithstanding any matter mentioned at (a) or (b) above) to participate in the making of the Term Advance.

6.2 Each Term Bank participating in the Term Facility will participate in the Term Advance made pursuant to Clause 6.1 through its Facility Office in the proportion borne by its Term Available Commitment to the Available Term Facility immediately prior to the making of the Term Advance.

6.3 If a Bank's Term Available Commitment is reduced in accordance with the terms hereof after the Agent has received a Notice of Drawdown then the amount of the Term Advance shall be reduced accordingly.

6.4 Each Bank's Term Available Commitment shall be reduced to zero at the close of business on the day on which the Term Advance is made.

7.   Utilisation of the Revolving Facility

7.1 Save as otherwise provided herein, a Cash Advance will be made by the Revolving Banks to the Borrower or a Bank Guarantee will be issued by the Fronting Bank or the Agent on behalf of the Banks if:

     (i) not more than ten business days nor later than 10.00 a.m. on the third business day before the proposed date for the making of such Cash Advance or the issuing of such Bank Guarantee, the Agent has received from the Borrower an irrevocable Notice of Drawdown therefor (such Notice of Drawdown in the case of a Bank Guarantee to include the additional information required by Clause 8.1) receipt of which shall oblige the Borrower to borrow the amount therein requested (or have the relevant Bank Guarantee issued), in the currency (being Deutsche Mark) and on the date therein stated upon the terms and subject to the conditions contained herein;

     (ii) the proposed date for the making of such Cash Advance or the issuing of such Bank Guarantee is on or after the making of the Term Advance and is a business day falling one month or more before the Final Maturity Date;

     (iii) (in respect of Cash Advances) none of the events described in Clause 15 have occurred in such a way that would, in accordance with the provisions of that clause, prevent the Advance from being made;

     (iv) (in respect of Cash Advances to be made under the Tranche A Revolving Facility) the proposed amount of such Cash Advance is (a) a minimum amount of DM5,000,000 and an integral multiple of DM1,000,000 which is less than the amount of the Tranche A Available Revolving Facility or (b) equal to the amount of the Tranche A Available Revolving Facility;

     (v) (in respect of Cash Advances to be made under the Tranche B Revolving Facility), the proposed amount of such Cash Advance is (a) a minimum amount of DM5,000,000 and an integral multiple of DM1,000,000 which is less than the Tranche B Available Revolving Facility or (b) equal to the amount of the Tranche B Available Revolving Facility;

     (vi) (in respect of a Bank Guarantee) the proposed amount of such Bank Guarantee does not exceed the Tranche B Available Revolving Facility and is a minimum amount of DM1,000,000;

     (vii) (in respect of a Bank Guarantee) the issuing of the proposed Bank Guarantee would not result in more than six Bank Guarantees being outstanding;

     (viii) the proposed Term of such Revolving Advance is (if a Cash Advance) a period of one, three or six months (or such other period as may be previously agreed to by the Banks) or (if a Bank Guarantee) is for a period not exceeding one year or, if so required by the beneficiary of the relevant Bank Guarantee as a consequence of the duration of the relevant Finance Lease, such other period which is commensurate with the duration of the relevant Finance Lease and in any case such period ends on or before the Final Maturity Date;

     (ix) in the case of a Bank Guarantee, the Fronting Bank or the Revolving Banks (as appropriate) have approved the terms of the Bank Guarantee which is to be issued pursuant to the Notice of Drawdown (which, unless the Agent (acting on the instructions of all the Banks) otherwise agrees in writing, shall be substantially in the relevant form set out in the Sixth Schedule) and have approved the identity of the beneficiary of the Bank Guarantee to be issued pursuant to the Notice of Drawdown (which approval may only be withheld on legal grounds or on the grounds of the requirements of any applicable fiscal, monetary, regulatory or other authority); and

     (x)  either:

          (a) no Event of Default or Potential Event of Default has occurred and is continuing and has not been waived, or would result from the making of such Revolving Advance; and

          (b) the representations set out in Clause 26.1 (save, in the case of any Revolving Advance made or (as the case may be) issued after the date hereof, for the representations which are not repeated pursuant to Clause 26.2) are true in all material respects or have been waived on and as of the proposed date for the making or (as the case may be) issuing of such Revolving Advance, or each of the Revolving Banks agrees (notwithstanding any matter mentioned at (a) or (b) above) to participate in the making of such Revolving Advance (if it is a Cash Advance) or each of the Banks agrees (notwithstanding any matter mentioned at (a) or (b) above) that such Revolving Advance may be issued (if it is a Bank Guarantee).

7.2 Each Revolving Bank participating in the Revolving Facility will participate in the Revolving Advance made pursuant to Clause 7.1 through its Facility Office in the proportion borne by its Revolving Available Commitment to the Available Revolving Facility immediately prior to the making of that Revolving Advance.

7.3 If a Bank's Revolving Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for a Revolving Advance (or is scheduled to be reduced during the period in which such Advance or Bank Guarantee is expected to be outstanding) and such reduction was not taken into account in determining the Available Revolving Facility for the purposes of Clause 7.1(iv), (v) or (vi), then the actual amount of that Revolving Advance shall be reduced accordingly.

8.   Bank Guarantees

8.1 A Notice of Drawdown requesting the issue of a Bank Guarantee (in addition to complying with Clause 7.1) must specify in respect of the Bank Guarantee to be issued pursuant to such Notice of Drawdown:

     (i)   the purpose of its issue;

     (ii)  the issue date;

     (iii) the final expiry date as selected in accordance with Clause 7.1(vii);

     (iv)  the beneficiary agreed in accordance with Clause 7.1(viii);

     (v) the currency of denomination of the proposed Bank Guarantee which shall be Deutsche Mark;

     (vi)  its face value in accordance with Clause 7.1(vi); and

     (vii) whether the Bank Guarantee is to be issued by the Agent on behalf of the Revolving Banks or by the Fronting Bank.

8.2 Where the Tranche B Revolving Facility is to be drawn by way of the issue of a Bank Guarantee, such Bank Guarantee shall be made available either by the Fronting Bank which shall then act as the principal of any such guarantee given to a third party at the request of the Borrower or by the Agent on behalf of each of the Revolving Banks in which case each Revolving Bank shall be severally liable as the principal of any such guarantee up to the amount of its Portion in respect of such Bank Guarantee.

8.3 If the proposed issue of a Bank Guarantee to a proposed beneficiary is prohibited under any law, statute, regulation, order or decree to which a Bank (by or on behalf of which such Bank Guarantee is to be issued) or the Fronting Bank is subject or pursuant to any request from a requirement of any central bank or other fiscal, monetary or other authority to which a Bank or the Fronting Bank is subject, the Bank or the Fronting Bank shall notify the Agent thereof not later than two business days before the proposed date for the issuing of such Bank Guarantee and that Bank (or, where applicable) the Fronting Bank shall not be obliged to participate in the issue of such proposed Bank Guarantee.

8.4 The Agent is hereby authorised to issue any Bank Guarantee to be issued on behalf of the Banks pursuant hereto by:

     (i) completing the issue date and expiry date of such Bank Guarantee (which shall be a date falling no later than the Final Maturity
           Date);

     (ii) completing the schedule to such Bank Guarantee with the amount of each Revolving Bank's Portion calculated pursuant to Clauses 7.2 and 7.3; and

     (iii) executing and delivering such Bank Guarantee to the relevant recipient on the date upon which such Bank Guarantee is issued.

8.5 The Borrower (in respect of any Bank Guarantee issued at its request) hereby:

     (i) authorises the Agent, the Revolving Banks and the Fronting Bank to, and the Agent, the Revolving Banks and the Fronting Bank shall, make any payment and comply with any demand made by a third party in respect of a Bank Guarantee which is valid on its face, appears to comply with the terms thereof and which may be claimed from or made upon it without any reference to or further authority from the Borrower unless it has actual knowledge that any such demand is fraudulent;

     (ii) agrees that its authorisation under paragraph (i) above shall remain in full force and effect and shall not be discharged until such date as the Agent (acting on the instructions of all of the Banks) shall notify the Borrower that it is fully satisfied that the Revolving Banks or, as the case may be, the Fronting Bank remain under no liability (actual or contingent) in respect of any Bank Guarantee;

     (iii) agrees that each Bank Guarantee is issued subject to and with the benefit of the provisions of the Fifth Schedule; and

     (iv) agrees that it will at all times indemnify the Revolving Banks on demand of such Revolving Bank (or the Agent on its behalf) and keep each of the Revolving Banks indemnified on demand of such Revolving Bank (or the Agent on its behalf) from and against all actions, suits, proceedings, claims, demands, liabilities, damages, costs, expenses, losses and charges whatsoever in relation to or arising out of the issue of any Bank Guarantee, the payment of any claim made thereunder or arising out of each such Bank's obligations pursuant to Clause 9.1 Provided that the Borrower shall be entitled to finance a payment under such indemnity by utilising the Revolving Facility if it is then entitled to draw under the Revolving Facility in accordance with the terms of this Agreement.

8.6 The Agent shall notify the Borrower upon its receipt of a demand by a beneficiary under a Bank Guarantee issued hereunder and, where the Fronting Bank or, as the case may be, the Revolving Banks make a payment under any such Bank Guarantee, such payment shall be made no earlier than the third business day after the date on which the Fronting Bank (or, as the case may be, the Agent on behalf of the Revolving Banks) received such demand from such beneficiary (and, for the avoidance of doubt, it is expressly agreed that neither the Agent, the Revolving Banks nor the Fronting Bank shall be obliged to give any further notice to the Borrower before making such payment to such beneficiary).

8.7 The Agent shall provide each of the Revolving Banks on whose behalf a Bank Guarantee has been issued with a copy of such Bank Guarantee as soon as practicable after the same has been issued and where the Fronting Bank has issued a Bank Guarantee it shall, as soon as practicable after the same has been issued, provide each Revolving Bank with a copy of such Bank Guarantee.

9.   Indemnity Relating to Bank Guarantees Issued by the Fronting Bank

9.1 In the event of any failure of the Borrower to perform its obligations under Clause 8.5(iv) or as set out in the Fifth Schedule or the Borrower revokes the authorisations given under Clause 8.5(i) or (ii), each Revolving Bank, in relation to any Bank Guarantee issued by the Fronting Bank pursuant hereto, hereby irrevocably and unconditionally:

     (i)  EITHER:

          (a) guarantees to the Fronting Bank severally up to the amount of its Portion and as a primary obligation, the due and punctual observance and performance of all of the payment obligations of the Borrower in respect of any Bank Guarantee issued by the Fronting Bank in its capacity as such;

          OR

          (b) (if it is not permitted by its constitutive documents or any applicable law to grant guarantees), agrees that:

               (A) upon any failure of the Borrower to make timely payment of any amount due in respect of a Bank Guarantee issued by the Fronting Bank in its capacity as such, each such Revolving Bank, without any further action, shall be deemed to have taken, as of the date of issuance of each such outstanding Bank Guarantee, an undivided participating interest from the Fronting Bank in such Bank Guarantee outstanding at such time (and upon the occurrence of an Event of Default specified in Clause 30.1(viii), (ix), (x), (xi) or (xii) each Revolving Bank shall be deemed to have taken, as of the date of issuance by the Fronting Bank of each outstanding Bank Guarantee, an undivided participating interest from the Fronting Bank in each such Bank Guarantee outstanding at such time) in a proportion equal to such Revolving Bank's Portion and each such Revolving Bank agrees that it shall hold the Fronting Bank harmless and indemnify the Fronting Bank for such Revolving Bank's Portion of any drawing under any such Bank Guarantee in which it has taken such an undivided participating interest under this Clause 9.1; and

               (B) the obligation of each Revolving Bank to make payments to the Fronting Bank with respect to any Bank Guarantee issued by the Fronting Bank after having taken a portion thereof as provided above shall be irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including without limitation any of the following circumstances:

                    (1) any lack of validity or enforceability of this Agreement, any of the Facility Documents, and all other documents and instruments executed by the Borrower or any of its affiliates and delivered to the Agent, the Fronting Bank or any other Bank in connection with or related to the Facilities, the Bank Guarantees or the assets subject to the Senior Security Documents, together with any and all amendments, extensions, renewals and modifications thereof;

                    (2) the existence of any claim, set-off, defence or other right which the Borrower or any other person may have at any time against the beneficiary named in any Bank Guarantee or any transferee of any Bank Guarantee (or any person for whom any such transferee may be acting), the Agent, the Fronting Bank, any other Bank or any other person, whether in connection with this Agreement, such Bank Guarantee, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any of its affiliates and the beneficiary named in such Bank Guarantee);

                    (3) any demand presented under any Bank Guarantee proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                    (4) the surrender or impairment of any security for the performance or observance of any of the terms of any of this Agreement or any of the Facility Documents; or

                    (5) the occurrence of any Potential Event of Default or Event of Default;

     AND

     (ii) agrees to pay to the Agent for the account of the Fronting Bank on demand made through the Agent and in the currency in which the relevant Bank Guarantee is denominated, its Portion of any and every sum or sums of money which the Borrower shall from time to time be liable to pay to the Fronting Bank in respect of a Bank Guarantee issued by the Fronting Bank; and

     (iii) agrees to pay to the Fronting Bank full cash cover for its Portion of the outstanding contingent liabilities at any time after the Fronting Bank has become entitled to demand an indemnity in respect thereof from the Borrower and which shall not have been paid at the time such demand is made.

9.2 Any payment made or to be made by a Revolving Bank pursuant to Clause 9.1 and any unreimbursed amount on the part of the Fronting Bank shall (for the purpose of calculating interest thereon which is due from the Borrower) be deemed to have been made available to the Borrower by way of cash advance pursuant to the Revolving Facility on the date such payment is made or is to be made (or unreimbursed) and accordingly is subject to the terms and conditions hereof as if it were a Cash Advance with an initial Term of one month but for all other purposes shall be immediately due and payable by the Borrower.

9.3  (i)   The obligations of each Revolving Bank contained in Clause 9.1 shall constitute and be continuing obligations notwithstanding any settlement of account, Event of Default or other matter or thing whatsoever.

     (ii) As a separate and independent stipulation each Revolving Bank agrees that any sum or sums of money intended to be the subject of the guarantee in Clause 9.1 and subject to Clause 9.1(ii) shall be recoverable from each Revolving Bank (in their respective proportions) as sole principal debtor even if they would not be recoverable from the Borrower by reason of any legal limitation, disability or incapacity or liquidation or any other fact or circumstance (whether known to the Fronting Bank or not) but which would have been recoverable from such Revolving Bank if it were the sole or principal debtor in respect of such as liability in place of the Borrower.

     (iii) The obligation of each Revolving Bank contained in Clause 9.1 shall not be affected in any way by any time or indulgence granted to the Borrower or by any variation compromise or release of any its obligations to the Fronting Bank under the Revolving Facility.

     (iv) Any settlement or discharge between any Revolving Bank and the Fronting Bank shall be conditional upon no security or payment to the Fronting Bank by any Revolving Bank or any other person on behalf of any Revolving Bank being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, if any such security or payment shall be avoided or reduced, the Fronting Bank shall be entitled to recover the value or amount of such security or payment from such Revolving Bank subsequently as if such settlement or discharge had not occurred.

9.4 The Fronting Bank shall not be obliged before requesting counter-indemnification from any Revolving Bank by this Agreement to:

       (i) obtain judgment in any court against the Borrower or any other Group Entity;

       (ii) make or file any claim or proof in a winding-up or dissolution of the Borrower or any other Group Entity; or

       (iii) enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower or any other Group Entity.

9.5 If a Revolving Bank (a "Defaulting Bank") fails to make payment on the due date therefor of any amount due from it for the account of the Fronting Bank pursuant to Clause 8.4 (the balance thereof for the time being unpaid being referred to in this Clause as an "overdue amount") then until the Fronting Bank (or the Agent on its behalf) has received payment of that amount in full (and without prejudice to any other rights or remedies of the Fronting Bank in respect of such failure):

       (i) the Fronting Bank shall be entitled to receive any remuneration which such Defaulting Bank would otherwise have been entitled to receive in respect of the Revolving Facility; and

       (ii) the overdue amount shall bear interest at the rate of one per cent. per annum over the Fronting Bank's cost of borrowing for the time being and any such interest which accrues shall be invoiced monthly.

10. Indemnity Relating to Bank Guarantees issued by the Agent on behalf of the Revolving Banks

10.1 If, at any time after the date hereof but prior to the expiry of a Bank Guarantee which is issued by the Agent on behalf of the Revolving Banks a demand for payment (the amount so demanded being herein referred to as the "Amount Demanded") is made under such Bank Guarantee the Agent shall:

       (i) promptly notify the Borrower of such demand and make demand of such Borrower for an amount equal to the Amount Demanded; and

       (ii) notify the Revolving Banks of the Amount Demanded and the date of payment therefor.

10.2 The Borrower shall, after receipt of the notice under Clause 10.1(i), no later than 11.00 a.m. on the second business day preceding the payment date therefor (calculated in accordance with Clause 8.6), pay to the Agent the amount demanded of it and, for the avoidance of doubt, the Borrower shall be entitled to finance such a payment by utilising the

Revolving Facility if it is then entitled to draw under the Revolving Facility in accordance with the terms of this Agreement.

10.3 If the Agent has required the Borrower to pay an amount pursuant to Clause 10.1 and has not, by 11.00 a.m. on the second business day preceding the payment date therefor, received such amount in full from the Borrower;

       (i) the Agent shall make a demand of each Revolving Bank for payment to the Agent on the business day following the date of the Agent's demand of an amount equal to such Bank's Portion in relation to the relevant Bank Guarantee; and

       (ii) each Revolving Bank shall, on the business day following the date of the Agent's demand under (i) above, pay to the Agent the amount so demanded of such Bank.

10.4 The Agent shall pay amounts received by it pursuant to Clauses 10.2 or 10.3, to the beneficiary of such Bank Guarantee.

10.5 Each Bank accepts each Bank Guarantee issued by the Agent on its behalf for itself and the Agent, in its capacity as such, without power of attorney, accepts and issues each such Bank Guarantee for each Transferee. Each Transferee to whom a Bank has transferred or assigned any right or obligation in accordance with the terms of this Agreement ratifies the issuing of such Bank Guarantee on its behalf by accepting such transfer or assignment, thereby becoming a Bank. All parties to this Agreement hereby confirm that the validity of the Bank Guarantees shall not be affected by the Agent, in its capacity as such, acting as representative without power of attorney for each Transferee.

11.    Guarantee Commission and Fees

11.1 The Borrower shall pay guarantee commission to the Agent for the account of the Revolving Banks (in their respective Portions) on the issue of any Bank Guarantee requested by it hereunder at a rate per annum equal to the Margin prevailing in respect of the Revolving Facility from time to time on the Fronting Bank's exposure under such Bank Guarantee from the date of issuance of such Bank Guarantee until such date as the Fronting Bank and the Revolving Banks have ceased to be under any liability (actual or contingent) in respect thereof.

11.2 Where a Bank Guarantee is issued by the Fronting Bank, the Borrower shall pay to the Fronting Bank for its own account a fronting fee on the issue of any Bank Guarantee for the account of the Borrower at the Applicable Fronting Bank Rate on the Fronting Bank's exposure under such Bank Guarantee calculated from the date of issuance of such Bank Guarantee until such date as the Fronting Bank has ceased to be under any liability (actual or contingent) in respect thereof.

11.3 The commission payable under Clause 11.1 above and the fronting fee payable under Clause 11.2 above shall be paid quarterly in advance during the continuance of the Revolving Facility (and if such day is not a business day, on the preceding business day) commencing on the date of issuance of the relevant Bank Guarantee.

11.4 For the avoidance of doubt, the Fronting Bank's Proportion of the commission at the rate and calculated in the manner specified in Clause
       11.1 above shall be payable to the Fronting Bank in its capacity as a Revolving Bank, notwithstanding that it may not be legally capable of guaranteeing itself in its capacity as Fronting Bank.

                                    Part 4

                                   INTEREST

12.    Interest Periods (Term Advances)

12.1 The period for which each Term Advance is outstanding shall be divided into successive periods each of which (other than the first) shall start on the last day of the preceding such period.

12.2 The duration of each Interest Period shall, save as otherwise provided herein, be one, three or six months (or such other period as the Borrower and the Banks may agree), in each case as the Borrower may, by not less than three business days' prior notice to the Agent, select (and the Agent shall promptly notify the Banks participating in the relevant Term Advance of the duration selected by the Borrower) Provided that:

       (i) if the Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to (ii) and (iii) below, be three months;

       (ii) any Interest Period which begins during or at the same time as any other Interest Period shall end at the same time as that other Interest Period; and

       (iii) any Interest Period in respect of a Term Advance which would otherwise end during the month preceding, or extend beyond, a Term Repayment Date shall be of such duration that it shall end on such Term Repayment Date.

12.3 The Borrower may, by not less than three business days' prior notice to the Agent, direct that any Term Advance shall, at the beginning of any Interest Period relating thereto, be divided into (and thereafter, save as otherwise provided herein, treated in all respects as) two or more Term Advances having such amounts (in aggregate, equalling the amount of the Term Advance being so divided) as shall be specified by the Borrower in such notice Provided that the Borrower shall not be entitled to make such a direction if:

       (i) as a result of so doing, there would be more than four outstanding Term Advances; or

       (ii) any Term Advance thereby coming into existence would be in an amount of less than DM5,000,000

12.4 If following a direction under Clause 12.3 two or more Interest Periods in respect of a Term Advance made to the Borrower end at the same time, then, on the last day of those Interest Periods, the Term Advances to which such Interest Periods relate shall be consolidated into (and thereafter, save as otherwise provided herein, treated in all respect as) a single Term Advance.

13.    Interest Rate and Payment

13.1 On the last day of each Interest Period relating to a Term Advance (and, if such Interest Period is longer than six months, on the day falling six months after the first day of such Interest Period and on the last day of each successive period of six months during such Interest Period) the Borrower shall pay accrued interest on such Term Advance.

13.2 On the Repayment Date relating to each Cash Advance, the Borrower shall pay accrued interest on such Cash Advance.

13.3 The rate of interest on each Term Advance during each Interest Period relating thereto and on each Cash Advance during the Term relating thereto shall be the rate per annum which is the sum of the Margin and FIBOR on the Quotation Date therefor.

13.4 If the aggregate amount of the Term Loan and the Total Revolving Commitment has been permanently reduced by an amount at least equal to one of the amounts set out in Column 1 of Clause 13.5 (the "Relevant Reduction") and at the time of delivery to the Agent of the financial statements for any period (in this Clause 13, the "Relevant Time Period") pursuant to Clause 27.1(i)(a), Clause 27.1(ii)(a) or Clause 27.1(iii)(a), a Duly Authorised Officer of the Borrower certifies or (in the case of delivery of any audited financial statements) the Auditors certify to the Agent in the certificate provided by him or them (as the case may be) under Clause 27 in relation to such accounts that such financial statements show that the ratio of Total Debt to Adjusted EBITDA (in this Clause 13, the "Relevant Ratio") in respect of that Relevant Time Period falls within one of the ranges specified in column 2 of Clause 13.5, then (Provided that no Event of Default or Potential Event of Default has occurred and is continuing and subject to Clause 13.7) the Margin in respect of the Facilities for the period referred to in Clause 13.6 shall be the percentage in column 3 of Clause 13.5 set opposite the amount of such Relevant Reduction and the range into which that Relevant Ratio falls.

13.5   Column 1                Column 2                      Column 3
       Relevant Reduction      Relevant Ratio                Margin%
       (DM)

       25,000,000 or more      3.00:1 or less                1.625

       30,000,000 or more      2.75:1 or less                1.50

       40,000,000 or more      2.50:1 or less                1.375

       50,000,000 or more      2.25:1 or less                1.250

and, for the avoidance of doubt where the amount of the Relevant Reduction and the amount of the Relevant Ratio fall in different lines across the columns set out above then:

       (i) where the Relevant Reduction falls on a line which is above the line on which the Relevant Ratio appears, the Margin shall be the figure set out in the same line as the applicable Relevant Reduction; and

       (ii) where the Relevant Ratio falls on a line which is above the line on which the Relevant Reduction falls, the Margin shall be the figure set out in the same line as the applicable Relevant Ratio.

13.6 Any revised Margin provided for in Clause 13.5 in relation to each Advance will become effective on the first day of each Interest Period or Term commencing (or, in the case of a Bank Guarantee, the next Commission Payment Date occurring) immediately after the date on which the accounts for the Relevant Time Period are delivered to the Agent under Clause 27 together with the certificate relating to covenant performance referred to in Clause 27.1(i)(c), 27.1(ii)(c) or 27.1(iii)(b) (as applicable) but shall cease to be effective as from the first day of the Interest Period or Term commencing (or, in the case of a Bank Guarantee, the next Commission Payment Date occurring) after the Relevant Reduction and/or Relevant Ratio ceases to be achieved.

13.7 Any amendment to the Margin provided for in Clause 13.5 in relation to each Advance will cease for each Interest Period or Term on the first day of the Interest Period or Term commencing (or, in the case of a Bank Guarantee, on the next Commission Payment Date occurring), immediately after the date that any accounts of the Borrower or any certificates of a Duly Authorised Officer of the Borrower or the Auditors are due to be delivered under Clause 27 if not delivered by then and shall be suspended after the occurrence of any Event of Default and shall only be reinstated once such Event of Default has been remedied or waived specifically for the purpose of this Clause 13.7 and financial statements have been delivered for the relevant financial period after such remedy or waiver which show that the Relevant Reduction and Relevant Ratio have been (or continue to be) achieved in which case such amendment to the Margin shall commence on the first day of each Interest Period or Term beginning (or, in the case of a Bank Guarantee, on the next Commission Date occurring), after the financial statements showing that the Relevant Reduction and Relevant Ratio have been (or continue to be) achieved are delivered.

14.    Market Disruption (Term Advances)

14.1   If, in relation to any Term Advance:

       (i) the Agent determines that at or about 11.00 a.m. on the Quotation Date for an Interest Period in respect of such Term Advance FIBOR cannot be ascertained; or

       (ii) before the close of business in Frankfurt on the Quotation Date for an Interest Period in respect of such Term Advance, the Agent has been notified by a Bank or each of a group of Term Banks to whom in aggregate fifty per cent or more of the Term Facility is (or, if a Term Advance were then made, would be) owed that the FIBOR rate does not accurately reflect the cost to it of obtaining such deposits in Deutschemark for the relevant period, then, notwithstanding the provisions of Clauses 6, 12 and 13:

       (a) the Agent shall promptly notify the Borrower and the Term Banks of such event; and

       (b) where, in the opinion of the Agent, the events described in paragraph (i) or (ii) above have occurred pursuant to events in the banking market generally such that it is not feasible for such Term Advance to be made, the Term Advance shall not be made; and

       (c) where paragraph (b) does not apply, such Term Advance shall be made; and

       (d) the rate of interest applicable to the Term Advances from time to time during the relevant Interest Periods shall be the rate per annum which is the sum of the Margin and the rate per annum determined by the Agent to be the weighted average (rounded to four decimal places) of the rates notified by each Term Bank to the Agent before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to such Term Bank of funding from whatever sources it may select its portion of such Term Advance during such Interest Period; and

       (e) if the Agent or the Borrower so requires, within five days of such notification the Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis (1) for determining the rates of interest from time to time applicable to the Term Advances and/or (2) upon which the Term Advances may be made or maintained thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto.

14.2   Interest on a Term Advance during an Interest Period specified in Clause
12.1 shall be distributed by the Agent to the Term Banks in proportion to the amounts which represent the cost to each Term Bank of funding its share of such Term Advance during such Interest Period provided that any such interest which is attributable to the Margin shall be distributed by the Agent to the Term Banks in proportion to their respective participations in such Term Advance.

15.    Market Disruption (Cash Advances)

15.1   If in relation to any Cash Advance:

       (i) the Agent determines that at or about 11.00 a.m. on the Quotation Date for the Term in respect of such Cash Advance FIBOR cannot be ascertained; or

       (ii) before the close of business in Frankfurt on the Quotation Date for such Term the Agent has been notified by a Revolving Bank or each of a group of Revolving Banks to whom in aggregate fifty per cent. or more of the Revolving Facility Outstandings is (or, if a Cash Advance were then made, would be) owed, that the FIBOR rate does not accurately reflect the cost to it of obtaining such deposits for the relevant period Deutschemark, then, notwithstanding the provisions of Clauses 7 and 13:

       (a) the Agent shall notify the Borrower and the Revolving Banks of such event;

       (b) where, in the opinion of the Agent, the events described in paragraph (i) or (ii) above have occurred pursuant to events in the banking market generally such that it is not feasible for such Cash Advance to be made, the Cash Advance shall not be made; and

       (c)   where paragraph (b) does not apply such Cash Advance shall be made;
             and

       (d) the rate of interest applicable to such Cash Advance during such Term shall be the rate per annum which is the sum of the Margin and the rate per annum determined by the Agent to be the weighted average (rounded to four decimal places) of the rates notified by each Revolving Bank to the Agent before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to such Revolving Bank of funding from whatever sources it may reasonably select its portion of such Cash Advance during such Interest Period; and

       (e) if the Agent or the Borrower so requires, within five days of such notification the Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis for determining the rates of interest which may be applicable to Cash Advances in the future and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto.

15.2 Interest on a Cash Advance during a Term specified in Clause 15.1 shall be distributed by the Agent to the Revolving Banks in proportion to the amounts which represent the cost to each Revolving Bank of funding its share of such Cash Advance during such Term provided that any such interest which is attributable to the Margin shall be distributed by the Agent to the Revolving Banks in proportion to their respective participations in such Cash Advance.

                                    Part 5

                    REPAYMENT, PREPAYMENT AND CANCELLATION

16.    Repayment of Term Loan and Cash Advances

16.1 The Borrower shall repay the Term Loan in instalments by repaying on each Term Repayment Date set out below an amount equal to the amount which appears opposite such date in the column headed "Repayment Amount" below:

       Term Repayment Dates                          Repayment
                                                     Amount
                                                     (DM,000,000)

       30 September 1998                                    4
       31 March 1999                                  4
       30 September 1999                                    4
       31 March 2000                                  4.5
       30 September 2000                                    4.5
       31 March 2001                                  6.0
       30 September 2001                                    6.0
       31 March 2002                                  8.0
       30 September 2002                                    8.0
       31 March 2003                                  8.0
       30 September 2003                                    8.0
       31 March 2004                                  5.5
       30 September 2004                                    5.5

16.2 The Borrower shall repay in full each Cash Advance on its Repayment Date and all amounts outstanding under the Revolving Facility shall be repaid on or before the Final Maturity Date.

17.    Prepayment

17.1 The Borrower may, if it has given to the Agent not less than ten business days' prior written notice to that effect, prepay the whole or any part of the Term Loan (being an amount such that the Term Loan is reduced by at least DM1,000,000) on the last day of any Interest Period relating thereto (or at any other time on payment of the appropriate breakage costs and accrued interest in accordance with Clause 33.4).

17.2 The Borrower and IFCO Europe shall apply the following or procure that the following are applied, within the time limits specified below, in repayment of the Term Facility and permanent reduction of the Available Revolving Facility in the manner specified in Clause 17.4:

       (i) within one month of delivery of the annual consolidated accounts under Clause 27.1 in each year, fifty per cent. (50%) of Excess Cash Flow of the Group for the financial year to which those consolidated accounts relate;

       (ii) within fourteen business days of receipt, all Net Disposal Proceeds save to the extent that it is demonstrated to the reasonable satisfaction of the Agent that such Net Disposal Proceeds have been or will, within six months of their receipt be reinvested by the relevant member of the Group in assets within the Group which are of a similar nature to those which have been disposed of;

       (iii) within fourteen business days of receipt, the proceeds (net of costs and expenses associated with such claim together with transmission and foreign exchange costs and expenses) of any insurance claim received by any Group Entity, other than where such proceeds do not exceed DM1,000,000 (or its equivalent in any other currency) in aggregate or where such proceeds arise from claims under third party or public liability insurance policies and save to the extent that such proceeds are demonstrated to the reasonable satisfaction of the Agent to be paid to such Group Entity by way of reimbursement of such Group Entity for amounts applied by such Group Entity in respect of the damage or liability in relation to which such relevant insurance claim was made prior to receipt of such proceeds or to meet a liability in respect of which such monies were received or are, within a period of 12 months of receipt by the relevant Group Entity, demonstrated to the reasonable satisfaction of the Agent to be applied to the replacement and/or repair of the assets in respect of which the relevant insurance claim was made or to meet such liability;

       (iv) within two business days of receipt, the net proceeds received by IFCO Europe or any Group Entity as a result of any Flotation of its shares or any Flotation of the shares of any of its subsidiaries;

       (v) within two business days of receipt, an amount equal to all amounts which are raised out of (a) any loans or other Financial Indebtedness (other than Permitted Loans and Permitted Indebtedness) raised by the Borrower or any other member of the Group and (b) the proceeds of any equity subscribed for in the Borrower save to the extent that proceeds of any capital increase need to be retained by the relevant company in order to comply with applicable companies law; and

       (vi) within fourteen business days of receipt, an amount equal to all amounts paid by MTS to IFCO Europe by way of share dividends.

17.3 Any amount prepaid pursuant to Clauses 17.2(iv) or 17.2(v) shall be immediately applied by the Agent in accordance with Clause 17.4 and any other amounts prepaid pursuant to Clause 17.2 shall, at the Borrower's option, either be immediately applied by the Agent in accordance with Clause 17.4 (in which case the Borrower shall also pay any amounts payable pursuant to Clause 31.4) or shall be held by the Agent in an interest bearing account (which shall be secured to the reasonable satisfaction of the Agent) and shall then be applied by the Agent on the last day of the then relevant current Interest Periods (in the case of the Term Facility) or on the relevant Repayment Dates (in the case of the Revolving Facilities) in accordance with the terms of Clause 17.4 and the Agent is authorised to purchase with any amounts held by it hereunder, such other currencies as may be necessary to enable it to make such applications.

17.4   Any amount prepaid pursuant to Clause 17.2 shall be applied as follows:

       (a) first, against outstandings under the Term Facility against instalments due on the remaining Term Repayment Dates in inverse order of maturity;

       (b) secondly, (after the Term Loan has been repaid) in prepayment of outstanding Cash Advances (as specified by the Borrower or, failing such specification, as the Agent shall determine) and permanent reduction of the Available Revolving Facility; and

       (c) thirdly, in procuring the release of the obligations of the Banks and the Fronting Bank in respect of any Bank Guarantees (together with the corresponding permanent reduction of the Available Revolving Facility).

17.5 If, at any time, any person other than the Borrower or IFCO Europe becomes the owner of any shares in any member of the Group then the Agent may, by giving five business days' notice, require the Facilities to be prepaid in full and the Borrowe r shall prepay the Outstandings in accordance with such notice.

17.6 Any prepayments shall be made together with accrued interest thereon and all other amounts (including, without limitation, any amounts payable under Clause 33.4) payable under this Agreement in relation to the amount prepaid calculated up to the date of prepayment.

17.7 The Borrower shall not repay or prepay all or any part of the Term Loan or any Cash Advance except at the times and in the manner expressly provided in this Agreement and shall not be entitled to reborrow any such amount of the Term Loan repaid or prepaid.

17.8 Any notice of prepayment given by the Borrower pursuant to Clause 17.1 shall be irrevocable and shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige the Borrower to make such prepayment on such date.

17.9 Nothing in this Clause 17 will permit any Group Entity to make any disposal, sale, lease or transfer or undertake any other transaction not otherwise permitted in accordance with the Facility Documents.

17.10 The rate of interest payable on any amounts held pursuant to Clause 17.3 pending application shall be the rate of interest then payable by the Agent to its similar customers for deposits of similar amounts and duration.

18.    Reductions in Revolving Commitments

18.1 On 30 September 2002 and 30 September 2003 part of the Tranche A Revolving Commitments of the Revolving Banks shall be cancelled so that the aggregate of the Tranche A Revolving Commitments shall be reduced on each of those dates by DM5,000,000 (such cancellation to be applied amongst the Revolving Banks in their Tranche A Proportions) and the Borrower shall ensure that sufficient amounts of the Revolving Advances mature on such dates as are necessary to ensure that the Tranche A Revolving Facility Outstandings do not exceed the aggregate Tranche A Revolving Commitments as so reduced.

18.2 Where any Cash Advances are made under the Tranche B Revolving Facility then the relevant limit set out in paragraph (vi) of the definition of Permitted Indebtedness in relation to Finance Leases shall be reduced by an equal amount.

18.3 On the Final Maturity Date, each Bank's Revolving Commitment shall be cancelled and reduced to zero.

19.    Cancellation

19.1 The Borrower may, by giving to the Agent not less than thirty business days' prior notice to that effect, cancel the whole or any part of the Available Revolving Facility, being an amount of at least DM5,000,000 and an integral multiple of DM1,000,000. Any such cancellation shall reduce the Revolving Available Commitment of the Revolving Banks rateably.

19.2 Any notice of cancellation given by the Borrower pursuant to Clause 19.1 shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

19.3 Each Bank's Commitment shall automatically be cancelled at the close of business on the Termination Date.

                                    Part 6

                           CHANGES IN CIRCUMSTANCES

20.    Taxes

20.1 All payments to be made by the Borrower to any person hereunder shall be made free and clear of and without deduction for or on account of Tax except to the extent that the Borrower is required to make such a payment subject to the deduction or withholding of Tax. If the Borrower is required to make any payment to any person hereunder subject to any deduction or withholding on account of any Relevant Tax then the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made Provided that the Borrower shall not be obliged to increase any payment under this Clause 20.1 to any Bank not being or ceasing to be a Qualifying Bank unless (i) the requirement to deduct or withhold would have applied had such Bank been or continued to be a Qualifying Bank (in which case the amount payable will not exceed the amount which would have been payable to a Qualifying Bank) or (ii) such Bank is not or ceases to be a Qualifying Bank as a result of a change of law or application of a double taxation treaty or generally applied practice of the tax authorities in Germany required to make such deduction or withholding.

20.2 Without prejudice to the provisions of Clause 20.1, if any person or the Agent on its behalf is required to make any payment on account of Tax (not being a tax imposed on the net income of its Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) or otherwise on or in relation to any sum received or receivable hereunder by such person or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 20) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Agent on its behalf, the Borrower shall, upon demand of the Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

20.3 A Bank intending to make a claim pursuant to Clause 20.2 shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower thereof showing reasonably detailed calculations of such claim Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

20.4 Each Bank confirms that it is not its intention to require any support or securities from any foreign shareholder of the Borrower or any related party of any such shareholder (other than the Borrower itself and its affiliates) other than where such support arises by operation of applicable law and confirms that, to the best of its knowledge and belief as at the date hereof, it has not required any such support or securities Provided that, if any such support or securities are deemed to have been provided and this gives rise to a liability for any member of the Group or any shareholder of any such member or any related party, notwithstanding this expression of intention, no Bank shall be liable in respect thereof and the Borrower agrees that it will not assert any claim against any Bank in respect of any such liability.

20.5 Each Bank confirms that, upon request from the Borrower, it will take such steps as may be reasonable and practical in all the circumstances to support the Borrower in providing evidence to the German tax authorities that no such support or securities have been provided by any such foreign shareholders or related parties, provided that no Bank shall be under any obligation to do anything which would or might have an adverse effect upon its business, operations or financial condition or the management of its Tax affairs and provided further that nothing herein shall require any Bank to disclose any confidential information relating to the organisation of its affairs.

21.    Tax Credits

21.1 If, following any increase in any sum payable under this Agreement under Clause 20.1, any Beneficiary shall receive or be granted a credit against or remission for any Tax payable by it, that Beneficiary shall, subject to the Borrower having made any increased payment in accordance with Clause 20.1 and to the extent that such Beneficiary can do so in its sole opinion without prejudicing the retention of the amount of such credit or remission and without prejudice to its right to obtain any other relief or allowance which may be available to it and to conduct its own tax affairs as it thinks fit, reimburse such amount as that Beneficiary shall in its absolute discretion certify to be the proportion of such credit or remission as will leave that Beneficiary (after such reimbursement) in no worse position than it would have been in had no increase been required under Clause 20.1.

21.2 Nothing contained in this Agreement or any of the Facility Documents shall oblige any Beneficiary to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.

22.    Tax Receipts

22.1 If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Agent.

22.2 If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment (or, if no such receipt is issued, evidence of such payment in form and substance satisfactory to the Agent (acting reasonably)).

23.    Increased Costs

23.1 If, by reason of (i) any change in law after the date hereof or in its interpretation or administration and/or (ii) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority after the date hereof (including, without limitation, a request or requirement which affects the manner in which a Bank or any holding company of such Bank is required to or does maintain capital resources having regard to such Bank's obligations hereunder and to amounts owing to it hereunder) which, in either case, affects banks such as the relevant Bank generally and with which it is customary for banks such as the relevant Bank to comply:

       (a) a Bank or any holding company of such Bank incurs a cost as a result of such Bank's having entered into and/or performing its obligations under the Facility Documents and/or assuming or maintaining a commitment under the Facility Documents and/or making one or more Advances hereunder and/or participating in any Bank Guarantee;

       (b) a Bank or any holding company of such Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for such Bank's having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement;

       (c) there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the Advances comprised in a class of Advances formed by or including the Advances made or to be made by such Bank hereunder; or

       (d) a Bank or any holding company of such Bank becomes liable to make any payment on account of tax (not being a tax imposed on the net income of such Bank's Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) or otherwise on or calculated by reference to the amount of the Advances made or to be made by such Bank hereunder and/or such Bank's participation in any Bank Guarantee issued or to be issued hereunder and/or to any sum received or receivable by it hereunder;

then the Borrower shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank or any such holding company against, as the case may be, (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the opinion of that Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the opinion of that Bank, attributable to its funding or maintaining Advances hereunder) or (4) such liability.

23.2 Clause 23 shall not apply so as to oblige the Borrower to compensate or indemnify the Agent or any Bank for any cost, interest cost, liability or reduction:

       (i) resulting from the introduction of or any change in or in the interpretation or application by any relevant authority of, any law, regulation, directive or request relating to the deduction, withholding, payment or other imposition of any tax to which the provisions of Clause 20.1 and/or 20.2 apply; or

      (ii) resulting from any change, request or requirement relating to tax imposed on the overall net income of the Agent or any Bank by the jurisdiction in which it is incorporated or in which its Facility Office is located.

23.3 A Bank intending to make a claim pursuant to Clause 23.1 shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower thereof showing reasonably detailed calculations of such claim Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

24.    Illegality

       If, at any time after the date hereof, it is or becomes unlawful or contrary to any request from or requirement of any applicable fiscal, monetary or other authority which it is customary for banks to comply with for a Bank to make, fund or allow to remain outstanding all or any of the Advances made or to be made by it hereunder or for such Bank or, as the case may be, the Fronting Bank, to participate in the issue of, or allow to remain outstanding all or any of its liabilities under, any Bank Guarantee, then that Bank or, as the case may be, the Fronting Bank shall, promptly after becoming aware of the same, deliver through the Agent to the Borrower a certificate to that effect and, unless such illegality is avoided in accordance with Clause 25:

       (a) such Bank (or, where relevant, the Fronting Bank) shall not thereafter be obliged to participate in any Advances or to participate in the issue of any Bank Guarantee and the amount (if any) of its Commitment shall be reduced to zero on the earliest date required by law; and

       (b)   if the Agent on behalf of such Bank so requires or, in the case of
             (ii) below (if appropriate), the Fronting Bank so requires, the Borrower shall:

             (i) on the earliest date required by law or, if earlier, the last day of the Term or current Interest Period thereof (as applicable), repay such Bank's share of any such outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank; and/or

             (ii) on the earliest date required by law procure that such Bank's or, as the case may be, Fronting Bank's obligations under or in respect of any Bank Guarantees will be reduced to zero or otherwise secured at the cost of the Borrower (with one hundred per cent. (100%) cash security in Deutsche
                    Mark) in a manner acceptable to such Bank or, as the case may be, the Fronting Bank,

       Provided that any sums received by a Bank or, as the case may be, the Fronting Bank under paragraph (ii) hereof shall be credited to an account by such Bank or Fronting Bank bearing interest at such rate as such Bank or Fronting Bank shall determine and the Bank or Fronting Bank shall until the expiry date of any such outstanding Bank Guarantees or, if earlier, the date on which the Agent declares any Advances outstanding hereunder to be due and payable pursuant to Clause 30.2, account to the Borrower for such interest.

25.    Mitigation

If circumstances arise in respect of the Agent or any Bank which would, or would upon the giving of notice, result in:

       (i)   the reduction of its Commitment to zero pursuant to Clause 24;

       (ii)  the prepayment of its share of the Advances pursuant to Clause 24;

       (iii) an increase in the amount of any payment to be made to it for its account pursuant to Clause 20.1; or

       (iv)  a claim for indemnification pursuant to Clause 20.2 or 23.1 then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under Clauses 20 to 24 inclusive, the Agent or such Bank (as the case may be) shall, upon written request from the Borrower take such steps as may be reasonable and practical in all the circumstances to mitigate the effects of those circumstances including (without limitation) submitting all forms required by a national taxation authority in connection with the payment of gross sums under any applicable double tax treaty, the transfer of its lending office to another jurisdiction or the assignment of all its rights hereunder to and assumption of all its obligations hereunder by another bank or financial institution acceptable to the Borrower (acting reasonably) and the Fronting Bank which is willing to participate in the Facilities in its place, provided that neither the Agent nor the Bank shall be under an obligation to submit any such forms or to make any such transfer or assignment and transfer if, in its reasonable opinion, it would or might have an adverse effect upon its business, operations or financial condition or the management of its Tax affairs.

                                    Part 7

               REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

26.    Representations

26.1 Subject to the provisions of the Disclosure Letter, the Borrower hereby represents to each of the Beneficiaries in respect of itself and in respect of each other Group Entity (but in relation to any such other Group Entity to the best of the Borrower's knowledge and belief (having made all due enquiries)) and, in the case of Clauses 26.1(i) to (iv) inclusive, Clauses 26.1(ix) to (xi) inclusive, Clause 26.1(xiii) (but only in relation to the Facility Documents), and Clause 26.1(xvi), IFCO Europe represents in respect of itself that:

       (i) it is a corporation duly incorporated, validly existing and registered under the laws of the jurisdiction in which it is incorporated, capable of being sued in its own right and not subject to any immunity from any proceedings and has the power and all necessary governmental and other material consents, approvals, licences and authorisations under any applicable jurisdiction to own its property and assets and to carry on its business substantially as currently conducted;

     (ii) subject to the Reservations it has the power to enter into and perform its obligations under each of the Facility Documents to which it is a party and has taken all necessary corporate and other action to authorise the execution, delivery and performance of each of the Facility Documents, to which it is a party;

     (iii) (subject to the Reservations) no limit on its powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Facility Documents to which it is a party and (subject to the Reservations) those documents constitute its legal, valid and binding and enforceable obligations;

     (iv) the execution by it of each of the Facility Documents to which it is a party and the exercise by it of its rights and the performance of its obligations thereunder including, without limit, borrowing hereunder, granting any security or giving guarantees contemplated by the Facility Documents will not (a) result in the existence or imposition of nor oblige it or any Group Entity to create any Encumbrance (other than any Permitted Encumbrance) in favour of any person over all or any of its present or future revenues or assets
             (b) conflict in any material respect with any agreement, mortgage, bond or other instrument to which it is a party or which is binding upon it or any of its assets (c) conflict with its constitutive documents and rules and regulations or (d) (subject to the Reservations) conflict with any existing applicable law, regulation or official or judicial order in its jurisdiction of incorporation;

       (v) no litigation, arbitration, administrative proceedings, or governmental or regulatory investigations, proceedings or disputes have been commenced or, to the best of its knowledge and belief (having made all due enquiries), threatened against any Group Entity or its respective assets or revenues nor, to its knowledge, are there any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings, or governmental or regulatory investigations, proceedings or disputes which in any such case might reasonably be expected to have a Material Adverse Effect;

       (vi) neither it nor any member of the Group has any Financial Indebtedness (other than (i) Existing Indebtedness which will be repaid on the date on which the first Advance is made hereunder or
             (ii) Permitted Indebtedness) and no Encumbrances (other than Permitted Encumbrances) existing over all or any of its or their present or future revenues, undertakings or assets;

       (vii) to the best of its knowledge and belief (having made all due enquiry) no Event of Default has occurred which has not been either remedied (or otherwise ceased to be continuing) or expressly waived in writing;

       (viii)the Information Memorandum, the Business Plan and any lists or other reports prepared by the Borrower and supplied to the Agent in connection herewith have been prepared after due and careful consideration and, to the best of its knowledge and belief (having made all due enquiry)

             (a) it is not aware of any material inaccuracy as to factual matters relating to the Group in the Reports, the Information Memorandum or the Business Plan;

             (b) it does not (as at the date thereof) disagree with nor regard as unreasonable or unattainable any of the forecasts or projections set out in the Reports, the Information Memorandum or the Business Plan;

             (c) the assumptions upon which the forecasts and projections contained in the Reports, the Information Memorandum and the Business Plan are based are in its opinion (having made all reasonable enquiries) fair and reasonable;

             (d) it is not aware of any significant facts or matters not stated in the Reports the Information Memorandum or the Business Plan, the omission of which in its reasonable opinion might make any statements contained therein misleading in any material respect; and

             (e) it has made full disclosure of all requested information relevant to the preparation of the Reports and the Information Memorandum to all the persons responsible for or involved in preparing the Reports and the Information Memorandum;

       (ix) the Original Financial Statements and the latest Financial Statements delivered hereunder were prepared in accordance with the Accounting Principles and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group's operations during the Accounting Reference Period then ended and any other accounts delivered under this Agreement fairly represent (or in the case of any management accounts the Borrower believes, acting reasonably, that they fairly represent) the financial condition of the Group at the date at which they were prepared and the results of the Group's operations during the period to which such accounts relate;

       (x) to the best of its knowledge and belief (having made all due enquiry) neither it nor any Group Entity, as at the date as of which any Financial Statements were prepared, failed to disclose or reserve against any liabilities (contingent or otherwise) material in relation to the Group as a whole nor any material unrealised anticipated losses of the Group (which were material to the Group as a whole) arising from commitments entered into by it which, in accordance with the Accounting Principles, it should have disclosed or reserved against;

       (xi) there has been no material adverse change in the financial condition or business of the Group since 30 September 1997;

       (xii) to the best of its knowledge and belief (having made all due enquiry), (a) it is and has been in full compliance in all material respects with all applicable Environmental Laws and (b) it has been and is in all material respects in compliance with the terms of all Environmental Approvals necessary for the ownership and operation of its facilities and businesses as presently owned and operated and as presently proposed to be owned and operated the failure to comply with which might reasonably be expected to have a Material Adverse Effect;

       (xiii)all necessary consents to the transactions constituted by the Investment, the Facility Documents and the Senior Subordinated Facility Documents have been obtained where failure to obtain them might reasonably be expected to have any significant effect on the rights or entitlements of the Beneficiaries under this Agreement or the commercial value of the security granted pursuant to the Senior Security Documents;

       (xiv) to the best of its knowledge and belief (and in reliance upon information supplied by GE), all necessary consents, licences and other things (other than any necessary corporate action on the part of GE) have been obtained or carried out to enable GE to own (beneficially as well as legally) up to and including 100% of the shares in IFCO Europe;

       (xv) to the best of its knowledge, information and belief the Material Group Entities have complied in all material respects with all Taxation laws in the jurisdiction of their incorporation and where they carry on their business;

     (xvi) the claims of the Beneficiaries against it under any of the Facility Documents to which it is a party will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save, in either case, those whose claims are preferred solely by any bankruptcy, insolvency, liquidation, merger or other similar laws of general application;

     (xvii) to the best of its knowledge and belief having made all due enquiries it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might reasonably be expected to have a Material Adverse Effect;

     (xviii) it is not aware of any matter which would materially affect the validity, subsistence or use of any of the Material Intellectual Property;

     (xix) it has and each Group Entity has good title to or valid leases or licences of all of its assets necessary to carry on its business as presently conducted, the absence of which might reasonably be expected to have a Material Adverse Effect;

     (xx) the Material Intellectual Property is, in the case of the Material Intellectual Property set out in the Ninth Schedule, owned by the Group Entity disclosed as the owner of such Material Intellectual Property in such Schedule, and in the case of any other Material Intellectual Property owned by the Borrower or such other Group Entity as has been disclosed in writing to the Agent;

     (xxi) GBL has no creditors other than the Borrower and SPI and SPI is a creditor of GBL only to the extent of that part of the purchase price for the Patent which remains unpaid;

     (xxii) there has been no significant amendment, variation or waiver of the terms of the Investment Agreement or the Supply Agreement save as approved in writing by the Agent and it is acknowledged that, for the avoidance of doubt, any amendment having the effect (in the opinion of the Banks) of reducing the extent of the rights and obligations of either GE or General Electric Capital Corporation under the Investment Agreement shall be considered to be significant;

     (xxiii) it is not aware that any of the representations and warranties made in favour of General Electric Capital Corporation contained in the Investment Agreement were incorrect or untrue in any material respect when made;

     (xxiv) all crate rental contracts entered into by the Borrower with growers are expressly governed by German law and all arrangements entered into by the Borrower with its subsidiaries in relation to crates are governed by German law;

     (xxv) the chart showing the structure of the Group and set out in the Seventh Schedule is true, correct and accurate in all material respects;

     (xxvi) the Existing Indebtedness is as set out in the Eighth Schedule and the
                 definition of Leasing Facilities;

       (xxvii)   Apollo is a dormant company, has no assets and is not trading;
                 and

       (xxviii) at the date of this Agreement, the aggregate amount of all receivables owed to the Borrower is at least 70% of the aggregate amount of all receivables owed to the Group.

26.2 The representations and warranties in Clause 26.1 and the Disclosure Letter shall survive the execution hereof and the making of each Advance under this Agreement and (save for the representation at Clause 26.1(xxviii)) shall be repeated in the notification made by the Borrower to the Agent pursuant to Clause 12.2 and (save for the representations contained in sub-clause (viii) of Clause 26.1 (which shall only be repeated upon each date that any update of the Information Memorandum is agreed with the Agent pursuant to Clause 29.11 and then only in respect of such updated information)) on the first day of each Interest Period and at the end of each successive period of six months ending during an Interest Period or Term, by reference to the facts and circumstances then existing.

27.    Financial Information

27.1 So long as any of the Beneficiaries have any amounts outstanding to them or are under any commitment, obligation or liability (whether actual or contingent) to make Advances or provide other financial accommodation to the Borrower under or pursuant to this Agreement or any other Facility Document (including any Bank Guarantee) the Borrower shall:

       (i) as soon as the same become available, but in any event within 120 days after the end of each of its financial years deliver to the Agent:

                 (a) the audited consolidated financial statements (including balance sheet (Bilanz), profit and loss (Gewinn-und Verlustrechnung) and cash flow statements (Lagebericht including Vermogens-und Finanzlange and KapitalfluBrechnung) of IFCO Europe for such financial year Provided that if, at any time, the difference between the consolidated financial statements of IFCO Europe and the consolidated financial statements of the Group (if such had been prepared at such time) would represent something other than solely the capital value of IFCO Europe at such time and its investment (if any) in MTS or if the Agent (acting reasonably) requires, the Borrower shall provide the audited consolidated financial statements of the Group;

                 (b) the unconsolidated financial statements (including balance sheet (Bilanz) and profit and loss (Gewinn-und verlustrechung)) of each Group Entity for such financial year (which shall be audited where such financial statements are, in accordance with applicable law, required to be audited);

                 (c) a certificate from a Duly Authorised Officer of the Borrower (confirmed by a certificate from the Auditors) setting out in reasonable detail the

                    Excess Cash Flow calculation for such financial year and certifying the Total Debt to Adjusted EBITDA ratio for the purposes of Clause 13.4 for such financial year (supported by reasonably detailed calculations), together with a list of the then Material Group Entities;

               (d) a compliance certificate in a form reasonably acceptable to the Agent issued by the Auditors certifying whether or not the financial covenants in Clause 28 have been observed, supported by reasonably detailed calculations and confirming that VAT has been correctly treated by the Group during the financial year to which such certification relates (the first such compliance certificate to be provided in relation to the audited financial statements for the Accounting Reference Period ending 31 December 1998);

               (e) a certificate of an Authorised Signatory of the Borrower certifying that as of the date thereof and to the best of his/her knowledge and belief (having made all due enquiry) no Event of Default has occurred or, if it has occurred, a description thereof and the action taken or proposed to be taken to remedy it; and

               (f)  a comparison against the Budget for such period;

       (ii) as soon as the same become available, but in any event within (x) in the case of each Financial Quarter falling before the first anniversary hereof, 60 days and (y) in any other case 45 days after the end of each Financial Quarter deliver to the Agent:

               (a) the unaudited consolidated financial statements of the Group for such period, including consolidated balance sheet (Bilanz), consolidated profit and loss accounts (Gewinn-und Verlustrechnung) and cash flow statements (Lagebericht including Vermogens-und Finanzlange and KapitalfluBrechnung), and a report on the business comprising a consolidated statement of the revenues and expenditures of the Group, all such financial statements to be in a format acceptable to the Agent;

               (b) a compliance certificate in a form reasonably acceptable to the Agent given on behalf of the Borrower by a Duly Authorised Officer certifying whether or not the financial covenants in Clause 28 have been observed and certifying the Total Debt to Adjusted EBITDA ratio for the purpose of Clause 13.4 for such Financial Quarter, in each case supported by reasonably detailed calculations;

               (c) a written report of a Duly Authorised Officer of the Borrower explaining in reasonable detail any material differences between the actual performance of the Group during such Financial Quarter and the performance of the Group forecast in the budget for such period and providing a forecast of the performance of the Group for the next twelve months; and

               (d) a written report of a Duly Authorised Officer of the Borrower setting out, in reasonable detail, an analysis of the status of the crates over the previous four Financial Quarters including details of crate breakages and the rate of turnover per crate (including the number of cycles per crate for such Relevant Period).

       (iii) as soon as the same become available, but in any event within (x) in the case of each calendar month falling on or after 31 January 1998 but before the first anniversary of the date hereof, 45 days and (y) in any other case 30 days after the end of each calendar month, deliver to the Agent:

               (a) the management accounts of the Group (on a consolidated and unconsolidated basis) for such calendar month (on a month-to-month and cumulative basis and in a form reasonably acceptable to the Agent) and providing a management commentary thereon as to, inter alia, the Group's performance during such calendar month and any material developments or proposals affecting the Group or its business;

               (b) a compliance certificate in a form reasonably acceptable to the Agent given on behalf of the Borrower by a Duly Authorised Officer certifying the Total Debt to Adjusted EBITDA ratio for the purpose of Clause 13.4 for such calendar month, supported by reasonably detailed calculation; and

               (c) a report containing sufficiently detailed information regarding the extent (both as to volume and amount) of leasing which each Group Entity (on a subsidiary by subsidiary basis) enters into as principal with growers and the amount of receivables owing to each such Group Entity; and

       (iv) from time to time on the request of the Agent, furnish the Agent with such information about the business, operations, performance, prospects and financial condition of the Group or any Group Entity or any other information as the Agent or any Bank through the Agent may reasonably require, in particular all information and documents as may be required under Sections 13, 13(a) and 18 of the German Banking Act (Gesetz uber das Kreditwesen).

27.2 The Borrower shall, as soon as the same become available, and in any event not later than 30 days before the beginning of any Accounting Reference Period commencing with the financial year beginning 1 January 1999, deliver to the Agent in sufficient copies for the Banks an annual Budget prepared by reference to each month in respect of such financial year of the Group including:

       (i) forecasts of projected disposals (including timing and amount thereof) of the Group for such Accounting Reference Period and for the next two succeeding Accounting Reference Periods;

       (ii) projected annual profit and loss accounts for, and projected balance sheets and cash flow statements on a monthly basis for, such Accounting Reference Period and for the next two succeeding Accounting Reference Periods on a consolidated basis for the Group including a detailed working capital plan with an explanation of the assumptions made with respect to the Group's working capital requirements;

       (iii) a qualitative analysis and commentary from the management on its proposed activities for such Accounting Reference Period and for the next two succeeding Accounting Reference Periods and such financial years;

       (iv)    projections of Capital Expenditure; and

       (v) targets for the turnover rate of the container pool and the average annual breakage rate and the Borrower shall forthwith provide the Agent with details of any material changes in the projections delivered under Clause 27.2 as soon as it becomes aware of any such change.

27.3   The Borrower shall ensure that:

       (i) each set of financial statements delivered by it pursuant to Clause 27.1 and 27.2 is prepared in accordance with the Accounting Principles and (other than changes to the basis in order to accord with the Accounting Principles where an appropriate agreement has been reached in accordance with Clause 27.4) on the same basis as is used in the preparation of the Original Financial Statements together with an appropriate reconciliation statement in relation to financial statements not prepared in accordance with the Accounting Principles and that each statement in respect of the Group is prepared on a consolidated and consolidating basis;

       (ii) each set of financial statements delivered by it pursuant to Clause 27.1(i), (ii) or (iii) is certified on behalf of the Borrower by an Authorised Signatory of the Borrower (a) (in the case of each set of financial statements delivered by it under Clause 27.1(i)) as giving (where such financial statements are audited) a true and fair view of the financial condition of the Group and each Group Entity as at the end of the period to which those financial statements related and of the results of its operations during such period or (where such financial statements are not audited) fairly represent the financial condition of the Group and each Group Entity as at the end of the period to which those financial statements related and of the results of its operations during such period and (b) (in the case of each set of financial statements delivered by it under Clause 27.1(ii) and
               (iii)) as being (to the best of his/her knowledge and belief) accurate in all material respects; and

       (iii) each set of financial statements delivered by it pursuant to Clause 27.1(i)(a) has been audited by the Auditors.

27.4 Without prejudice to the obligations contained in Clause 27.3(i), if any accounts to be delivered under Clause 27.1 are prepared on a basis not contemplated by Clause 27.3(i) or the Accounting Principles in effect on the date as of which the Original Financial Statements were prepared (as appropriate) change in a way that affects the financial covenants contained in Clause 28 or the calculation of Excess Cash Flow:

       (i) the Agent (acting on the instructions of an Instructing Group) and the Borrower shall, at the Agent's request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 28 or the calculation of Excess Cash Flow and/or the definitions used therein as may be necessary to grant to the Banks protection comparable to that granted on the date hereof, and any amendments as agreed will have effect on the date agreed between the Agent and the Borrower; and

       (ii) if no such agreement is reached within 30 days of the Agent's request, the Agent shall (if so requested by an Instructing Group) instruct independent accountants to determine any amendments to Clause 28 or the calculation of Excess Cash Flow which those accountants (acting as experts and not as arbitrators) consider appropriate to grant to the Banks protection comparable to that granted on the date hereof, which amendments shall be binding and shall take effect when so determined by those accountants. The reasonable cost and expenses of those accountants shall be for the account of the Borrower.

27.5 Each set of accounts, financial reports and other documents delivered to the Agent under Clause 27 shall be delivered in sufficient copies for each Bank.

27.6 The Borrower shall promptly on the appointment of any replacement Auditors execute and deliver a letter in the agreed form to authorise the Auditors to confirm to and discuss with the Agent (upon or after the occurrence of an Event of Default which is continuing unremedied and unwaived and having given the Borrower an opportunity to attend such discussions) the factual accuracy of information related to or arising out of the annual audit of the Group by the Auditors and the due application of the Accounting Principles to the audit process and shall procure that the Auditors acknowledge such authorisation. Under conditions that normally apply to audits in accordance with generally accepted audit standards, the Borrower shall provide the Auditors with unrestricted access to all and any information available to or in the possession of the Borrower or any other Group Entity in this regard and shall otherwise ensure that full co-operation is afforded to the Auditors.

27.7 The Borrower hereby undertakes to provide to the Agent on a monthly basis (in sufficient copies for the Banks) information (in such form and containing such details as the Agent may reasonably require) regarding the installation of information technology systems within the Group and regarding the appointment of a Chief Operations Co-ordinator for the Group and a Financial Controller for the Group and, in any case, to ensure that a Chief Operations Co-ordinator for the Group and a Financial Controller of the Group (in each case acceptable to IFCO Europe) is appointed within three months of the date hereof and to ensure that the information technology systems are installed in a timely fashion and in accordance with the timetable set out in the IT Schedule.

27.8   The Borrower shall supply to the Agent in sufficient copies for the
Banks:

       (i) all documents despatched to the shareholders of the Borrower which are required to be sent to such shareholders by law without their specific request; and

       (ii) all documents despatched by or on behalf of the Borrower to its creditors generally in their capacity as such,

in all cases at the same time as such documents are despatched.

27.9 The Borrower shall provide to the Agent, in sufficient copies for the Banks, the annual Budget for 1998 prepared by reference to each month in respect of the financial year of the Group ending on 31 December 1998 and containing all of the information set out in Clauses 27.2 (i) to (v) inclusive by no later than 31 March 1988.

28.    Financial Condition

28.1   The Borrower shall ensure that:

(i)    Senior Interest Cover Ratio

       (a) the ratio of EBITA to Senior Interest Expense, calculated on an Adjusted Rolling Basis, shall not, in respect of any Adjusted Relevant Period ending on each Financial Quarter set out below be less than the ratio set out below as applicable in relation to that Financial Quarter:

               Financial Quarter Ending          Ratio

               31 March 1998                     1.7:1
               30 June 1998                      2.3:1
               30 September 1998                 2.6:1

       and

       (b) the ratio of EBITA to Senior Interest Expense, calculated on a Rolling Basis, shall not in respect of any Relevant Period ending on each Financial Quarter be less than the ratio set out below as applicable in relation to that Financial Quarter:

               Financial Quarter Ending          Ratio

               31 December 1998                  3.0:1
               31 March 1999                     3.5:1
               30 June 1999                      4.0:1
               30 September 1999                 4.5:1
               31 December 1999                  4.7:1

               30 March 2000                       5:1

       and

       (c) the ratio of EBITA to Senior Interest Expense, calculated on a Rolling Basis, shall not, in respect of any Relevant Period ending in each Financial Quarter beginning after 30 March 2000 be less than 5:1;

(ii)   Total Interest Cover

       (a) the ratio of EBITA to Total Interest Expense, calculated on an Adjusted Rolling Basis, shall not, in respect of any Adjusted Relevant Period ending on the last day of each Financial Quarter set out below be less than the ratio set out below as applicable in relation to that Financial Quarter:

               Financial Quarter Ending          Ratio

               31 March 1998                     1.2:1
               30 June 1998                      1.7:1
               30 September 1998                 1.9:1

       and

       (b) the ratio of EBITA to Total Interest Expense, calculated on a Rolling Basis, shall not, in respect of any Relevant Period ending on the last day of each Financial Quarter be less than the ratio set out below as applicable in relation to that Financial
               Quarter:

               Financial Quarter Ending          Ratio

               31 December 1998                  2.1:1
               31 March 1999                     2.5:1
               30 June 1999                      2.8:1
               30 September 1999                   3:1
               31 December 1999                    3:1
               30 March 2000                       4:1
               30 June 2000                        4:1
               30 September 2000                   4:1
               31 December 2000                    4:1
               31 March 2001                       4:1
               30 June 2001                        4:1
               30 September 2001                   4:1
               31 December 2001                    4:1
               31 March 2002                       4:1
               30 June 2002                        4:1
               30 September 2002                   4:1
               31 December 2002                    4:1
               31 March 2003                       4:1

               30 June 2003                        4:1
               30 September 2003                   4:1
               31 December 2003                    4:1
               31 March 2004                       4:1
               30 June 2004                        4:1
               30 September 2004                   4:1

(iii)  Total Cash Cover

       (a) the ratio of Cash Flow in respect of any Adjusted Relevant Period to Total Debt Service shall not be less than 1.1:1.

       and

       (b) the ratio of Cash Flow in respect of any Relevant Period to Total Debt Service shall not be less than the amount set out below alongside such period:

               Financial Quarter Ending          Ratio

               31 December 1998                  1.1:1
               31 March 1999                     1.1:1
               30 June 1999                      1.1:1
               30 September 1999                 1.1:1
               31 December 1999                  1.1:1
               30 March 2000                     1.1:1
               30 June 2000                      1.1:1
               30 September 2000                 1.1:1
               31 December 2000                  1.1:1
               31 March 2001                     1.1:1
               30 June 2001                      1.1:1
               30 September 2001                 1.1:1
               31 December 2001                  1.1:1
               31 March 2002                     1.1:1
               30 June 2002                      1.1:1
               30 September 2002                 1.1:1
               31 December 2002                  1.1:1
               31 March 2003                     1.1:1
               30 June 2003                      1.1:1
               30 September 2003                 1.1:1
               31 December 2003                  1.1:1
               31 March 2004                     1.1:1
               30 June 2004                      1.1:1
               30 September 2004                 1.1:1

(iv)   Net Worth

       the Net Worth of the Group shall not at any time during any period specified below be less than the amount set out below alongside such period:

       Financial Quarter Ending                Amount (DM,000,000)

               31 March 1998                    63.8
               30 June 1998                     64.4
               30 September 1998                65.3
               31 December 1998                 66.5
               31 March 1999                    67.6
               30 June 1999                     69.0
               30 September 1999                70.7
               31 December 1999                 72.3
               30 March 2000                    74.0
               30 June 2000                     75.0
               30 September 2000                76.0
               31 December 2000                 77.5
               31 March 2001                    78.0
               30 June 2001                     79.0
               30 September 2001                80.0
               31 December 2001                 80.0
               31 March 2002                    85.0
               30 June 2002                     90.0
               30 September 2002                95.0
               31 December 2002                100.0
               31 March 2003                   105.0
               30 June 2003                    110.0
               30 September 2003               115.0
               31 December 2003                120.0
               31 March 2004                   130.0
               30 June 2004                    140.0
               30 September 2004               160.0

(v)    Leverage

       (a) the ratio of Total Debt on the last day of the Financial Quarter set out below to Annualised Adjusted EBITDA for the Adjusted Relevant Period shall not exceed the ratio set out below as applicable for that Financial Quarter;

               Financial Quarter Ending          Ratio

               31 March 1998        6.5:1
               30 June 1998         5.8:1
               30 September 1998    5.3:1

       and

       (b) subject to clause 28.2 the ratio of Total Debt on the last day of the Financial Quarter set out below to Adjusted EBITDA for the Relevant Period shall not exceed the ratio set out below as applicable for that Financial Quarter;

           Financial Quarter Ending               Ratio

           31 December 1998                       5.3:1
           31 March 1999                          4.7:1
           30 June 1999                           4.4:1
           30 September 1999                        4:1
           31 December 1999                         4:1
           30 March 2000                          3.7:1
           30 June 2000                           3.5:1
           30 September 2000                      3.4:1
           31 December 2000                       3.3:1
           31 March 2001                          3.1:1
           30 June 2001                           2.7:1
           30 September 2001                      2.6:1
           31 December 2001                       2.5:1
           31 March 2002                          2.5:1
           30 June 2002                           2.5:1
           30 September 2002                      2.5:1
           31 December 2002                       2.5:1
           31 March 2003                          2.5:1
           30 June 2003                           2.5:1
           30 September 2003                      2.5:1
           31 December 2003                       2.5:1
           31 March 2004                          2.5:1
           30 June 2004                           2.5:1
           30 September 2004                      2.5:1

28.2 If either:

     (a) at the end of any Financial Quarter referred to below the number of CrateTurns Per Year calculated on a Rolling Basis exceeds, by ten per cent or more, the figure set out for such Financial Quarter in the Business Plan; or

     (b) at the end of any Financial Quarter referred to below, the Breakage Rate set out in the Business Plan exceeds the actual Breakage Rate by ten per cent or more (calculated on a Rolling Basis), for such Financial Quarter;

     and, in either case,

     (c) Adjusted EBITDA for the Relevant Period is greater than ten per cent of the Adjusted EBITDA for such Relevant Period set out in the Business Plan,

then the ratio for the relevant Financial Quarter set out in Clause 28.1(v)(b) shall be adjusted so that the Borrower shall ensure that the ratio of Total Debt on the last day of the Financial Quarter set out below during which the conditions set out above have been met shall not exceed the ratio set out below as applicable thereto:

           Financial Quarter Ending               Ratio

           30 June 1999                           4.6:1
           30 September 1999                      4.5:1
           31 December 1999                       4.3:1
           30 March 2000                          4.0:1
           30 June 2000                           3.7:1
           30 September 2000                      3.5:1


28.3 (i) The covenants contained in Clauses 28.1(i), (ii), (iii) and (v) will be tested as of the dates specified in those Clauses, by reference to the quarterly accounts delivered pursuant to Clause 27.1(ii) and by reference to the audited accounts delivered pursuant to Clause 27.1(i).

     (ii) The covenant contained in Clause 28.1(iv) shall be complied with at all times and for this purpose Net Worth shall be subject to adjustment on a continuing basis by any losses or profits demonstrated by the monthly accounts delivered pursuant to Clause 27.1(iii), the quarterly accounts delivered pursuant to Clause 27.1(ii) and the audited accounts delivered pursuant to Clause 27.1(i).

28.4 If, at any time the covenants contained in Clauses 28.1 are breached, the Borrower shall ensure that no Capital Expenditure shall be made by any member of the Group for so long as the covenants contained in those clauses (or any of them) are not met and the Borrower shall provide a proposal to remedy such breach in form and substance satisfactory to an Instructing Group.

28.5 The expressions used in Clause 13, Clause 27, this Clause 28 and in the definition of Excess Cash Flow shall, subject as provided herein, be calculated by reference to the Group and be construed in accordance with the Accounting Principles but so that the capitalised terms used in such Clauses and in such definitions shall, for the purposes of those Clauses and definitions have the following meanings:

     (i) "Adjusted EBITDA" means, in relation to any Relevant Period (or, where appropriate, Adjusted Relevant Period), EBITDA for such period plus the amount of rentals under Finance Leases during such Relevant Period less any Replacement Capital Expenditure made in that period;

     (ii) "Adjusted Relevant Period" means, (a) in respect of the First Financial Quarter ending in 1998, such Financial Quarter, (b) in respect of the Second Financial Quarter ending in 1998, the period from 1 January 1998 to 30 June 1998 and (c) in respect of the third Financial Quarter ending in 1998, the period from 1 January 1998 to 30 September 1998;

     (iii) "Adjusted Rolling Basis" refers to any calculation of a ratio or an amount made at the end of a Financial Quarter in respect of that Financial Quarter, or, where the relevant Financial Quarter is not the first Financial Quarter of 1998:

           (a) where the calculation is made in relation to the second Financial Quarter of 1998, that Financial Quarter and the previous Financial Quarter; and

           (b) where the calculation is made in relation to the third Financial Quarter of 1998, that Financial Quarter and the previous two Financial Quarters;

     (iv)  "Annualised Adjusted EBITDA" means:

           (a) in relation to the Financial Quarter ending on 31 March 1998, Adjusted EBITDA for such period multiplied by four;

           (b) in relation to the Financial Quarter ending on 30 June 1998, the sum of Adjusted EBITDA for such period divided by two and multiplied by four; and

           (c) in relation to the Financial Quarter ending on 30 September 1998, the sum of Adjusted EBITDA for such period divided by three and multiplied by four;


     (v) "Breakage Rate" means, in respect of any Relevant Period, the average number of crates which have been leased by any Group Entity to growers which are broken during a crate cycle expressed as a percentage of the number of completed crate cycles during such Relevant Period;

     (vi) "Capital Expenditure" means, in respect of any Relevant Period (or, where appropriate, Adjusted Relevant Period), Replacement Capital Expenditure, Growth Capital Expenditure and any other capital expenditure;

     (vii) "Cash Flow" means, in respect of any Relevant Period or, where applicable, any Adjusted Relevant Period, EBITDA for such period adjusted as follows:

           (a) deducting taxes paid during the relevant Accounting Reference Period;

           (b) deducting increases (or adding decreases) in Working Capital over the relevant Accounting Reference Period;

           (c) deducting Capital Expenditure;

           (d) deducting the actual cash effect of extraordinary charges and adding the actual cash effect of extraordinary income under the Accounting Principles during the relevant Account Reference Period;

           (e) deducting the actual cash effect of currency losses and adding the actual cash effect of currency gains during the relevant Accounting Reference Period;

            (f) adding the actual cash effect of disposals (deducting any profit element and/or adding any loss made on) of any asset made during the relevant Accounting Reference Period permitted hereunder; and

            (f) plus any net increase or minus any net decrease in the capital element of any Permitted External Leasing entered into during such Accounting Reference Period;

     (viii) "Crate Turns Per Year" means, in respect of any Relevant Period, the average number of income generating completed crate cycles made by all crates owned by or leased to all Group Entities during such Relevant Period;

     (ix) "Current Assets" means at any time the sum of Inventory, trade receivables, receivables from affiliates and other receivables, marketable securities and prepaid expenses, in each case as set out in sections 266(2)B and C of the Commercial Code (HGB), but excluding cash at bank and in hand;

     (x) "EBIT" means for any Relevant Period (or, where appropriate, Adjusted Relevant Period), the consolidated earnings of the Group for such Relevant Period (or, where appropriate, Adjusted Relevant Period) before (or, if already taken into account in calculating the consolidated earnings of the Group, after adding back):

            (a) any expense or income on account of income taxes and deferred taxation;

            (b) any interest (excluding the amount of rentals under Finance Leases), commissions, discounts and other fees incurred by any Group Entity in respect of Financial Indebtedness and of the costs relating to hedging permitted under the Permitted Treasury Transactions;

            (c)  any interest earned by any Group Entity; and

            (d) items treated as extraordinary income or charges under the Accounting Principles;

     (xi) "EBITA" means, in respect of any Relevant Period (or, where appropriate, Adjusted Relevant Period), EBIT for such Relevant Period (or, where appropriate, Adjusted Relevant Period) plus amortisation;

     (xii) "EBITDA" means in respect of any Relevant Period (or, where appropriate, Adjusted Relevant Period), EBIT for such Relevant Period (or, where appropriate, Adjusted Relevant Period) plus depreciation and amortisation;

     (xiii) "Financial Quarter" means each of those periods of approximately three calendar months in any financial year of the Group ending on any Quarter Date;

     (xiv) "Growth Capital Expenditure" means, in respect of any Relevant Period (or, where appropriate, Adjusted Relevant Period), expenditure by a Group Entity in financing the purchase of crates which results in an increase in the number of crates owned by or leased to the Group;

     (xv) "Liabilities" means at any time the sum of all liabilities (including trade creditors, accruals, amounts payable to affiliates and pension provisions and other provisions and liabilities (including, for the avoidance of doubt, any provisions made in respect of amounts representing deposits for crate rentals which are expected to be returned) and excluding any Financial Indebtedness) and prepayments and deferred income;

     (xvi) "Net Worth" means the equity of the Borrower (including its subscribed capital, capital reserves, earnings reserves, profit or loss carried forward and annual surplus or deficit) in each case as set out in section 266(3)A of the Commercial Code (HGB) and as shown in the Borrower's consolidated balance sheet:

             (a) less any dividend or other distribution declared, recommended or made by any Group Entity to the extent such distribution is not provided for in such accounts;

             (b) less the cumulative amount of any writing up of the book value of any assets of any Group Entity;

             (c) less or plus (as the case may be) any amount attributable to minority interests;

             (d) not making any adjustments for any amounts positive or negative attributable to goodwill or amortisation;

     (xvii) "Relevant Period" means the period of four Financial Quarters ending on the date on which the relevant calculation falls to be made;

     (xviii) "Replacement Capital Expenditure" means, in respect of any Relevant
             Period, expenditure by a Group Entity on the improvement or replacement of crates (together with costs properly incurred in connection therewith) (which are necessary in order to maintain the total number of crates within the Group);

     (xix) "Rolling Basis" refers to the calculation of a ratio or an amount made at the end of a Financial Quarter in respect of that Financial Quarter and the preceding three Financial Quarters;

     (xx) "Senior Interest Expense" means, in respect of any Relevant Period, Total Interest Expense less such part of Total Interest Expense as is incurred in connection with the Senior Subordinated Facility Documents plus amounts paid and/or costs charged during the
                       ----
             Relevant Period (or, where appropriate, Adjusted Relevant Period) relating to hedging arrangements entered into in connection with the obligations under the Facility Documents;

     (xxi) "Total Debt" means, at any time, the aggregate of all Financial Indebtedness of the Group Entities at such time incurred under or pursuant to this Agreement, the Senior Subordinated Facility Agreement or any Permitted External Leasing;

     (xxii) "Total Debt Service" means in respect of any Relevant Period (or, where appropriate, Adjusted Relevant Period), the aggregate of:

              (a)  Total Interest Expense (excluding capitalised interest); and

              (b) the aggregate of the scheduled repayments, prepayments or other payments of principal under the Term Facilities; and

              (c) any dividends on shares or similar payments made to warrantholders by the Borrower (which for the avoidance of doubt, is prohibited pursuant to Clause 29); and

     (xxiii) "Total Interest Expense" means in respect of any Relevant Period (or, where appropriate, Adjusted Relevant Period), the aggregate (on a consolidated basis) of all interest, commission, fees and other charges incurred by all Group Entities in respect of Financial Indebtedness (other than Financial Indebtedness incurred pursuant to Permitted Leasing facilities and Financial Indebtedness incurred pursuant to Permitted Factoring) accruing or paid in the Relevant Period or Adjusted Relevant Period (as appropriate):

              (a) less amounts received pursuant to interest hedging arrangements entered into in connection with the obligations under the Facility Documents and permitted as Permitted Treasury Transactions; and

              (b) plus amounts paid and/or costs charged during the relevant period relating to hedging arrangements entered into in connection with the obligations under the Facility Documents,

     (xxiv)   "Working Capital" means on any date:

              (a)  Current Assets of the Group; less

              (b)  Liabilities of the Group.

29.  Covenants

29.1 The Borrower and (in the case of Clauses 29.1(i), (ii), (v), (xiv), (xvii) and (xviii) only) IFCO Europe shall itself and (in the case of the Borrower) shall (to the extent legally possible) procure that each Group Entity shall (except as may be otherwise agreed in writing by an Instructing Group):

     (i) do all such things as are necessary to maintain its existence as a legal person save for ceasing to exist by virtue of a solvent reorganisation which has previously been consented to by the Agent and the Banks;

     (ii) obtain, comply with the terms of, promptly renew from time to time and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences, consents and exemptions available and required under or by any applicable law or regulation to enable it to lawfully enter into and perform its obligations under the Facility Documents to which it is expressed to be party or, so far as it is possible to do so, to ensure the legality, validity or admissibility in evidence of such Facility Documents and, on request of the Agent, supply copies (certified by a director of the Borrower, IFCO Europe or relevant Group Entity (as appropriate) as true, complete and up to date), of any such authorisations, approvals, licences, consents and exemptions;

     (iii) effect and maintain insurances on and in relation to its business, assets and rights of an insurable nature (against loss or damage by fire, storm, explosion and other consequential losses) and in relation to product and third party liability and for such amounts as a reasonably prudent person carrying on a similar business to that Group Entity might be expected to maintain and as may from time to time be required by the Agent (acting reasonably). The relevant Group Entity shall (if so requested in writing) supply the Agent with copies of all such insurance policies or certificates of insurance in respect thereof or such other evidence of the existence of such policies as may be reasonably acceptable to the Agent and shall, in any event, notify the Agent of any material changes to its insurance cover made from time to time. The Borrower shall certify (by way of a Certificate from a Duly Authorised Officer) within 30 days of the end of each Accounting Reference Period that all insurance premiums for the Group have been paid in respect of such Accounting Reference Period and that all insurances for the Group are up to date;

     (iv) promptly inform the Agent of the occurrence of any Event of Default or Potential Event of Default upon becoming aware of the same and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred and is continuing;

     (v) ensure that, to the extent such action is legally possible, at all times the claims of the Beneficiaries against it under any of the Facility Documents to which it is expressed to be a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save, in each case, those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

     (vi) comply with all applicable laws, rules, regulations and orders and obtain and maintain all governmental and regulatory consents and approvals the failure to comply with which might reasonably be expected to have a Material Adverse Effect;

     (vii) ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in all applicable jurisdictions and does all things necessary to obtain, preserve and keep in full force and effect all rights including, without limitation, all rights which are necessary for the conduct of its business, the absence of which might reasonably be expected to have a Material Adverse Effect;

     (viii) duly and punctually pay and discharge (a) prior to the imposition of any material penalties in respect thereof, all Taxes, assessments and governmental charges imposed upon it or its assets and (b) all lawful claims which, if unpaid, would by law become Encumbrances upon its assets save to the extent payment thereof is being contested in good faith by the relevant Group Entity and where payment thereof can be lawfully withheld;

     (ix) maintain and preserve all of its assets that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, where the failure to maintain or preserve might reasonably be expected to have a Material Adverse Effect;

     (x) comply with all Environmental Laws and maintain and comply with the terms and conditions of all Environmental Approvals, in each case as may be necessary for the conduct of its business, the failure to comply with which might reasonably be expected to have a Material Adverse Effect;

     (xi) maintain and preserve all of the Material Intellectual Property and use reasonable endeavours to maintain and preserve all other Intellectual Property which a prudent person carrying on a similar business to the Group would use;

     (xii) procure that the Material Intellectual Property is registered with all appropriate registries and authorities (including, in the case of any patents) at the European and International Patent offices or other appropriate local registries in the name of the owner of such intellectual property and, in particular but without limiting the generality of the foregoing, the Borrower shall, within four weeks of the date of this Agreement, submit all applications for registration and other documents or forms necessary to ensure that the Patent is registered in the name of GBL at Patent Offices in Germany, Austria, France, Switzerland, Denmark, Spain, the United Kingdom and Italy (and shall provide the Agent with confirmation of the submission of such applications and shall not withdraw such applications) and shall do all things necessary, recommended or required (including, without limitation, co-operating to the fullest extent possible with such Patent offices, answering all requisitions, paying all fees and submitting all documents requested or required) to ensure that the registrations are completed in a timely fashion and shall maintain or procure the maintenance of all such registrations and pay all fees and do all such other things as may be required to ensure the protection of such registrations;

     (xiii) promptly notify the Agent upon the creation or acquisition of Material

              Intellectual Property and, at the request of the Agent, grant security in favour of the Security Trustee over all such Material Intellectual Property;

     (xiv) at its own expense, take all such action as the Agent, or the Security Trustee, may require for the purpose of perfecting or protecting the Agent's and the pledgees' or Security Trustee's rights under and preserving the security interests intended to be created by any of the Facility Documents or for facilitating the realisation of any such security or any part thereof;

     (xv) advise the Agent forthwith of the details of each litigation, arbitration or administrative proceeding pending or (to its knowledge) threatened against any Group Entity which may (together with any legal or other costs in connection therewith) result in a liability of such Group Entity in an amount in excess of DM1,000,000 or its equivalent;

     (xvi) ensure that any one or more authorised representatives of the Agent will be allowed to have access to the assets, books and records of each Group Entity and to inspect the same at any time upon or after the occurrence of an Event of Default which is continuing unremedied and unwaived on the giving of reasonable notice;

     (xvii) to the extent legally possible and as required by the Agent (acting on the instructions of an Instructing Group) and at the Borrower's expense (which, for the avoidance of doubt, may include the cost of obtaining legal opinions regarding such security in accordance with the requirements of the Agent or the terms of any Facility Document) from time to time (and, in the case of any shares in MTS, within five business days of acquiring the same (unless otherwise such requirement is waived by the Agent acting on the instructions of an Instructing Group)), create or procure the creation of such security over the shares or assets of MTS or any Group Entity in favour of the Beneficiaries where such company becomes a Group Entity or where it becomes necessary to replace any security which secured all or any of the obligations of the Borrower under the Facility Documents which has lapsed or become unenforceable;

     (xviii) at its own expense, take all such action as the Agent or the Security Trustee (each acting on the instructions of an Instructing Group) may reasonably require for the purpose of perfecting or protecting the Beneficiaries' rights under, and preserving the security interests intended to be created by, any of this Agreement and the Senior Security Documents (including, where necessary, the provision of security over the shares of IFCO Contenedores S.A. or other Group Entities to secure the obligations of the Borrower under any Hedging Agreements not otherwise secured) or for facilitating the realisation of any such security or any part thereof Provided that this does not restrict the ability of the Borrower or any member of the Group to conduct its business or assets so pledged prior to an Event of Default in the ordinary course of business;

     (xix) where any report provided pursuant to Clause 27.1(iii)(c) shows that the amount of receivables owing to the Borrower are less than 70% of all receivables owing to the Group, provide or procure the provision to the Security Trustee on behalf of all the Beneficiaries at the Borrower's expense (which, for the avoidance of doubt, may include the cost of obtaining any legal opinions required by the Agent or pursuant to the Finance Documents) such additional security (including security over the receivables or other assets of individual Group Entities) as the Agent may specify;

     (xx) ensure that at all times amounts payable, including interest and principal, under the Senior Subordinated Facility Documents are (unless otherwise provided herein or in any other Facility Document) subordinated to the claims of the Banks under the Facility Documents;

     (xxi) ensure adequate contributions are made to pension schemes in respect of employees of the Group where such pension schemes are required in the Relevant Jurisdiction of such Group Entity; and

     (xxii) promptly notify the Agent of any termination before the end of its usual contractual term of the Supply Agreement or any material adverse change to the Supply Agreement.

29.2 The Borrower shall not and shall procure that no Group Entity shall, without the prior written consent of an Instructing Group (and, in the case of Clauses 29.2(iv) and 29.2(v) only, IFCO Europe shall procure that the Borrower shall not, without the prior written consent of an Instructing Group):

     (i) create (or agree to create) or permit to subsist any Encumbrance over all or any of its present or future revenues or assets or undertaking other than a Permitted Encumbrance;

     (ii) save for Permitted Transactions and Permitted Loans, make or provide any loans or give any guarantees or grant any credit or other financial accommodation to or for the benefit of any person (or agree so to do) whether or not such person is a Group Entity other than (a) trade credit granted in the ordinary course of trading provided that such trade credit is on arm's-length terms and upon terms usual for such trade or (b) loans made to IFCO Europe Provided that the amount of such loans does not exceed, in aggregate DM500,000 (or its equivalent);

     (iii) incur, create or permit to subsist or have outstanding any Financial Indebtedness other than Permitted Indebtedness;

     (iv) pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution or make any distribution of assets or any payment in respect of interest or principal or other payment whatsoever whether directly or indirectly to any warrantholder;

     (v) agree any amendment to or variation of any document delivered to the Agent pursuant to Clause 4 or waive any right thereunder nor alter any rights attaching to the authorised and issued share capital of any Group Entity which, in any such case, (in the opinion of the Banks) might reasonably be expected materially and adversely to affect the interests of the Banks (for avoidance of doubt, nothing in this Clause 29.2 (v) shall prevent GE or General Electric Capital Corporation from exercising any of its rights to increase its shareholding in IFCO Europe under the Investment Agreement in accordance with its terms);

       (vi) enter into any receivables purchase, factoring or discounting arrangements other than Permitted Factoring;

       (vii) enter into any Treasury Transactions other than Permitted Treasury Transactions;

       (viii) incur any Replacement Capital Expenditure other than Permitted Expenditure;

       (ix) enter into any Finance Leases with any Non-Group Entity other than Permitted External Leasing.

29.3 The Borrower undertakes that it shall itself and shall procure that each Group Entity shall ensure that without prejudice to any other restriction contained in any of the Facility Documents and save as permitted by an Instructing Group:

       (i) no account of any Non-Group Entity shall be included in any profit and loss pooling arrangements (Ergebnisabfuhrungs-und Beherrschungsvertag) or arrangements whereby credit or debit balances on accounts of one or more Group Entity may be netted against debit or credit balances on accounts in the name of other Group Entities;

       (ii) no payment of principal or interest, charges, fees or other amounts on any loan or other financial accommodation made by any Non-Group Entity to any Group Entity shall be made other than such payments made in relation to Permitted Indebtedness Provided that, for the avoidance of doubt, payments of trade credit otherwise permitted hereunder by any Group Entity to Schoeller Plast Industries GmbH made pursuant to any arrangements for deferred payment or any such payments where the proceeds of such payment are immediately used (directly or indirectly) in the repayment of Existing Indebtedness which is required to be repaid pursuant to this Agreement may be made;

       (iii) all arrangements made by any Group Entity with any other person (whether or not such person is a Group Entity) shall be on arm's length terms (and the Auditors shall confirm to the Agent annually that any such arrangements made during the year to which the relevant confirmation relates were made on arm's length terms).

29.4   (i)     The Borrower shall, within ninety (90) days of the date hereof enter into the

               Treasury Transactions envisaged by the Hedging Strategy Letter.

       (ii)    The Borrower agrees and each Hedge Counterparty agrees that:

               (a) any Hedging Agreement to which it is at any time party governing the terms of a hedging transaction will be in the form of either the German Framework Contract for Financial Markets (Rahmenvertrag fur Finanztermingeschafte) or the ISDA 1992 Master Agreement and will provide for "two way payments" in the event of a termination of that hedging transaction entered into under such Hedging Agreement whether upon a termination event or an Event of Default (as defined herein), meaning that the defaulting party under that Hedging Agreement will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions effected under that Hedging Agreement is in its favour;

               (b) if on termination of any hedging transaction under any Hedging Agreement to which it is party a settlement amount or other amount falls due from the Hedge Counterparty to the Borrower then, if the security constituted by the Senior Security Documents has become enforceable, that amount shall be paid by such Hedge Counterparty to the Security Trustee and treated as proceeds of enforcement of the security conferred by the Senior Security Documents for application in the order prescribed in the Security Trust Agreement and Intercreditor Agreement;

               (c) until service of a notice by the Agent under Clause 30.1, no Hedge Counterparty will exercise any right it might otherwise have pursuant to any Hedging Agreement to terminate any hedging transactions under such Hedging Agreement or to refuse to make any payment due from it thereunder; and

               (d) each Hedge Counterparty shall, promptly after the Agent has served a notice under Clause 30.1, exercise any and all rights it may have to terminate the hedging transactions under each Hedging Agreement to which it is party, unless the Agent (acting on the instructions of an Instructing Group) otherwise agrees or requires.

29.5 The Borrower shall give the Agent not less than 25 business days' prior written notice of the intention of it or of its subsidiaries to:

       (i)     change its accounting reference date or financial year end;

       (ii) pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution or make any distribution of assets or any payment in respect of interest or principal or other payment whatsoever (each such payment referred to herein as a "distribution") whether directly or indirectly to any shareholder save for Permitted Transactions or otherwise where the proceeds of such distribution are to be immediately utilised in the repayment of Existing Indebtedness which is intended to be repaid pursuant to the terms hereof or a prepayment hereunder;

       (iii) (a) issue or redeem or repurchase, purchase, defease or retire any shares other than pursuant to any Flotation of such shares or
               (b) alter any rights attaching to its issued shares in existence (including preference shares) at the date hereof which would increase amounts payable in respect of those shares or materially adversely affect the rights and interests of the Beneficiaries;

       (iv) dispose of, by one or more transactions or series of transactions (whether related or not and whether involuntarily or voluntarily), the whole or any part of or any interest in its revenues, assets, business or undertaking other than Permitted Disposals;

       (v) make any material changes to the general nature of the business of the Borrower or the Group on the date hereof, or carry on any other business which results in any change to the nature of such business.

29.6 The Agent shall be entitled within 10 business days of receipt of the Borrower's notice under Clause 29.5 to request the Borrower to supply to the Agent in sufficient copies for the Banks any relevant information in connection with the proposed action or steps referred to in such notice.

29.7 The Agent shall notify the Borrower, within 10 business days of receipt of the Borrower's notice under Clause 29.5, or if additional information has been requested by the Agent within the prescribed time, within 10 business days of receipt of such information, whether the proposed action or steps under Clause 29.5 is or is, in the reasonable opinion of the Agent, acting on the instructions of an Instructing Group, likely to have a Material Adverse Effect.

29.8 If the proposed action or steps under Clause 29.5 is so considered by the Agent to have a Material Adverse Effect and the relevant member of the Group nevertheless takes such action or steps under Clause 29.5, the Agent shall be entitled to make (and, if so instructed by an Instructing Group, shall make) the declaration, request and/or instruction set out in Clause 30.1 and call for repayment of the Advances and exercise the other rights in accordance with Clause 30.2.

29.9 The Borrower covenants that it will procure that for a period of 30 consecutive days in each financial year beginning after 31 December 1998, the Tranche A Available Revolving Facility Outstandings are not more than fifty per cent. (50%) of the aggregate of each Bank's Tranche A Revolving Commitment during such period.

29.10 IFCO Europe hereby undertakes that it shall procure that so long as any amount remains outstanding under any of the Facility Documents or the Senior Subordinated Facility Documents, MTS shall not utilise any Intellectual Property or other property or assets owned, leased, licensed or otherwise made available to any Group Entity.

29.11 The Borrower hereby undertakes to provide the Agent and the Arrangers with any information or other assistance they may require in updating the Information Memorandum with a view to undertaking a Syndication of the Facilities.

29.12 The Borrower shall, promptly upon becoming aware of the same, notify the Agent (and provide the Agent with reasonable details) of any claims which are made or any breach alleged pursuant to or in respect of any warranties and indemnities contained in the Investment Agreement where the potential claim exceeds DM1,000,000 (or its equivalent).

29.13 The Borrower shall not and shall procure that no Group Entity shall, except with the prior written consent of the Banks:

       (i) (a) purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company or agree to do any of the foregoing, (b) purchase or otherwise acquire any assets (other than in the ordinary course of trading) or revenues or (without limitation to any of the foregoing) acquire any business or interest therein or (c) form or enter into any partnership, consortium, joint venture or other like arrangement or agree to do so; or

       (ii) enter into any merger or consolidation with any other person other than as permitted pursuant to Clause 29.13(i),

and it is hereby acknowledged and agreed that where the Borrower makes any request for consent pursuant to this Clause 29.13, the Banks and the Borrower shall consult in good faith.

29.14 The Borrower shall procure that any Encumbrance created pursuant to the agreement dated 4 July/12 July between the Borrower and Rewe-Zentral AG, Koln, Cologne is released or discharged on or before the date falling six months after the date hereof and that all assets subject to such Encumbrances are, forthwith upon their release from such Encumbrance, secured in favour of the Beneficiaries to the satisfaction of the Agent.

29.15 The Borrower shall ensure that any member of the Group which has any interest in any crates or in any leasing or ancillary transactions relating to crates shall provide effective security over such interest in favour of the Security Trustee to the satisfaction of the Agent and shall notify the Agent forthwith upon taking delivery of any New Crates or purchasing any crates from any lessors (such notification to contain details as to the number, type and identification of such crates or any other information the Agent may reasonably require).

29.16 IFCO Europe shall procure that at least DM1,000,000 of additional capital is invested by way of equity into the Borrower no later than 31 March 1998.

29.17 The Borrower shall procure that the only creditors of GBL remain, at all times, the Borrower and SPI and, in the case of SPI, such company is a creditor of GBL only to the extent of that part of the purchase price for the Patent which remains unpaid at such time.

29.18 The Borrower shall provide security, in form and substance satisfactory to the Security Trustee over any shares acquired by it in Gelog AG after the date hereof and shall procure that any shares acquired by any of the directors of Gelog AG are so secured in favour of the Security Trustee.

30.    Events of Default

30.1   If:

       (i) the Borrower fails to pay any sum due from it under this Agreement at the time (or within three business days of the due date for payments therefor where such failure is due to a technical or administrative difficulty in payment of funds) and in the manner specified therein; or

       (ii) any representation, warranty or statement made or repeated by either the Borrower, IFCO Europe or any other person granting security pursuant to the Facility Documents in any of the Facility Documents to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect when made or repeated and it is not remedied (if capable of being remedied) within 10 business days of the earlier of the Borrower's knowledge that such representation, warranty or statement was inaccurate or notice thereof to the Borrower by the Agent; or

       (iii) the Borrower fails to perform or comply with any of the obligations expressed to be assumed by it in Clause 28; or

       (iv) either the Borrower, IFCO Europe or any other person granting security pursuant to the Facility Documents fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Facility Documents to which it is a party and such failure is not remedied (if capable of being remedied) within 10 business days of the earlier of the Borrower's knowledge of such failure or notice thereof to the Borrower by the Agent; or

       (v) at any time the Borrower, IFCO Europe or any other person granting security pursuant to the Facility Documents no longer has the legal power to perform its obligations under the Facility Documents to which it is a party or to own its assets or to carry on its business substantially as presently conducted or at any time it is or becomes unlawful for either the Borrower, IFCO Europe or any other person granting security pursuant to the Facility Documents to conform or comply with any or all of its obligations under any Facility Document to which it is a party or any of the obligations of either of the Borrower, IFCO Europe or any other person granting security pursuant to the Facility Documents thereunder are not or cease to be legal, valid and binding and enforceable; or

       (vi) any Financial Indebtedness (not being Financial Indebtedness owed solely by one Group Entity to another Group Entity) of IFCO Europe or any Group Entity or Group Entities in an amount in aggregate exceeding DM5,000,000 or its equivalent is not paid when due (or within any grace period originally provided), or is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor or creditors of IFCO Europe or any Group Entity or Group Entities become entitled to declare any such Financial Indebtedness due and payable prior to its specified maturity; or

       (vii) any Material Group Entity shall cease or suspend or threaten to cease or suspend all or a material part of its operations or business; or

       (viii) any Material Group Entity or IFCO Europe ceases or suspends generally payment of its debts or announces an intention so to do or is (or is deemed for the purposes of any law applicable to it to be) unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to a general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or a moratorium is declared in respect of any of the indebtedness of any Material Group Entity; or

       (ix) any Material Group Entity takes any corporate action or legal proceedings (which proceedings are not discharged of within 14 days provided such proceedings are contested in good faith) are started for its winding-up, dissolution or administration (or its equivalent in any other applicable jurisdiction) (other than pursuant to a solvent reorganisation previously approved in writing by an Instructing Group) or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets or any application is made or petition is lodged for the making of an administration order in relation to any Material Group Entity and not discharged within 14 days (provided such proceedings are contested in good faith) or any analogous proceedings shall be commenced against any Material Group Entity under the laws of any jurisdiction; or

       (x) any execution or distress is levied against, or encumbrancer takes possession of the whole or any part of, the property, undertaking or assets of any Material Group Entity or any analogous proceedings shall be commenced against any Material Group Entity under the laws of any jurisdiction and not discharged within 14 days provided such proceedings are contested in good faith where such execution or distress has a Material Adverse Effect; or

       (xi) any event occurs or proceedings are taken with respect to any Material Group Entity in any jurisdiction to which it is subject or in which it has assets which has an effect similar to or equivalent to any one of the events mentioned in sub-clauses
               (viii) to (x) inclusive to this Clause 30.1; or

       (xii) the security created by any Encumbrance created by any Material Group Entity becomes enforceable and any steps are taken by the beneficiary of such Encumbrance to enforce the same; or

       (xiii) all or a majority of the issued shares of any Material Group Entity or the whole or any part (not being a wholly immaterial part) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired; or

       (xiv) GE ceases to hold at least 24% of the shares of IFCO Europe or, at any time, the level of control which GE holds in IFCO Europe is decreased or the shareholding which it holds in IFCO Europe at such time is decreased (other than where there is a dilution in the shareholding which GE has in IFCO Europe at any time which is less than five per cent of the total share capital issued by IFCO Europe at such time and (a) GE continues to hold at least 20% of the shares of IFCO Europe; (b) such dilution (in the opinion of an Instructing Group) does not reduce GE's rights and obligations under the Investment Agreement; (c) none of the obligations of any person under any of the Facility Documents would be affected by such dilution; (d) no previous dilution in GE's investment in IFCO Europe has occurred; and (e) the Borrower has given to the Agent at least ten business days' prior notice of such dilution and the Agent (acting on the instructions of an Instructing Group (acting reasonably)) has not informed the Borrower that it does not agree to such dilution; or

       (xv) GE ceases to be a wholly-owned subsidiary of General Electric Capital Corporation; or

       (xvi) the Borrower is no longer a wholly-owned subsidiary of IFCO Europe; or

       (xvii) any Facility Document or the security intended to be constituted by any of the Facility Documents is repudiated or the validity or applicability thereof to any sums due or to become due thereunder is disaffirmed by or on behalf of any party thereto; or

       (xviii) the Borrower's auditors qualify their annual audited report to the consolidated accounts of the Group in a manner which is, in the reasonable opinion of an Instructing Group, material in the context of the Facilities; or

       (xix) any Group Entity breaches any Environmental Law or any Environmental Claim is made or threatened against any Group Entity which, in either case, might reasonably be expected to have a Material Adverse Effect; or

       (xx) any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced or threatened against any Group Entity or its respective assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which is likely to be adversely determined and, if adversely determined, would be reasonably likely to have a Material Adverse Effect; or

       (xxi) any circumstances occur or exist which (in the reasonable opinion of an Instructing Group) have a Material Adverse Effect; or

       (xxii) any of the pledges over the shares or other security over MTS or any Group Entity forming part of the Senior Security Documents ceases to be legal, valid and binding and this has not been remedied to the satisfaction of an Instructing Group within 10 business days of the earlier of the Borrower's board of directors knowledge thereof or notice thereof to the Borrower by the Agent; or

       (xxiii) any event occurs under any Senior Subordinated Facility Document which, but for the terms of the Intercreditor Agreement, would entitle the Senior Subordinated Lenders to make a declaration of acceleration thereunder; or

       (xxiv) the average price of crates supplied pursuant to the Supply Agreement increases above the level of DM6.10 or there is any other alteration to the Supply Agreement where such alteration is, in the opinion of an Instructing Group, likely to have a Material Adverse Effect; or

       (xxv) there is a reduction in the level of shareholding (if any) which IFCO Europe has in MTS; or

       (xxvi) any Material Leasing Agreement is terminated by reason of a default (howsoever described) on the part of a Group Entity and such termination, in the opinion of an Instructing Group, has a Material Adverse Effect,

then, subject to the provisions of the Disclosure Letter and in any such case and at any time thereafter the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

       (a) declare that the Total Commitments shall be cancelled whereupon the same shall be cancelled and the Term Commitment and the Revolving Commitment of each Bank shall be reduced to zero; and/or

       (b) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Advances to be due and payable on demand of the Agent; and/or

       (c) require the Borrower to repay each Bank Guarantee then in issue (whereupon the Borrower shall do so); and/or

       (d) subject to the provisions of the Intercreditor Agreement, exercise or direct the Security Trustee to exercise all rights and remedies of a mortgagee or a secured party at such time, whether or not applicable to the affected assets subject to the Senior Security Documents, and otherwise, including, without limitation, the right to demand cash collateral with respect to Bank Guarantees outstanding as of such date, the right to foreclose the Encumbrances granted herein or in any of the Senior Security Documents by any available judicial procedure and/or to take possession of any or all of the assets subject to the

               Senior Security Documents, the other security for the Advances and the books and records relating thereto, with or without judicial process. For the purposes of the preceding sentence, the Security Trustee may enter upon any or all of the premises where any of the assets subject to the Senior Security Documents, such other security or books or records may be situated and take possession and remove the same therefrom.

30.2 If, pursuant to Clause 30.1, the Agent declares the Advances and/or any other amount to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

       (i) call for payment or repayment of the Advances and/or any other amount owing by the Borrower hereunder on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

       (ii) select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less; and/or

       (iii) declare that the Senior Security Documents (or any other them) shall have become enforceable subject to and in accordance with the provisions thereof.

                                    Part 8

                        DEFAULT INTEREST AND INDEMNITY

31.    Default Interest and Indemnity

31.1 If any sum due and payable by the Borrower under the Facility Documents is not paid on the due date therefor in accordance with the provisions of Clause 33 or if any sum due and payable by the Borrower under any judgment of any court in connection therewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 31) be selected by the Agent having regard to when such unpaid sum is likely to be paid.

31.2 During each such period relating thereto as is mentioned in Clause 31.1 an unpaid sum shall bear interest or, insofar as it relates to unpaid interest, shall give rise to a claim for lump sum damages, at the rate per annum which is the sum from time to time of three per cent. per annum and FIBOR on the Quotation Date therefor Provided that:

       (i) if, for any such period, FIBOR cannot be determined, the rate of interest or, as the case may be, lump sum damages applicable to each Bank's portion of such unpaid sum shall be the rate per annum which is the sum of three per cent. per annum and the rate per annum notified to the Agent by such Bank as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever source it may select its portion of such unpaid sum for such period; and

       (ii) if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of the Term or the Interest Period in respect thereof (as the case may be), the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Term or Interest Period (as the case may be) and the rate of interest or, as the case may be, lump sum damages applicable thereto from time to time during such period shall be that which would have been applicable to it had it not so fallen due plus such rate as is necessary to increase the Margin that would be otherwise payable on such amount to three per cent per annum.

31.3   Any interest or lump sum damages which shall have accrued under Clause
31.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other date or dates as the Agent may specify by written notice to the Borrower.

31.4 If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance otherwise than on the last day of the Term or the Interest Period in respect thereof (as the case may be), the Borrower shall pay to the Agent on demand for account of such Bank an amount equal to the amount (if any) by which (i) the additional interest (excluding the Margin) which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term or the Interest Period in respect thereof (as the case may be) exceeds (ii) the amount of interest which in the opinion of the Agent would have been payable to the Agent on the last day of the Term or Interest Period in respect thereof (as the case may be) on the basis of the rate determined by the Agent to be the arithmetic mean (rounded to four decimal places) of the rates specified by each Reference Bank to the Agent at which each of the Reference Banks was offering to prime banks in the Frankfurt Interbank Market deposits in the currency of the amount so received or recovered equal to the amount so received or recovered for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of the Term or Interest Period (as the case may be) in respect thereof.

31.5 The Borrower undertakes to indemnify (to the extent that such indemnity does not in any relevant jurisdiction contravene any law which restricts the incurring of any obligation or liability by the Borrower in connection with the Investment):

      (i) each of the Beneficiaries against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower or IFCO Europe or any Group Entity or any of them in the performance of any of the obligations expressed to be assumed by them in any of the Facility Documents;

      (ii) the Agent against any cost or loss it may suffer or incur as a result of its entering into or performing any foreign exchange contract for the purposes hereof; and

      (iii) each Bank against any loss it may suffer as a result of its funding its portion of an Advance requested by any Borrower hereunder but not made available by reason of the operation of any one or more of the provisions hereof.

31.6 Any unpaid sum shall (for the purposes of this Clause 31 and Clause 23.1) be treated as an advance and accordingly in this Clause 31 the term "Advance" includes any unpaid sum and "Term" and "Interest Period", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 31.1.

                                    Part 9

                                   PAYMENTS

32.   Currency of Account and Payment

32.1 Deutsche Mark is the currency of account and payment for each and every sum at any time due from the Borrower hereunder Provided that:

      (i) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

      (ii) each payment pursuant to Clause 20.2 or Clause 23.1 shall be made in the currency specified by the party claiming thereunder; and

      (iii) any amount expressed to be payable in a currency other than Deutsche Mark shall be paid in that other currency.

32.2 If any sum due from the Borrower under any of the Facility Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable thereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

33.   Payments

33.1 On each date on which this Agreement requires an amount to be paid by the Borrower or any of the Banks hereunder, the Borrower or, as the case may be, such Bank shall make the same available to the Agent by payment in Deutsche Mark (or, where applicable, Euro) in immediately available, freely transferable, cleared funds to such account with such bank as the Agent shall have specified for this purpose.

33.2 If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Borrower to make any payments hereunder in the manner specified in Clause 33.1, then the Borrower may agree with each or any of the Banks alternative arrangements for the payment direct to such Bank of amounts due to such Bank hereunder Provided that, in the absence of any such agreement with any Bank, the Borrower shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement the Borrower and such Bank shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such

Bank.

33.3 Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 33.1 shall be made available by the Agent to the person for whose account such payment was received (in the case of a Bank, for the account of the Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent.

33.4 All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

33.5 Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

34.   Set-Off

The Borrower authorises each Bank for so long as an Event of Default is continuing to apply any credit balance to which the Borrower is entitled on any account with that Bank in satisfaction of any sum due and payable from the Borrower to such Bank hereunder but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Bank shall be obliged to exercise any right given to it by this Clause 34.

35.   Redistribution of Payments

35.1 If, at any time, the proportion which any Bank (a "Recovering Bank") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a "relevant payment") to be made under this Agreement by the Borrower for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "excess amount") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

      (i) such Recovering Bank shall pay to the Agent an amount equal to such excess amount;

      (ii) there shall thereupon fall due from the Borrower to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (i) above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

     (iii) the Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (i) above as if such amount had been received by it from the Borrower in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto.

35.2 If any sum (a "relevant sum") received or recovered by a Recovering Bank in respect of any amount owing to it by the Borrower becomes repayable and is repaid by such Recovering Bank, then:

      (i) each Bank which has received a share of such relevant sum by reason of the implementation of Clause 35.1 shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

      (ii) there shall thereupon fall due from the Borrower to each such Bank an amount equal to the amount paid out by it pursuant to paragraph
            (i) above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank's share of such relevant sum was applied.

35.3 If any Bank shall commence any action or proceeding in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, shall receive any excess amount (as defined in Clause 35.1), then such Bank shall not be required to share any portion of such excess amount with any Bank which has the legal right to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

                                    Part 10

                           FEES, COSTS AND EXPENSES

36.   Fees

36.1 The Borrower shall pay to the Agent for the account of each Revolving Bank a commitment commission on the amount of such Bank's Revolving Available Commitment from day to day during the period beginning on the date hereof and ending on the Final Maturity Date, such commitment commission to be calculated at the rate of nought point seven five per cent. (0.75%) per annum and payable in arrear on the last day of each successive period of three months which ends during such period and on the Final Maturity Date.

36.2 The Borrower shall pay to the Joint Arrangers on the date hereof the underwriting and arrangement fees specified in the letter dated the date hereof from the Joint Arrangers to the Borrower at the times, and in the amounts, agreed in such letter.

36.3 The Borrower shall pay to the Agent and the Security Trustee for its own account the agency and security agency fees specified in the letter of even date herewith from the Agent to the Borrower at the times, and in the amounts, agreed in such letter.

37.   Costs and Expenses

37.1 The Borrower shall pay to the Agent at the time and in the amount specified in the letter of even date herewith from the Agent to the Borrower the amounts payable by it in respect of legal and other expenses (including disbursements and printing costs) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of the Facility Documents and the completion of the transactions herein and therein contemplated.

37.2 The Borrower shall, from time to time on demand of the Agent, reimburse the Beneficiaries for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with any actual or proposed amendment, waiver or restructuring of the Facilities, or with the preservation and/or enforcement of any of the rights of the Beneficiaries under the Facility Documents or any of the documents referred to therein in any jurisdiction.

37.3 The Borrower shall pay all stamp, registration and other taxes to which the Facility Documents or any judgment given in connection herewith is or at any time may be subject and shall, from time to time on demand in writing of the Agent, indemnify the Beneficiaries against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

37.4 The Borrower shall, from time to time on demand of the Agent (and without prejudice to the provisions of Clause 37.2) compensate the Agent for the time and expenditure, all costs and expenses (including telephone, fax, copying, travel and personnel costs) reasonably incurred by the Agent in connection with its taking such action as it may deem appropriate or in complying with any instructions from an Instructing Group or any request by the Borrower or IFCO Europe in connection with:

      (a) the granting or proposed granting of any waiver or consent requested hereunder by the Borrower or IFCO Europe;

      (b) any actual, potential or suspected breach by the Borrower or IFCO Europe of its obligations hereunder;

      (c) the occurrence of any event which is an Event of Default or a Potential Event of Default; or

      (d) any amendment or proposed amendment hereto requested by the Borrower or IFCO Europe.

37.5 If the Borrower fails to perform any of its obligations under this Clause 37, each Bank shall, in its Proportion, indemnify each of the Beneficiaries against any loss incurred by any of them as a result of such failure and the Borrower shall forthwith reimburse each Bank for any payment duly made by it pursuant to this Clause 37.5.

                                    Part 11

                               AGENCY PROVISIONS

38.   The Agent, the Arrangers and the Banks

38.1 Each Arranger and Bank hereby appoints the Agent to act as its agent in connection with the Facility Documents and to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms of the Facility Documents together with all such rights, powers, authorities and discretions as are reasonably incidental thereto Provided that the Agent shall not be authorised to commence any legal actions or proceedings on behalf of any Bank without such Bank's written consent. The Agent shall be released from the restrictions set out in Section 181 of the German Civil Code. The Agent can grant substitute powers of attorney and release any sub-agent from such restrictions and revoke such substitute powers of attorney.

38.2 For the purposes of Part 11: "Agent's Liabilities" means all liabilities (including any liability in respect of tax), costs, fees, charges, damages, losses and expenses (including legal fees and expenses and, in each case, VAT or any similar tax charged or chargeable in respect thereof):

      (i) to which the Agent becomes subject by reason of it acting as agent under the Facility Documents; and

      (ii) incurred by the Agent or any attorney, agent, delegate or other person appointed by the Agent under any Facility Document in relation to or arising out of the taking or holding of any of the security given or created by or pursuant to any of the Facility Documents or in the execution or purported execution of the rights, trust, powers, authorities, discretions and obligations vested in it, in each case under the Facility Documents or by law, including but not limited to those relating to all actions, proceedings, claims and demands in respect of any matter or thing done or omitted in any way relating to the Facility Documents and all amounts due to the Agent by way of remuneration for acting as agent or trustee (as the case may be) under any of the Facility Documents.

38.3  The Agent may:

      (i)   assume that:

            (a) any representation made by the Borrower or IFCO Europe or any
                Group Entity in connection herewith or in connection with any other Facility Document is true;

            (b) no Event of Default or Potential Event of Default has occurred;

            (c) neither the Borrower nor IFCO Europe nor any Group Entity is in
                  breach of or default under its obligations hereunder or under any other Facility Document; and

              (d) any right, power, authority or discretion vested herein or in any other Facility Document upon an Instructing Group, the Banks or any other person or group of persons has not been exercised,

              unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto;

      (ii) assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

      (iii) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

      (iv) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

      (v) rely upon any communication or document believed by it to be genuine;

      (vi) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

      (vii) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with any of the Facility Documents until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

38.4  The Agent shall:

      (i) promptly inform each Bank of the contents of any written notice or document received by it in its capacity as Agent from either of the Borrower or IFCO Europe or any Group Entity under any Facility Document;

      (ii) promptly notify each Bank of the occurrence of any Event of Default or any default by either of the Borrower or IFCO Europe or any Group Entity in the due performance of or compliance with its obligations under any Facility

              Document of which the Agent has written notice from any other party hereto;

      (iii) save as otherwise provided herein, act as agent under the Facility Documents in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Beneficiaries; and

      (iv) if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent under the Facility Documents.

38.5 Notwithstanding anything to the contrary expressed or implied herein neither the Agent nor the Arrangers shall:

      (i)     be bound to enquire as to:

              (a) whether or not any representation made by either of the Borrower or IFCO Europe or any Group Entity in connection with any Facility Document is true;

              (b) the occurrence or otherwise of any Event of Default or Potential Event of Default;

              (c) the performance by either of the Borrower or IFCO Europe or any Group Entity of its obligations under any Facility Document; or

              (d) any breach of or default by either of the Borrower or IFCO Europe or any Group Entity of or under its obligations under any of the Facility Documents;

      (ii) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

      (iii) be bound to disclose to any other person any information relating to any Group Entity if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

      (iv) be under any obligations other than those for which express provision is made herein.

38.6 Each Bank shall, from time to time on demand by the Agent, indemnify the Agent, in its Proportion, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent under any of the Facility Documents.

38.7 Neither the Agent nor the Arrangers accepts any responsibility for the accuracy and/or completeness of the Reports, the Information Memorandum or the Business Plan or any other information supplied by either of the Borrower or IFCO Europe or any Group Entity in connection with any of the Facility Documents (whether on, before or after the date hereof) or for the legality, validity, effectiveness, adequacy or enforceability of the Facility Documents and neither the Agent nor the Arrangers shall be under any liability as a result of taking or omitting to take any action (whether on, before or after the date hereof) in relation to any of the Facility Documents, save in the case of its gross negligence or wilful misconduct.

38.8 Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 38.7.

38.9 Each of the Banks agrees that the liability of the Agent in performing its duties hereunder shall be limited only to claims arising out of the Agent's own gross negligence or wilful misconduct; further, with respect to any claim, the Agent shall not be liable for any indirect or consequential loss or damage suffered by any person.

38.10 The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Entity.

38.11 The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior written notice to that effect to each of the other parties hereto Provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 38.

38.12 If the Agent gives notice of its resignation pursuant to Clause 38.11, then any reputable and experienced bank or other financial institution may after consultation with the Borrower be appointed as a successor to such Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself.

38.13 If a successor to the Agent is appointed under the provisions of Clause 38.12, then (i) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 38 and (ii) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

38.14 It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of IFCO Europe and each Group Entity and, accordingly, each Bank warrants to the Agent and the Arrangers that it has not relied on and will not hereafter rely on the Agent and the Arrangers nor either of them:

       (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by either of the Borrower or IFCO Europe or any Group Entity in connection with any of the Facility Documents or the transactions therein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent and/or the Arrangers); or

       (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of IFCO Europe or any

       Group Entity.

38.15 In acting as Agent for the Banks, the Agent's agency divisions shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 38, in the event that the Agent should act for IFCO Europe or any Group Entity in any capacity in relation to any other matter, any information given by IFCO Europe or such Group Entity to the Agent in such other capacity may be treated as confidential by the Agent.

38.16 Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Clause 38.15 the Agent shall not as between itself and the Banks be bound to disclose to any Bank or other person any information which is supplied by IFCO Europe or any Group Entity to the Agent in its capacity as agent hereunder for the Banks and which is identified by IFCO Europe or such Group Entity at the time it is so supplied as being confidential information Provided that the consent of IFCO Europe or the relevant Group Entity to such disclosure shall not be required in relation to any information which in the opinion of the Agent relates to an Event of Default or Potential Event of Default or in respect of which the Banks have given a confidentiality undertaking in a form satisfactory to the Agent and IFCO Europe or the relevant Group Entity.

38.17 To the extent that the Agent or the Security Trustee receives or recovers monies following the service of a notice in accordance with Clause 30.1 or 30.2 pursuant to or as a result of any breach of any Facility Document to be applied in discharging any obligation (whether actual or contingent, present or future) of the Borrower under any Facility Document, such monies shall (without prejudice to the respective rights of the Agent or the Security Trustee pursuant to any Facility Document to credit any monies received by it to any suspense account) be applied as between the Beneficiaries:

       (a) first, in or towards payment of all costs and expenses incurred by the Agent, the Fronting Bank and the Security Trustee in acting in those capacities under the Facility Documents;

       (b) secondly, in or towards payment of any amounts which are due and payable at such time by the Borrower to any Beneficiary under any of the Facility Documents in respect of interest, guarantee commission, commitment commission and other fees pro rata to the respective entitlements of such Beneficiaries;

       (c) thirdly, in or towards payment of any amounts which are due and payable at such time by the Borrower to any Beneficiary under any of the Facility Documents in respect of principal pro rata to the respective entitlements of such Beneficiaries;

       (d) fourthly, in or towards payment of any other sums whatsoever then due and payable to the Beneficiaries pursuant to the Facility Documents pro rata to their respective entitlements;

       (e) fifthly, if the Borrower is under no further actual or contingent liability hereunder or under any other Facility Document, in application against the obligations of the Borrower under the Senior Subordinated Facility Documents or, if the Borrower is under no further actual or contingent liability thereunder, in payment to any person to whom the Security Trustee is obliged to pay in priority to the Borrower otherwise entitled thereto, to the extent it is so obliged; and

       (f)     sixthly, thereafter, in payment to the Borrower.

                                    Part 12

                           ASSIGNMENTS AND TRANSFERS

39.    Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

40.    Assignments and Transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under any of the Facility Documents.

41.    Assignments and Transfers by Banks

41.1 Any Bank may at any time assign all or any of its rights and benefits under the Facility Documents or assign and transfer in accordance with Clause
41.3 all or any of its rights, benefits and obligations to any Qualifying Bank with (subject to Clause 41.7) the prior written consent of the Fronting Bank and the Borrower (such consent, in the case of the Borrower, not to be unreasonably withheld).

41.2 If any Bank assigns all or any of its rights and benefits under the Facility Documents in accordance with Clause 41.1 (but otherwise than in accordance with Clause 41.3), then, unless and until the assignee has agreed with the Agent and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto or thereto as a Bank, the other Beneficiaries shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party thereto.

41.3 If any Bank wishes to assign and transfer all or any of its rights and benefits under any of the Facility Documents as contemplated in Clause 41.1, then such assignment and transfer may (subject to the proviso to Clause 41.1) be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fourth business day after (or such earlier business day endorsed by the Agent on such Transfer Certificate falling on or after) the date of execution of such Transfer Certificate by the Agent:

       (i) to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer any of its obligations hereunder and/or under or in respect of the other Facility Documents, the Borrower, IFCO Europe and such Bank shall be released from further obligations towards one another hereunder and/or under or in respect of the other Facility Documents to such extent and their respective rights against one another shall to that extent be cancelled (such rights, benefits and obligations being referred to in this Clause as "discharged rights and obligations");

       (ii) to the extent that in such Transfer Certificate the Bank party thereto seeks to assign any of its rights and benefits hereunder and/or under or in respect of the other Facility Documents, they shall be so assigned and each of the Borrower and IFCO Europe agrees (subject to, in relation to the proposed transfer of the benefit of the Senior Security Documents in such Transfer Certificate, compliance with relevant laws) that it is an effective assignment of such rights and benefits;

       (iii) each of the Borrower, IFCO Europe and the Transferee party thereto shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from such discharged rights and obligations only insofar as the Borrower, IFCO Europe and such Transferee have assumed and/or acquired the same in place of the Borrower, IFCO Europe and such Bank; and

       (iv) the Beneficiaries shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

41.4 On the date upon which a transfer takes effect pursuant to Clause 41.3, other than pursuant to the Syndication, the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of DM10,000.

41.5 The Borrower shall from time to time at the request of the Agent promptly execute any accession agreement to any of the Senior Security Documents and do any other act or thing or execute such further documents as directed by the Agent in connection with the transfer of rights and benefits under Clause 41.1.

41.6 Any transfer pursuant to Clause 41.3 of part of a Bank's Commitment shall be in a minimum amount of DM7,500,000 and where any Bank transfers part of its Commitment only, it shall transfer pro rated portions of its Commitments under each Facility.

41.7 Any consent required to be given by a party under Clause 41.1 shall be deemed to have been given unless such party shall have notified the requesting party to the contrary within five business days of the request for such consent.

42.    Disclosure and Syndication

42.1   Any Bank may disclose to any person:-

       (a) to (or through) whom such Bank assigns or transfer (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder;

       (b) with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility Documents, the Borrower or IFCO Europe; or

       (c) to whom information may be required to be disclosed by any applicable law or regulation,

such information about the Borrower, IFCO Europe the Group and as such Bank shall consider appropriate, provided that (in the case of (a) and (b) only) the person to whom such information is to be given has entered into a Confidentiality Undertaking. If requested to do so by the Borrower, a Bank shall inform the Borrower as to the identity of any person to whom it has given such information.

42.2 The Borrower acknowledges that syndication of the Facilities in accordance with this Clause 42.2 may take place and undertakes to assist and co-operate with the Arrangers in such Syndication by, inter alia:

       (i) expediting site visits at reasonable times upon reasonable notice by the Agent and persons who have been invited by the Arrangers to participate in the Facilities ("Invitees");

       (ii) participating at reasonable times upon reasonable notice in presentations to the Banks and the Invitees concerning the Borrower, the Group Entities and their activities;

       (iii) using all reasonable efforts (if necessary) to obtain appropriate authorisations from the Auditors, other accountants, consultants and professional advisers to release to the Banks and the Invitees any information, including the Reports;

       (iv) refraining from making any statement, announcement or publication or doing any act or thing calculated to obstruct syndication of the Facilities in any way other than as required by applicable law or good commercial practice; and

       (v) if so requested by the Arrangers, procuring the assistance of its directors and other officers in the updating of the Information Memorandum.

                                    Part 13

                                 MISCELLANEOUS

43.    Calculations and Evidence of Debt

43.1 Interest, fronting fees, guarantee commission and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

43.2 If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

43.3 Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

43.4 The Agent shall maintain on its books a control account or accounts in which shall be recorded (i) the amount of any Advance made or arising hereunder and each Bank's share therein and the face amount of any Bank Guarantee issued by the Fronting Bank and each Bank's share therein, (ii) the amount of all principal, interest and other sums due or to become due from the Borrower to any of the Banks hereunder and each Bank's share therein and (iii) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

43.5 In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clauses
43.3 and 43.4 shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

43.6 A certificate of a Bank as to (i) the amount by which a sum payable to it hereunder is to be increased under Clause 20.1 or (ii) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 20.2 or 23.1 shall, if supported by relevant documentation, be conclusive for the purposes of this Agreement.

44.    Remedies, Waivers, Amendments and Consents

44.1 No failure to exercise, nor any delay in exercising, on the part of the Agent and the Banks or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

44.2 The Agent may agree with the Borrower any amendment to or the modification of the provisions of any of the Facility Documents or any schedule thereto, which is necessary to correct a manifest error.

44.3 Subject to Clause 44.4, the Agent (acting on the instructions of an Instructing Group) may agree with the Borrower any amendment to or modification of the provisions of any of the Facility Documents or any schedule thereto, or grant any waiver or consent in relation thereto.

44.4   (a)     Any amendment, modification, waiver, variation or consent which relates to:

               (i) the definitions of "Final Maturity Date", "Instructing Group" or "Margin" in Clause 1.1;

               (ii)   Clauses 3, 40, 37, 17, 18, 13.4 or 13.5;

               (iii)  this Clause 44;

               (iv) any extension of the date of payment for or a decrease in the amount of, or a change in the currency of, any sum payable to a Beneficiary under any of the Facility Documents;

               (v) the priority of liabilities under the Facility Documents or the order or manner in which liabilities are reduced thereunder;

               (vi) an amendment to any Senior Security Document which is, in the sole opinion of the Security Trustee, material;

               (vii) the release of any asset which is the subject of the security granted in favour of the Beneficiaries;

               (viii) any increase in the Total Commitment of any Bank;

               (ix) any provision which expressly contemplates the need for the consent or approval of all the Banks,

               may be effected with (and only with) the consent of all the Banks.

       (b) Any amendment, modification, waiver, variation or consent which relates to any provision of this Clause 44, Clause 39 or Part 11 or would otherwise affect any of the Agent's, the Security Trustee's or the Fronting Bank's rights hereunder or subject the Agent, the Security Trustee or the Fronting Bank to any additional obligations hereunder may be affected with (and only with) the consent of the Agent and the Fronting Bank (as applicable).

45.    Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby and the relevant provision shall be replaced with a new provision reflecting the same commercial intent of the parties, which provision shall be legal, valid and enforceable under the law of the relevant jurisdiction.

46.    Notices

46.1 Each communication to be made under any of the Facility Documents shall be made in writing but, unless otherwise stated, may be made by telex, facsimile or letter.

46.2 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the Agent specified another address) be made or delivered to that other person at the address telex or facsimile identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered when despatched, with appropriate answerback received (in the case of any communication made by telex), when received (in the case of any communications made by facsimile) or (in the case of any communication made by letter) when left at that address or (as the case may be) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address Provided that any communication or document to be made or delivered to the Agent shall be effective only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

46.3 Save where the Agent agrees otherwise each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

47.    European Monetary Union

47.1 The European Economic and Monetary Union (EMU) provides for the introduction of a single currency (Euro) and the substitution of the national currencies of the Member States participating in EMU.

47.2 On the date of the introduction of the single currency (Euro) for the Federal Republic of Germany, the currency specified in this Agreement and the currency specified for payments under this Agreement shall be substituted by the single currency and the changeover into the single currency (Euro) shall take place. Conversions shall be based on the officially fixed conversion rate.

47.3 Neither the introduction of the single currency (Euro) nor the substitution of the national currencies of the Member States participating in the EMU nor the fixing of the official conversion rate for replacement nor any economic consequences that arise from any of the aforementioned events or in connection with the EMU shall give rise to any right to prematurely terminate, contest, cancel, rescind, modify or renegotiate this Agreement or any of its provisions or to raise any other objections and/or exceptions or to assert any claims for compensation. The Agreement and all its provisions shall be continued unchanged.

48.    Intercreditor and Security Trust Agreement Acknowledgements and
Undertakings

48.1 The Borrower and IFCO Europe hereby expressly authorise the Security Trustee to enforce the security constituted by the Senior Security Documents in the manner provided for in the Facility Documents and irrevocably waive any rights (and shall procure that each Group Entity providing security hereunder shall waive such rights) which they may now or in the future have to challenge or have set aside any arrangements relating to:

       (a) the placing of the proceeds of the enforcement of any security in a suspense account bearing interest at the applicable interest rate from time to time of the Security Trustee; or

       (b) any other matter or thing regarding the order of enforcement of security and the priority of the application of the proceeds of such enforcement in accordance with the provisions of the Facility Documents.

48.2 The Borrower and IFCO Europe acknowledge and agree (and shall procure the agreement of each other Group Entity providing security hereunder) that, except as otherwise provided in the Facility Documents, they shall have no right to be consulted in relation to or to object to any enforcement or other action by the Beneficiaries in relation to the Facility Documents and, for the avoidance of doubt, none of the Beneficiaries shall incur any liability to IFCO Europe or any Group Entity in relation to such action in the absence of fraud, wilful misconduct or the failure by the Beneficiaries to comply with the standard of care which could reasonably be expected to be given by any similar person in similar circumstances.

48.3 The Borrower acknowledges each of the terms of the Intercreditor Agreement and the Security Trust Agreement and undertakes and agrees to be bound by their terms.

48.4 The Borrower and IFCO Europe hereby agree and acknowledges that the Senior Liabilities (other than the Postponed Senior Liabilities) shall rank pari passu between themselves and, whether secured or unsecured, shall rank in priority to the Senior Subordinated Liabilities and that the Senior Subordinated Liabilities shall rank in priority to the Postponed Senior Liabilities.

48.5 The Borrower undertakes that prior to the Senior Discharge Date it will not, unless the Majority Lenders otherwise previously consent in writing:

       (i) pay, prepay, redeem, purchase or otherwise acquire or satisfy in any manner (including by set-off or combination of accounts) the whole or any part of the Senior Subordinated Liabilities otherwise than pursuant to the terms of the Intercreditor Agreement;

       (ii) (other than those created pursuant to the Senior Subordinated Facility Documents (as the same are in force at the date hereof) or otherwise permitted pursuant to the terms of the Intercreditor Agreement) create or permit to subsist any security interest over any of its assets for, or any guarantee, indemnity or other assurance against financial loss in respect of, any of the

               Senior Subordinated Liabilities;

       (iii) make any Material Variation to any term of the Senior Subordinated Facility Documents (other than an extension to, or postponement of, a date for payment of any amount thereunder);

       (iv) exercise any right or take any other action which would cause any amount (other than amounts referred to in Clause 9.1 of the Intercreditor Agreement) to become due and payable in connection with any of the Senior Subordinated Facility Documents or the Senior Subordinated Liabilities; or

       (v) take or omit to take any action whereby the subordination contemplated by the Intercreditor Agreement may be impaired.

48.6 The Borrower and IFCO Europe hereby consent, so long as any of the Facility Documents remain subsisting, to the disclosure by any of the Agent, the Senior Subordinated Agent, the Security Trustee and the Lenders to each other of such information concerning IFCO Europe or any member of the Group to such extent as such persons see fit.

48.7 The Borrower agrees that, if the Senior Discharge Date would have occurred on any date but for the fact that the Hedging Liabilities remain outstanding, all outstanding Hedging Agreements in relation to any Hedge Counterparty shall automatically terminate on that date unless the Senior Subordinated Agent agrees to the contrary.

48.8 Any capitalised term used in this Clause 48 and not defined herein shall bear the meaning ascribed to it in the Intercreditor Agreement.

                                    Part 14

                             LAW AND JURISDICTION

49.    Law

This Agreement shall be governed by, and shall be construed in accordance with, German law.

50.    Jurisdiction

50.1 Each of the Borrower and IFCO Europe hereby irrevocably agrees for the benefit of each of the Beneficiaries that the District Court (Landgericht) of Frankfurt am Main shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

50.2 Each of the Borrower and IFCO Europe irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 50.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

50.3   The submission to the jurisdiction of the courts referred to in Clause
50.1 shall not (and shall not be construed so as to) limit the right of the Beneficiaries or any of them to take proceedings against either of the Borrower or IFCO Europe in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

50.4 Each of the parties hereto hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with any of the Facility Documents or the relationships established hereunder and whether arising or asserted before or after the date hereof or before or after the payment, observance and performance in full of such party's obligations hereunder.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                              THE FIRST SCHEDULE

                        The Banks and their Commitments

                                    Part I

The Term Banks                                  Term Commitment (DM)

BHF Bank Aktiengesellschaft                         21,111,280.00
DG Bank Deutsche Genossenschaftsbank                21,111,280.00
Creditanstalt AG                                    14,777,440.00
Barclays Bank PLC                                    6,504,586.67
Deutsche Bank AG, Munich Branch                      6,333,333.33
Norddeutsche Hypotheken-und Wechselbank AG           3,081,040.00
Oldenburgische Landesbank AG                         3,081,040.00
                                                    -------------

Total Term                                          76,000,000.00
                                                    =============


                                    Part II

The Revolving Banks                             Tranche A       Tranche B
                                                Revolving       Revolving
                                                Commitment      Commitment
                                                   (DM)            (DM)

BHF Bank Aktiengesellschaft                   12,500,100.00    6,944,500.00
DG Bank Deutsche Genossenschaftsbank          12,500,100.00    6,944,500.00
Creditanstalt AG                               8,749,800.00    4,861,000.00
Barclays Bank PLC                              3,851,400.00    2,139,666.67
Deutsche Bank AG, Munich Branch                3,750,000.00    2,083,333.33
Norddeutsche Hypotheken-und Wechselbank AG     1,824,300.00    1,013,500.00
Oldenburgische Landesbank AG                   1,824,300.00    1,013,500.00
                                              -------------   -------------

Total Revolving                               45,000,000.00   25,000,000.00
                                              =============   =============

                              THE SECOND SCHEDULE

                          Form of Transfer Certificate


To:  BHF Bank Aktiengesellschaft


                              TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or
supplemented, the "Facility Agreement") dated [          ] whereby a
DM76,000,000 term loan facility and DM70,000,000 revolving loan and guarantee facilities were made available to IFCO International Food Container Organisation GmbH as Borrower by a group of banks on whose behalf BHF Bank
Aktiengesellschaft acted as agent in connection therewith.

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee, Bank's Participation and Amount Transferred are defined in the schedule hereto.

2. The Bank (i) confirms that the Bank's Participation is an accurate summary of its participation in the Facility Agreement and (ii) requests the Transferee to accept and procure the assignment and transfer to the Transferee of a percentage of the Bank's Participation (equal to the percentage that the Amount Transferred is of the aggregate of the component amounts (as set out in the schedule hereto) of the Bank's Participation) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 41.3 of the Facility Agreement and the Bank hereby assigns its rights under the Facility Documents (including the security pursuant to the Senior Security Documents) and transfers its obligations thereunder to the extent set out in the schedule hereto so as to take effect in accordance with the terms of the Facility Agreement thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee confirms that it has received a copy of the Facility Documents together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or IFCO Europe or any Group Entity.

5. The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Documents (including any Bank Guarantees which have been issued prior to the date hereof) will be assumed by it after delivery of this Transfer

Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Transferee accepts any Bank Guarantees which have been issued prior to the date hereof for itself and accepts that the Agent, without power of attorney, has issued such Bank Guarantees for such Transferee and the Transferee ratifies the issuing of such Bank Guarantee by the Agent on its behalf by accepting the transfer referred to herein and by its execution of this Transfer Certificate.

7. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Documents or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or IFCO Europe or any Group Entity or for the performance and observance by the Borrower and IFCO Europe or any Group Entity of any of their obligations under the Facility Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8. The Bank hereby gives notice that nothing herein or in the Facility Documents (or any document relating thereto) shall oblige the Bank to (i) accept a re-assignment or re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Documents transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrower or IFCO Europe or any other party to the Facility Documents (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9. This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with German law.

10. The benefit of the Senior Security Documents (subject to compliance with applicable law) shall in respect of each of the Facilities pass automatically to the Transferee to the extent of the Amount Transferred in respect thereof and the security granted thereby will be kept and administered by the Agent for the benefit of the Transferee.


                                 The Schedule

1.   Bank:

2.   Transferee:

3.   Transfer Date:

4.   Bank's Participation:

     Term Commitment:                [                  ]

     Tranche A Revolving Commitment: [                  ]

     Tranche B Revolving Commitment: [                  ]

                        Bank's Commitment      Bank's Portion of the Total Loan

     Term Facility:

     Tranche A Revolving Facility:

     Tranche B Revolving Facility:

5.   Amount Transferred:

                        Commitment Transferred    Loan Transferred

     Term Facility:

     Tranche A Revolving Facility:

     Tranche B Revolving Facility:

     Details of Bank Guarantees
     issued and outstanding:                      Portion Transferred

     [Transferor Bank]                            [Transferee Bank]

     By:                                          By:

     Date:                                        Date:

                     Administrative Details of Transferee

     Address:

     Contact Name:

     Account(s) for Payments:

     Telex:

     Facsimile:

     Telephone:

* The Transferee must also accede to the Intercreditor Agreement, the Security Trust Agreement and certain of the Senior Security Documents by execution of relevant accession agreements.

                              THE THIRD SCHEDULE

                             Conditions Precedent

A.   Corporate Documents

1. In relation to each of SPI, MTS, the Borrower, IFCO Europe and each member of the Group (a "Member") which is party to a Facility Document:

     (a) copies, certified by a director of each such company as being true, complete and up to date, of the constitutional documents including the certificate of incorporation or officially certified recent excerpts from the Commercial Register (Handelsregisterauszug) and articles of association of such company (or its equivalent in the relevant jurisdiction);

     (b) copies, certified by a director of each of the Borrower, IFCO Europe and each such company or Member as being true, complete and up to date, of the necessary resolutions by the shareholders authorising the execution, delivery and performance of the Facility Documents and the terms and conditions thereof and authorising a named person or persons to sign each Facility Document and any documents to be delivered by the Borrower, IFCO Europe, SPI, MTS or Member (as the case may be) pursuant thereto; and

     (c) a certificate of a duly authorised officer of the Borrower, IFCO Europe and each such Member or other company, setting out the names and signatures of the persons authorised to sign, on behalf of such person each Facility Document to which it is or is to be party and any document to be delivered by such person pursuant thereto.

2. A copy, certified a true copy by the Borrower on behalf of the Borrower, IFCO Europe, SPI, MTS and each Group Entity of each such law, decree, material consent, licence, approval and authorisation as is necessary to render the Facility Documents legal, valid and binding, to make the Facility Documents admissible in evidence in its jurisdiction of incorporation and to enable each of the Borrower, IFCO Europe, SPI, MTS and the members of the Group to perform its obligations thereunder, and a copy of each such law, decree, material consent, licence, approval and other authorisation (other than any corporate authorisations) required to permit GE to own (beneficially as well as legally) 100% of the shares of IFCO Europe.

B.   Business Plan, Accounts, Supply Agreement and Reports

1.   The Business Plan in the agreed form.

2.   The Reports.

3. The Supply Agreement together with all annexes thereto showing, inter alia, that (a) the maximum average price per crate will not, during the time at which any amount is outstanding hereunder, exceed DM6.10 and (b) the Borrower has purchased or has an option to purchase the crate manufacturing tools at a total price not exceeding their current market value.

4. Where any of the Reports are not addressed to the Agent or any Joint Arranger for and on behalf of the Beneficiaries from time to time, in each case a reliance letter from the person who prepared such Report in an agreed form in favour of the Agent on behalf of the Beneficiaries from time to time.

5. Original Financial Statements, the Financial Statements of the Group for the Financial Quarter ended 30 September 1997 and the Financial Statements of the Group for the eleven months ending 30 November 1997, in each case certified by a Duly Authorised Officer of the Borrower (such certification to include a confirmation that no material adverse change in the financial position or operating results of the Group during the period to which those financial statements relate).

C.   Investment Agreement and Related Matters

1. A photocopy of an executed copy, certified by a director of the Borrower and a duly authorised officer of General Electric Capital Corporation as true, complete and up to date of the Investment Agreement and the Contribution Contract.

2. Evidence (in the form of a confirmation from the Borrower and GE) that all conditions to the Investment have been satisfied without waiver, amendment, variation or modification.

3. Confirmation from the Borrower and GE in the agreed terms, addressed to the Agent (on behalf of the Banks) that the Investment has been completed in accordance with the terms of the Investment Agreement and the Contribution Contract and that no material right or entitlement of IFCO Europe or GE (whether to receive documents or otherwise) thereunder has been waived or modified except with the written consent of the Agent.

4. A certificate from a director of the Borrower certifying that no amendment (save as previously approved in writing by the Agent) has been made to the Investment Agreement, the Supply Agreement or the Contribution Contract and that such documents contain the full agreement of the parties thereto as to the matters set out therein relating to the Group.

5. A certificate from an Authorised Signatory of the Borrower and each person granting an Encumbrance hereunder confirming that the constitutional documents of each of their subsidiaries whose shares are to be pledged pursuant to the Senior Security Documents:

     either:

     (i) do not contain any provisions allowing the Board of Directors or shareholders of the relevant subsidiary to refuse the transfer to and approval and registration of; and

     (ii) do not contain any pre-emption rights or other need for approvals of the transfer to,

     any persons as shareholders of the relevant subsidiary pursuant to any enforcement by the Security Trustee (acting on behalf of the Beneficiaries) of the security created by the relevant Senior Security Document,

     or

     that the relevant shareholders resolutions, consents and approvals have been obtained to the granting and enforcement of the Encumbrances (and that no corporate bar therefore exists to the enforcement of the Encumbrances).

6. Confirmation from the Borrowers auditors that at least DM45,000,000 (less DM300,000 applied in respect of fees incurred in relation to the Investment) have been invested by GE into IFCO Europe in accordance with the Investment Agreement and that an amount of at least DM43,700,000 of such funds so invested by GE has been invested in the Borrower by IFCO Europe as an additional capital contribution into the capital reserves (Kapitalrucklage) of the Borrower.

D.   Senior Subordinated Financing Documents

1. Evidence that the aggregate of fully paid in equity capital of the Borrower is at least DM45,000,000 and that an advance will be made to the Borrower of DM35,000,000 on the date on which the first Advance will be made hereunder under the Senior Subordinated Facility.

2. A certified true, complete copy of the Senior Subordinated Facility Documents duly executed by the parties hereto.

E.   Security and Priority Documents

1. The following security documents, together with all documents to be delivered pursuant thereto:

     (a) a pledge agreement pledging all shares in the Borrower dated on or about the date hereof by IFCO Europe;

     (b) a pledge agreement (or other similar agreement) by each member of the Group of all of such member's shares in its subsidiaries (and the delivery (where appropriate) of Share Certificates for all shares in such subsidiary endorsed (where necessary) by the relevant Group Entity in blank to the Agent or an undertaking to deliver such Share Certificates forthwith to the Agent following their issue) and all other documents ancillary thereto;

     (c) a pledge agreement by Mr. Luitpold Roever in favour of the Security Trustee pledging all shares owned by him in GISO Verwaltungs Gesellschaft mbH and the delivery of all relevant share certificates (if any are issued) to the Security Trustee and any other documents ancillary thereto;

     (d) a share pledge from each of Mr T Maurer and Mr W Zingg in favour of the Security Trustee, pledging all shares owned by them in IFCO (Schweiz) A.G. and the delivery of all relevant share certificates to the Security Trustee and all other documents ancillary thereto;

     (e) a share pledge from MTS Okologistik GmbH in favour of the Security Trustee pledging all shares owned by it in IFCO International Food Container Organisation S.r.l (and the delivery (if the Security Trustee requires) of all share certificates held by it) and any other documents ancillary thereto;

     (f) a share pledge from Schoeller Plast Industries GmbH in favour of the Security Trustee pledging all shares owned by it in IFCO International Food Container Organisation S.A.S. and the delivery (if the Security Trustee requires) of all share certificates in such company held by it or on its behalf and any other documents ancillary thereto;

     (g) an assignment of receivables (including an assignment of all factoring agreements and leasing agreements) by the Borrower and any other member of the Group specified by the Agent in accordance with normal German practice in the form of a Globalzession and any other documents ancillary thereto;

     (h) an agreement between SPI, GBL, the Borrower and the Security Trustee relating to licences granted in relation to the Patent and other ancillary items.

2. Security in form and substance satisfactory to the Agent over all crates (including New Crates and any Existing Crates currently encumbered which are, pursuant to the terms hereof, to be released from such Encumbrance) owned by the Group (including security in respect of crates held at depots), the Material Intellectual Property and the Supply Agreement.

3.   The Intercreditor Agreement

4.   The Security Trust Agreement.

5. Evidence that all existing Encumbrances over the assets or undertakings of each Group Entity other than Permitted Encumbrances have been released or discharged (or will be released or discharged on the making of the first Advance hereunder) and/or transferred to the Security Trustee.

F.   Legal Opinions

Legal Opinions of:

     (a) lawyers acceptable to the Joint Arrangers in relation to the Borrower, IFCO Europe and each company providing security hereunder.

     (b) Clifford Chance in relation to the laws of the Federal Republic of Germany addressed to the Agent on behalf of the Banks.

G.   Miscellaneous

1. Evidence that all fees and reimburseable expenses payable to the Agent, the Security Trustee, the Arrangers and/or the Banks in connection herewith shall be made out of the first Advance and that all costs in connection with the Investment have been paid or will be paid out of the proceeds of the first Advance.

2.   The Hedging Strategy Letter.

3.   The fee letters referred to in Clauses 36.2, 36.3 and 37.1.

4. Estimated details of all Transaction Costs certified by a Duly Authorised Officer of the Borrower.

5. Certified true copies of all of the Services Agreements (or similar agreement) of Messrs Gerland, Tofflinger and Benz.

6. Information in the form of an update of the report prepared by General Electric Capital Corporation regarding the installation of Information Technology Systems within the Group including details of their current status and the IT Schedule.

7. Evidence that the Existing Indebtedness (other than indebtedness under the Leasing Agreements) has been cancelled and/or repaid (or will, upon the making of the first Advance hereunder and under the Senior Subordinated Facility be repaid).

8. A letter from the Borrower addressed to the Auditors instructing them to co-operate with the Agent where the Agent approaches the Auditors for information regarding any Group Entity following the occurrence of an Event of Default which is continuing unremedied and unwaived and with the Borrower having been offered an opportunity to attend any such discussions and a letter from the Auditors addressed to the Borrower and the Agent confirming their acceptance of such instructions.

9. A budget showing the forecast monthly profit and loss account for the financial year beginning 1 January 1998 including confirmation that VAT treatment is consistent with the advice set out in the Tax Report.

10. A letter from GE Capital Corporation regarding the utilisation of any payments received by it relating to claims made by it following a breach of warranty or misrepresentation pursuant to the Investment Agreement in the prepayment of the Facilities.

11.  Copies of each of the Material Leasing Agreements.

12. A confirmation letter confirming, inter alia, the extent of External Finance Leases and that no objections to the European Commission's decision not to take anti-trust action against the Borrower have been received.

                              THE FOURTH SCHEDULE

    Notice of Drawdown of Term Advances/Revolving Advances/Bank Guarantees


From: IFCO International Food Container Organisation GmbH

To:   BHF Bank Aktiengesellschaft

Dear Sirs

1. We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") between, amongst others, IFCO International Food Container Organisation GmbH as Borrower and you as Agent
dated [      ] whereby a term facility of up to DM76,000,000 was made available to the Borrower and revolving facilities of up to DM70,000,000 (or its equivalent) was made available to the Borrower. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish [a Term Advance/Tranche A Cash Advance/Tranche B Cash Advance to be made to us/the Fronting Bank to issue a Bank Guarantee/the Agent to issue a Bank Guarantee on behalf of the Revolving Banks] as follows:

      (i)     Drawdown Date

      (ii)    Term or Interest Period:

      [(iii)  Details of Bank Guarantee as required under Clause 8.1].

3. We confirm that subject to the provisions of the Disclosure Letter, at the date hereof, the representations set out in Clause 26.1 (other than the representations not required to be repeated pursuant to Clause 26.2) are true in all material respects and no Event of Default or Potential Event of Default has occurred and is continuing and has not been waived or would result from the making of such Advance.

4.    The proceeds of this drawdown should be credited to the account of [    ]
numbered [      ] with [        ].

                               Yours faithfully


                        ...............................
                             for and on behalf of
              IFCO International Food Container Organisation GmbH

                              THE FIFTH SCHEDULE

               Terms of Indemnity in relation to Bank Guarantees


1. The Borrower hereby unconditionally and irrevocably agrees and undertakes to the Agent, the Revolving Bank and the Fronting Bank as follows:

     (a) subject to Clause 8.5(i), the Borrower will at all times indemnify the Revolving Banks and the Revolving Banks and the Fronting Bank on demand of the Agent and keep the Fronting Bank indemnified on demand of the Agent from and against all actions, suits, proceedings, claims, demands, liabilities, damages, costs, expenses, losses and charges whatsoever in relation to or arising out of any utilisation of the Revolving Facility and the Borrower will pay to the Agent for account of the Fronting Bank (or, as the case may be, the Revolving Banks) the amount of all payments made (whether directly or by way of set-off, counterclaim or otherwise howsoever) and all losses, costs or expenses suffered or incurred from time to time by the Fronting Bank or the Revolving Banks, by reason or in consequence of its incurring a liability under any utilisation of the Revolving Facility and any of the aforesaid indemnities relating thereto Provided that neither the Fronting Bank nor the Revolving Banks have acted negligently;

     (b) the liability of the Borrower under this indemnity shall not be discharged, lessened or impaired by any time being given or by anything being done by the Revolving Banks or the Fronting Bank.

2. The Borrower specifically releases and indemnifies the Agent, the Revolving Banks and the Fronting Bank from and against the consequences of the Fronting Bank's, the Agent's or any Revolving Bank's failure and/or the failure of any other person to receive any telex, facsimile or telephone message in a form in which it was despatched and from and against the consequences of any delay that may occur during the course of the transmission of any such message unless the Fronting Bank, Agent or Revolving Bank has acted negligently in relation to such failure.

3. The obligations of the Borrower hereunder and under each document executed pursuant to or in relation to this Agreement shall not be in any way discharged or impaired by reason of any time or other indulgence which may be granted (a) to the Agent, the Revolving Banks or the Fronting Bank in writing by any beneficiary of any utilisation of the Revolving Facility or
     (b) by the Agent, the Revolving Banks or the Fronting Bank in writing to any person from whom it may seek reimbursement in respect of sums paid out by it under any utilisation of the Revolving Facility or any other obligation pursuant thereto or pursuant to this Agreement, as the case may be, by any variation of any underlying agreement (or utilisation of the Revolving Facility) relates, this Agreement or any such document nor by any circumstance which would or might (but for this provision) constitute a legal or equitable discharge or defence of the Borrower.

4. The Agent, the Revolving Banks or the Fronting Bank may, with the Borrower's written consent, at any time, without thereby discharging, impairing or otherwise affecting any security created by, pursuant to or in relation to this Agreement or the rights, powers and remedies conferred upon it by this Agreement, any such security or by law, (a) offer or agree to or enter into agreement for the extension or variation of any utilisation of the Revolving Facility or (b) offer to give or agree to give any time or other indulgence to any sums paid out by it under any utilisation of the Revolving Facility, any obligation pursuant thereto or any other obligation pursuant to this Agreement.

5. Any rights conferred on the Agent, the Revolving Banks or the Fronting Bank by this Agreement and by each document executed pursuant to or in relation to this Agreement shall be in addition to and not in substitution for or derogation of any other rights which the Agent, the Revolving Banks or the Fronting Bank may at any time have to seek from the Borrower or any other person reimbursement of or indemnification against payments made or liabilities incurred under any utilisation of the Revolving Facility, any obligation pursuant thereto or any other obligation pursuant to this Agreement.

6. For the purposes of this Agreement, a utilisation of the Revolving Facility shall be considered to be outstanding until the latest of (a) the date of return of the document evidencing the Revolving Banks' or the Fronting Bank's (as the case may be) liability to the relevant beneficiary under such utilisation of the Revolving Facility to the Fronting Bank, the Agent or the Revolving Banks (as appropriate) from such beneficiary together with written confirmation from such beneficiary (in form and substance satisfactory to the Fronting Bank, the Agent and/or the Revolving Banks (as appropriate) that the Fronting Bank has (or, as the case may be, the Revolving Banks have) no further liability under such document; (b) the expiry date referred to in that document (being the latest date by which the beneficiary thereof shall be entitled to make a demand of the Fronting Bank, the Agent, the Revolving Banks (as appropriate) thereunder); and (c) the date on which all liabilities referred to in that utilisation of the Revolving Facility or arising under the claims secured by such utilisation have been discharged.

7.   The Borrower hereby confirms and agrees that:

     (a) the Fronting Bank, the Agent and the Revolving Banks shall be entitled and bound to make any payment requested or demanded in writing by any beneficiary under any utilisation of the Revolving Facility regardless of whether or not the Borrower shall be in any way in breach of any of its obligations under or by virtue of the transaction to which that utilisation of the Revolving Facility refers and without making any investigation as to the bona fide nature, validity or genuineness of any such request or demand (unless, under applicable law, the Fronting Bank or the Revolving Banks (as the case may be) is under no obligation to make such payment), and

     (b) the liability of the Borrower hereunder and the right and obligation of the

          Fronting Bank or the Revolving Banks (as the case may be) to make such payment shall be in no way diminished or prejudiced if it should appear that, as between the Borrower and that beneficiary, that beneficiary was not entitled for whatever reason to demand payment under such utilisation of the Revolving Facility or that such demand was not valid or genuine (subject as mentioned in paragraph (a) above).

8. It is acknowledged that the Agent shall notify the Borrower upon its receipt of a demand by a beneficiary under a Bank Guarantee and, where the Fronting Bank or, as the case may be, the Revolving Banks make a payment under any Bank Guarantee, such payment shall be made no earlier than the third business day after the date on which the Fronting Bank (or, as the case may be, the Agent on behalf of the Revolving Banks) received such demand from such beneficiary (and, for the avoidance of doubt it is expressly agreed that neither the Agent, the Revolving Banks nor the Fronting Bank shall be obliged to give any further notice to the Borrower before making such payment to such beneficiary).

                              THE SIXTH SCHEDULE

                                    PART I

           Form of Bank Guarantee to be issued by the Fronting Bank (Note: This form shall be used unless otherwise agreed by the Agent)

[___________________
(Beneficiary)

                         Bank Guarantee No. __________

We have been informed that you are prepared to enter into a finance leasing contract (a "Finance Lease") in relation to crates with IFCO International Food Container Organisation GmbH, hereinafter "borrower" in the amount of _________, provided payments and interest obligations under such Finance Lease are guaranteed by a bank.

This being premised, we, BHF Bank Aktiengesellschaft, hereby irrevocably guarantee and undertake to pay to you on your first written demand any amount up to

                             ____________________

                         (say: _____________________)

including accrued interest, fees and commission provided you confirm to us at the same time in writing that the amount required from us constitutes the outstanding credit amount (including accrued interest, fees and commission) which the borrower, in spite of your respective demand, has failed to pay when due.

This guarantee shall expire on ____________ or, if earlier, upon this document being returned to us, unless your written demand under this guarantee in accordance with the above-mentioned conditions has been received by us in Frankfurt by the end of that day.

This guarantee is not assignable.

All rights and obligations arising from this guarantee shall be governed by the laws of the Federal Republic of Germany. The court having non-exclusive jurisdiction shall be the district court (Landgericht) of Frankfurt am Main.

[Appropriate EMU language to be inserted]


                                         BHF Bank Aktiengesellschaft

                              THE SIXTH SCHEDULE

                                    PART II

        Bank Guarantee to be issued by the Agent on behalf of the Banks


THIS GUARANTEE  made on the [         ] day of [         ] by BHF BANK
AKTIENGESELLSCHAFT of [                   ], as agent (the "Agent") for the
banks listed in the First Schedule hereto (together with their successors,
transferees and assigns the "Banks"), in favour of [      ] (the "Beneficiary")
witnesses as follows:

1. Subject to the terms hereof, each of the Banks, acting through the Agent hereby unconditionally and severally guarantees the payment in accordance with paragraph 4 below of its Portion of the payment obligations IFCO International Food Container Organisation GmbH (the "Company") under [insert defaults of relevant leasing agreement between the Beneficiary and the Company] (the "Agreement").

2. No Bank shall be obliged to make payments hereunder exceeding in aggregate the maximum amount specified in relation to that Bank in the First Schedule hereto (as the same may be amended from time to time). Any payment made by a Bank hereunder shall reduce such Bank's liability to make payment hereunder accordingly.

3.   No demands may be made hereunder after 5.00 p.m. Frankfurt time on [   ]
     (the "Expiry Date") or, if earlier after this document has been returned to the Agent. Neither the Banks nor the Agent will have any liability in respect of any demand delivered after such time.

4. Subject to paragraph 3 above, within three business days of receiving a written demand hereto from the Beneficiary (addressed to the Agent on behalf of all the Banks and signed by two authorised officers of the Beneficiary) at [details of Agent's office to be inserted] each Bank hereby agrees to pay to the Beneficiary in the currency specified in the First Schedule hereto it Portion of any amount due and owing by the Company but unpaid under the Agreement, subject to the maximum amount referred to in paragraph 2 above.

5. If any Bank (for the purpose of this Guarantee, the "Transferor") transfers all or any of its rights and obligations under the Facility Agreement (the
     "Facility Agreement") dated [              ] and made between, inter alia,
     the Company as Borrower and the Agent as Agent in accordance with the terms of that agreement to another financial institution (the "Transferee") this Guarantee shall be deemed to be amended and reference herein to a Bank shall include reference to such Transferee and such Transferor shall be discharged from any obligations hereunder to the extent that the same are transferred to the Transferee and so that the Transferor's Portion shall be reduced to the extent of the transfer.

6. The rights of the Beneficiary under this Guarantee may not be assigned or transferred.

7. The Agent has entered into this Guarantee in its capacity as agent for disclosed principals and accordingly shall be under no obligation to the Beneficiary hereunder (other than in its capacity as a Bank).

8. The Obligations of each Bank hereunder are several and in the event of any demand being made hereunder each Bank shall only be liable for its Portion of any amount so demanded. The Beneficiary may not make demand through the Agent on any Bank in respect of any amount in respect of which it has previously made a demand, but which remains unpaid as a result of the failure by another Bank to make payment in accordance with the terms hereof.

9. The failure of a Bank to perform its obligations hereunder shall not affect the obligations of any other Bank to the Beneficiary nor shall the Agent or any other Bank be liable for the failure by any Bank to perform its obligations hereunder.

10. In this Guarantee "Portion" in relation to a Bank means the percentage figure specified in relation to that Bank in the First Schedule hereto (as the same may be amended from time to time) or, in the case of a Transferee, the percentage transferred to it by the Transferor in accordance with the terms of the Facility Agreement.

11. All rights and obligations arising from this Guarantee shall be governed by the law of the Federal Republic of Germany. The court having non-exclusive jurisdiction shall be the district court (Landgericht) of Frankfurt am Main.

[appropriate EMU language to be inserted]


 ..................................
For and on behalf of
BHF BANK AKTIENGESELLSCHAFT as agent for the Banks

                                 THE SCHEDULE

The Banks           Maximum Amount            Portion

                             THE SEVENTH SCHEDULE

                             Group Structure Chart

                              THE EIGHTH SCHEDULE

                             Existing Indebtedness


Description                               Amount outstanding as at
                                                  19 February 1998

A    *Pool Indebtedness
     Payable to:

     *DG Bank Deutsche
     Genossenschaftsbank                                30,000,000

     *Deutsche Bank
     Aktiengesellschaft, Munich Branch                  24,500.000

     *Oldenburgische Landesbank                         17,000,000

     *Norddeutsche Hypotheken-und
     Wechsellbank AG                                    17,000,000

B    *SPS Shareholder Loan

     Payable to SPS                                     37,500,000

C    *Bardusch Loan

     Payable to Bardusch                                 3,400,000

D    *Hannover Finanz Loan

     Payable to Hannover Finanz                          5,000,000

E    *Schroder Loan

     Payable to:
     Schroder, Munchmyer,
     Hugst & Co                                            500,000
                                                     -------------
                                                       134,900,000

_________________
* This Indebtedness is to be repaid on the date of the making of the first Advance hereunder.

                              THE NINTH SCHEDULE

                        Material Intellectual Property


Description of Property                        Owner of Intellectual Property

1.   European Patent entitled "Plastic         GBL
     Container, especially a vegetable
     container with hinged sides".
     Patent No: 0575594 (Europe).
     (European patent application no.
     EP93902215 which has now been
     granted). Registered in: Austria,
     Belgium, Switzerland, Germany,
     Denmark, Sweden, Spain, France,
     Great Britain, Greece, Italy, The
     Netherlands.
     Expiry: 2013

2.   International Patent Application No.      GBL
     International Patent PCT/EP93/00091.
     Registered in Norway (registered on
     02.07.1997), Poland (registered on
     02.08.1996), Russia (registered on
     27.06.1997), Czech Republic
     (registered on 18.02;.1997) with
     pending applications in Slovakian
     Republic, Hungary and Ukraine.
     Expiry: 2013

3.   German Patent Application No.             GBL
     P4201145.0 (pending).

4.   Utility Model (Gebrauchsmuster)           GBL
     Number: G9321234
     Expiry: 17.01.2002 (prolongation
     possible)
     Country: Germany

5.   Utility Model (Gebrauchsmuster)           GBL
     Number: G92189776
     Expiry: 17.01.2000 (prolongation
     possible)
     Country: Germany

6.   Design Protection (Geschmacksmuster)      GBL
     Number: M92086764
     Expiry: 16.11.2002
     Country: Germany

7.   Trademarks                                GBL
     IFCO
     Registered in Benelux, Denmark,
     Germany, Finland, France,
     Greece, Great Britain, The
     Netherlands, Norway, Austria,
     Sweden, Switzerland and Spain.

                                EXECUTION PAGES

As Borrower

IFCO INTERNATIONAL FOOD CONTAINER ORGANISATION GmbH

By:       /s/ DR. FRANK TOFFLINGER


Address:      Zugspitzstrasse 15
                    D-8209 Pullach
                    Germany

Telephone:    +49 89
Facsimile:    +49 89 74491 239
Attention:    Dr. Frank Tofflinger
copy notices: Martin and Christoph Schoeller (Fax No: +49 89 74491 298)


As IFCO Europe

IFCO EUROPE BETEILIGUNGS-GmbH

By:       /s/ MARTIN SCHOELLER


Address:      Zugspitzstrasse 15
                    D-82049 Pullach
                    Germany

Telephone:    +49 89 74491 240
Facsimile:    +49 89 74491 239
Attention:    Dr. Frank Tofflinger
copy notices: Martin and Christoph Schoeller (Fax No: +49 89 74491 298)


The Security Trustee

BHF BANK AKTIENGESELLSCHAFT

By:       /s/ GERD P. BIEDING                        /s/ MICHAEL FOCKING

Address:      Berliner Handels und Frankurter Bank
                    Bockenheimer Landstrasse 10
                    D-60323 Frankfurt am Main
                    Germany

Telephone:    +49 69 718
Facsimile:    +49 69 718 4480
Attention:    Dr. P. Koch

The Agent

BHF BANK AKTIENGESELLSCHAFT, Head Office, Frankfurt am Main

By:       /s/ GERD P. BIEDING                   /s/ MICHAEL FOCKING


Address for notice:   Niederlassung Munchen
                      Max-Joseph-Strasse 6
                      80333 Munchen


Telephone:    +49 89 55173 267
Facsimile:    +49 89 55173 292
Attention:    Jorg Salven


The Joint Arrangers

BARCLAYS CAPITAL

By:       /s/ TIM TAYLOR


Address:      5 The North Colonnade
                    Canary Wharf
                    London E14 4BB


Telephone:    +44 171 773 2358
Facsimile:    +44 171 773 4894
Attention:



DG BANK DEUTSCHE GENOSSENSCHAFTSBANK


By:       /s/ MARKUS KASCH                      /s/ ANDREAS THONHAUSER


Address:      Turkenstrasse 16
                    80268 Munich
                    Germany


Telephone:
Facsimile:    +49 89 2134 2639
Attention:

BHF BANK AKTIENGESELLSCHAFT, Head Office, Frankfurt am Main

By:        /s/ GERD P. BIEDING             /s/ MICHAEL FOCKING


Address for notices:     Niederlassung Munchen
                         Max-Joseph-Strasse
                         80333 Munchen


Telephone:     +49 89 55173 267
Facsimile:     +49 89 55173 292
Attention:     Jorg Salven




The Co-Arrangers and the Banks

BARCLAYS BANK PLC

BY:        /s/ TIM TAYLOR


ADDRESS:       Bockenheimer Landstrasse 38-40
                      60323 Frankfurt am Main
                      Germany


Telephone:     +49 69 7161 1862
Facsimile:     +49 69 7161 1889
Attention:     Rolf-Peter Ruoff/Diva Cortellini



DG BANK DEUTSCHE GENOSSENSCHAFTSBANK

By:        /s/ MARKUS KASCH                /s/ ANDREAS THONHAUSER


ADDRESS:       Turkenstrasse 16
                      80268 Munich
                      Germany


Telephone:
Facsimile:     +49 89 2134 2639
Attention:

BHF BANK AKTIENGESELLSCHAFT, Head Office, Frankfurt am Main

By:     /s/ GERD P. BIEDING                            /s/ MICHAEL FOCKING

Address for notices: Niederlassung Munchen
                     Max-Joseph-Strabe
                     80333 Munchen

Telephone:  +49 89 55173 267
Facsimile:  +49 89 55173 292
Attention:  Jorg Salven

CREDITANSTALT AG

By:     /s/ BETTINA STEINHAUER

Address:    Creditanstalt AG
                    Wasagasse 2
                    A-1090 Vienna

Telephone:
Facsimile:  +431 310 0554
Attention:  Mr. Martin Benger

NORDDEUTSCHE HYPOTHEKEN-UND WECHSELBANK AG

By:     /s/ BETTINA STEINHAUER

Address:    Postflach 10
                    Domstrasse 9
                    20033 Hamburg
                    Germany

Telephone:
Facsimile:  +49 40 324 122
Attention:  Mr. Klaus Bruning

OLDENBURGISCHE LANDESBANK AG

By:        /s/ BETTINA STEINHAUER

Address:       Postflach 26
                      26016 Oldenburg
                      Germany


Telephone:
Facsimile:     +49 441 210 362
Attention:     Mr. Heinrich Rawe


DEUTSCHE BANK AKTIENGESELLSCHAFT, Munich Branch

By:        /s/ BETTINA STEINHAUER

Address:       Riesstrasse 25
                      80992 Munich
                      Germany


Telephone:
Facsimile:     +49 89 2390 2033
Attention:     Mr. Manfred Graeff